  As filed with the Securities and Exchange Commission on June 10, 1999
                                                     Registration No. 333-75219
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                             Amendment No. 7
                                      to
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------

                                PHONE.COM, INC.
                  (Formerly known as "Unwired Planet, Inc.")
            (Exact Name of Registrant as Specified in Its Charter)

             Delaware                           3661                          94-3219054
 (State or Other Jurisdiction of    (Primary Standard Industrial           (I.R.S. Employer
  Incorporation or Organization)    Classification Code Number)         Identification Number)

                                ---------------

                             800 Chesapeake Drive
                        Redwood City, California 94063
                                (650) 562-0200
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                                ---------------

                                Alain Rossmann
                     Chairman and Chief Executive Officer
                                Phone.com, Inc.
                             800 Chesapeake Drive
                        Redwood City, California 94063
                                (650) 562-0200
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                                ---------------

                                  Copies to:

                Mark A. Medearis                                Mark A. Bertelsen
                  Laurel Finch                                   Elise M. Brinck
              Carl L. Spataro, Jr.                       Wilson Sonsini Goodrich & Rosati
               Venture Law Group                             Professional Corporation
           A Professional Corporation                           650 Page Mill Road
              2775 Sand Hill Road                              Palo Alto, CA 94304
              Menlo Park, CA 94025                                (650) 493-9300
                 (650) 854-4488

                                ---------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

                                ---------------

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
                                                          Proposed
                                             Proposed      Maximum
  Title Of Each Class                        Maximum      Aggregate   Amount Of
     Of securities         Amount To Be   Offering Price  Offering   Registration
    To Be registered      Registered (1)  Per Share (2)   Price (2)      Fee
----------------------------------------------------------------------------------
Common Stock, par value
 $0.001................  4,600,000 shares     $15.00     $69,000,000   $19,182 (3)
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------

(1) Includes 600,000 shares of Common Stock issuable upon exercise of the Underwriters' over-allotment option.
(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act.

(3) $15,346 previously paid.
                                ---------------

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this Prospectus is not complete and may be changed. We may + +not sell these securities until the Registration Statement filed with the + +Securities and Exchange Commission is effective. This Prospectus is not an + +offer to sell these securities, and it is not soliciting an offer to buy +
+these securities in any state where the offer or sale is not permitted.       +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED JUNE 10, 1999

                                4,000,000 Shares
                                [PHONE.COM LOGO]

                                Phone.com, Inc.

                                  Common Stock

                                   --------

  Prior to this offering, there has been no public market for the common stock of Phone.com, Inc. The initial public offering price of the common stock is expected to be between $14.00 and $15.00 per share. We have made application to list the common stock on The Nasdaq Stock Market's National Market under the symbol "PHCM."

  The underwriters have an option to purchase a maximum of 600,000 additional shares to cover over-allotments of shares.

  Investing in the common stock involves risks. See "Risk Factors" starting on page 7.

                                                    Underwriting
                                                   Discounts and     Proceeds to
                                 Price to Public    Commissions       Phone.com
                                 ---------------  ---------------  ---------------
Per Share.......................       $                $                $
Total...........................       $                $                $

  The shares of common stock will be delivered on or about      , 1999.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston

           BancBoston Robertson Stephens

                                 Hambrecht & Quist

                                                     U.S. Bancorp Piper Jaffray

                          Prospectus dated      , 1999

                             [INSIDE FRONT COVER]

                                [COLOR ARTWORK]

PHONE.COM works with device manufacturers, including the following companies, to enable Internet access for wireless telephones.

[Description of graphic on inside front cover page: Unwired Planet logo in center of concentric circles. Located around the circles are photos of wireless telephones that incorporate UP.Browser, as well as logos and names of the manufacturers.]

   UP.Applications, UP.Browser, UP.Link, UP.Organizer, UP.Web, and the Phone.com name and logotype are trademarks, UP.Mail is a registered trademark of Phone.com, Inc. All Rights Reserved. All other brand, company or product names and marks are used only for the purpose of identification and may be trademarks or registered trademarks, which are the sole property of their respective owners. Copyright(C) 1999 Phone.com, Inc. All Rights Reserved.

[Description of graphics and text on left front gatefold page:]

[Series of photos of persons using wireless telephones enabled with UP.Browser. Next to the photos are the following captions, as well as screen captures and the logos of the Internet content providers referenced in each caption:]

TRAVEL
I use UP.Browser to connect to Biztravel.com for flight information.

YELLOW PAGES
With UP.Browser and InfoSpace.com, I found the local 24-hour copy center, as well as a nearby Chinese restaurant.

EMAIL
I check my email on my phone screen. With UP.Browser I can respond with an email or an automatically dialed voice call.

NEWS
With Data Broadcasting Corporation and UP.Browser I have key news items and information about customers and competitors at my fingertips.

SPORTS
I get stats and scores from SportsFeed, right on the screen of my wireless telephone.

[Description of graphics and text on right front gatefold page]

UP.LINK SERVER SUITE is a turnkey software solution that enables network operators to offer Internet-based services to their wireless subscribers. UP.Link Server Suite also provides network operators with subscriber provisioning and network management functions on a robust and scalable software platform.

[Description of graphic: Schematic of components of UP.Link Server Suite in the center of concentric circles. The schematic is connected on the left by a horizontal line to a radio tower with the words "WIRELESS NETWORK" next to it. The schematic is connected on the right by a diagnonal line to a computer server labeled "Network Operator Telephony Applications" and by a horizontal line to a cloud labeled "Internet." The cloud, in turn is connected by vertical lines to two computer servers labeled "Content Provider Web Sites" and "Corporate Applications."]

The components of UP.Link Server Suite include:

UP.Applications is a suite of wireless Internet-based applications including UP.Mail, an email application; UP.Organizer, a suite of personal information management applications; and UP.Web, a Web-based interface for accessing UP.Organizer data using personal computers.

The Services component includes the following services, which interact with applications through a framework of open application programming interfaces.
The Push Server allows applications to push information to wireless subscribers. The Fax Server enables the forwarding of email and other data content to fax machines. The Identity Server maintains a subscriber registry that retains subscribers' service settings and allows network operators to track their subscribers' service usage. The Content Translation Framework provides forward and backward compatibility of content formats between different generations of browsers and wireless telephones.

UP.Link gateway provides network-layer functions and connects Internet- and intranet-based services to wireless networks and wireless telephones.

The Administration component provides a Web-based administration control system to keep the network operator's Internet-based network components up and running, assess system status and provision new subscribers.

                                 ------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary.........................................................   4
Risk Factors...............................................................   7
Use Of Proceeds............................................................  16
Dividend Policy............................................................  16
Additional Information About Phone.com.....................................  16
Capitalization.............................................................  17
Dilution...................................................................  18
Selected Consolidated Financial Data.......................................  19
Management's Discussion And Analysis Of Financial Condition And Results
 Of Operations.............................................................  20
Business...................................................................  36

                                                                            Page
                                                                            ----
Management.................................................................  52
Certain Transactions.......................................................  64
Principal Stockholders.....................................................  66
Description Of Capital Stock...............................................  68
Shares Eligible For Future Sale............................................  71
Underwriting...............................................................  73
Notice To Canadian Residents...............................................  75
Legal Matters..............................................................  76
Experts....................................................................  76
Where You Can Find More Information........................................  76
Index To Consolidated Financial Statements................................. F-1

                                 ------------



                     Dealer Prospectus Delivery Obligation

   Until      , 1999 (25 days after the commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

   This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all the information you should consider before buying shares in this offering. You should read the entire prospectus carefully.

                                Phone.com, Inc.

   We are a leading provider of software that enables the delivery of Internet-based services to mass-market wireless telephones. Using our software, network operators can provide Internet-based services to their wireless subscribers, and wireless telephone manufacturers can turn their mass-market wireless telephones into mobile Internet appliances. Wireless subscribers thus have access to Internet- and corporate intranet-based services, including email, news, stocks, weather, travel and sports. In addition, subscribers have access via their wireless telephones to network operators' intranet-based telephony services, which may include over-the-air activation, call management, billing history information, pricing plan subscription and voice message management. Our software platform consists of the UP.Link Server Suite, which is installed on network operators' systems, and UP.Browser, which is embedded in wireless telephones.

   We were a pioneer in the convergence of the Internet and mobile telephony. To provide a worldwide standard for the delivery of Internet-based services over mass-market wireless telephones, we formed the Wireless Application Protocol Forum in close cooperation with co-founders Ericsson, Motorola and Nokia. In April 1998, the WAP Forum published technical specifications for application development and product interoperability, substantial portions of which are based on our technology and on Internet standards. Over 100 leading network operators, telecommunications device and equipment manufacturers, and software companies worldwide have joined the WAP Forum as of May 1999.

   We focus on selling our UP.Link Server Suite and related technical support to network operators to enable them to offer a variety of wireless Internet-based services to their subscribers. The UP.Link Server Suite includes (1) a means of exchanging data between the Internet and mass-market wireless telephones, commonly referred to as a gateway; (2) a service platform that performs subscriber management and service provisioning functions and communicates with the network operator's customer care and billing systems; and
(3) Internet-based wireless applications such as email and personal information management software. As of May 1999, 24 network operators have licensed our software and have commenced or announced commercial service or are in market or laboratory trials. Our current network operator customers include:

  . AT&T Wireless Services             . IDO Corporation
  . Bell Atlantic Mobile               . LG TeleCom
  . Bell Mobility                      . Nextel
  . SFR/CEGETEL                        . Omnitel
  . DDI Corporation                    . Orange
  . Deutsche Telekom Mobilnet          . Telecom Italia Mobile
  . France Telecom Mobile              . Telenor
  . GTE Wireless                       . Telstra

   The UP.Browser is a browser and messaging software product that is specifically designed for mass-market wireless telephones. We license our UP.Browser software to wireless telephone manufacturers, who embed UP.Browser into their products. In order to encourage these manufacturers to include UP.Browser in their wireless telephone models, no per-unit royalty is charged. As of May 1999, 23 wireless telephone manufacturers have licensed UP.Browser, including:

  . Alcatel                            . Panasonic (Matsushita)
  . Casio                              . Qualcomm
  . Hitachi                            . Sagem
  . Hyundai                            . Samsung Electronics
  . IGS                                . Sharp
  . Kyocera                            . Siemens
  . LG Information & Communications    . Sony
  . Mitsubishi                         . Toshiba
  . Motorola

In addition, Ericsson and Nokia have announced that they will introduce wireless telephones that will be interoperable with the UP.Link Server Suite.

   Our current stockholders include the following companies or their affiliates:

  . AT&T Wireless Services             . Kyocera Corporation
  . Bell Atlantic Mobile               . Mitsubishi Electric Corporation
  . Bell Mobility                      . Paribas
  . Citicorp                           . Qualcomm
  . DDI Corporation                    . Reuters
  . Gemplus                            . Sema Group
  . Hikari Tsushin                     . Siemens
  . Itochu Corporation

   Our principal executive offices are located at 800 Chesapeake Drive, Redwood City, California 94063, and our telephone number is (650) 562-0200.

                                  The Offering

 Common stock offered....................... 4,000,000 shares
 Common stock to be outstanding after this
  offering.................................. 30,506,858 shares
 Use of proceeds............................ Working capital and general corporate purposes
 Proposed Nasdaq National Market symbol..... PHCM

This table is based on shares outstanding as of March 31, 1999. This table excludes:

  . 3,321,346 shares subject to outstanding options at a weighted average exercise price of $1.86 as of March 31, 1999, . 31,486 shares issuable upon exercise of outstanding warrants at a weighted average exercise price of $3.81 per share as of March 31, 1999, . an aggregate of 5,672,807 shares available for future issuance under our
    1995 Stock Plan, 1996 Stock Plan, 1999 Directors' Stock Option Plan and 1999 Employee Stock Purchase Plan as of March 31, 1999.

                      Summary Consolidated Financial Data

                                                                          Nine Months
                          December 16, 1994   Year Ended June 30,       Ended March 31,
                           (Inception) to   --------------------------  -----------------
                            June 30, 1995    1996     1997      1998     1998      1999
                          ----------------- -------  -------  --------  -------  --------
                                     (In thousands, except per share data)
Consolidated Statements
 of Operations Data:
Revenues:
 License................       $   --       $    --  $    80  $    522  $   289  $  1,530
 Maintenance and support
  services..............           --            --      212     1,683      635     3,786
 Consulting services....           --            --       --        --       --     1,401
                               ------       -------  -------  --------  -------  --------
  Total revenues........           --            --      292     2,205      924     6,717
                               ------       -------  -------  --------  -------  --------
Gross profit (loss).....           --            --      (61)    1,047      150     4,023
                               ------       -------  -------  --------  -------  --------
Operating loss..........         (103)       (2,666)  (8,455)  (11,605)  (8,258)  (14,402)
                               ------       -------  -------  --------  -------  --------
Net loss................       $ (103)      $(2,470) $(7,991) $(10,623) $(7,730) $(13,973)
                               ======       =======  =======  ========  =======  ========
Basic and diluted net
 loss per share.........       $(0.02)      $ (0.53) $ (1.67) $  (2.03) $ (1.50) $  (2.49)
                               ======       =======  =======  ========  =======  ========
Shares used in computing
 basic and diluted net
 loss per share.........        4,671         4,704    4,776     5,221    5,142     5,618
                               ======       =======  =======  ========  =======  ========

                                                              March 31, 1999
                                                            -------------------
                                                            Actual  As Adjusted
                                                            ------- -----------
Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term investments.........  $47,831   $87,651
Total assets..............................................   57,320    97,140
Equipment loan and capital lease obligations, less current
 portion..................................................      607       607
Total stockholders' equity................................   31,998    84,838

--------
See Note 1 of Notes to Consolidated Financial Statements for an explanation of the method used to determine the number of shares used to compute the net loss per share amounts.

   The as adjusted numbers in the table above are adjusted to give effect to receipt of the net proceeds from the sale of shares of common stock offered by us at an assumed initial public offering price of $14.50 per share after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. See also "Use of Proceeds," "Capitalization" and "Underwriting."

   Except as otherwise noted herein, all information in this prospectus assumes no exercise of the underwriters' over-allotment option and gives effect to:

  . the conversion of all outstanding shares of our convertible preferred stock into shares of common stock upon completion of this offering and . the filing of our amended and restated certificate of incorporation upon completion of this offering.

                                  RISK FACTORS

   You should carefully consider the following risks before making an investment decision. The risks described below are intended to highlight risks that are specific to us and are not the only ones that we face. Additional risks and uncertainties, such as those that generally apply to our industry or to companies undertaking initial public offerings, also may impair our business operations. You should also refer to the other information set forth in this prospectus, including the discussions set forth in "Special Note Regarding Forward-Looking Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as our consolidated financial statements and the related notes. You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. The information in this document may only be accurate on the date of this document.

Our future profitability is uncertain because we have a limited operating history.

   Because we commenced operations in December 1994 and commercially released our first products in June 1996, we only have a limited operating history on which you can base your evaluation of our business. We may not continue to grow or achieve profitability. We face a number of risks encountered by early stage companies in the wireless telecommunications and Internet software industries, including:

  . our need for network operators to launch and maintain commercial services utilizing our products;
  . the uncertainty of market acceptance of commercial services utilizing our products;
  . our substantial dependence on products with only limited market acceptance to date;
  . our need to introduce reliable and robust products that meet the demanding needs of network operators and wireless telephone manufacturers;
  . our need to expand our marketing, sales, consulting and support organizations, as well as our distribution channels;
  . our ability to anticipate and respond to market competition;
  . our need to manage expanding operations; and . our dependence upon key personnel.

   Our business strategy may not be successful, and we may not successfully address these risks. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Overview."

We may not achieve or sustain our revenue or profit goals.

   Because we expect to continue to incur significant product development, sales and marketing, and administrative expenses, we will need to generate significant revenues to become profitable and sustain profitability on a quarterly or annual basis. We may not achieve or sustain our revenue or profit goals, and our ability to do so depends on a number of factors outside of our control, including the extent to which:

  . there is market acceptance of commercial services utilizing our products; . our competitors announce and develop, or lower the prices of, competing products; and
  . our strategic partners dedicate resources to selling our products and services.

   As a result, we may not be able to increase revenue or achieve profitability on a quarterly or annual basis. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview."

Our quarterly operating results are subject to significant fluctuations, and our stock price may decline if we do not meet expectations of investors and analysts.

   Our quarterly revenues and operating results are difficult to predict and may fluctuate significantly from quarter to quarter. If we do not meet expectations of investors and analysts in a given quarter, our stock price could decline. Most of our expenses are relatively fixed. As a result, any shortfall in revenues relative to our expectations could cause a significant decline in our quarterly operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Quarterly Results of Operations."

Our sales cycle is long, and our stock price could decline if sales are delayed or cancelled.

   Quarterly fluctuations in our operating performance are exacerbated by our sales cycle, which is lengthy, typically between nine and twelve months, and unpredictable. Because our products represent a significant capital investment for our customers, we spend a substantial amount of time educating customers regarding the use and benefits of our products and they in turn spend a substantial amount of time performing internal reviews and obtaining capital expenditure approvals before purchasing our products. Any delay in sales of our products could cause our quarterly operating results to vary significantly from projected results, which could cause our stock price to decline. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Quarterly Results of Operations."

Our success depends on acceptance of our products and services by network operators.

   From inception through March 31, 1999, 42% of our total cumulative revenues have come from fees paid to us by wireless telephone manufacturers that embed our browser in their wireless telephones. However, our future success depends on our ability to increase revenues from sales of our UP.Link Server Suite software and related services to new and existing network operator customers, and we may not be able to achieve widespread adoption by these customers. This dependence is exacerbated by the relatively small number of network operators worldwide. We currently have only a limited number of network operator customers. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview."

The market for the delivery of Internet-based services through wireless telephones is rapidly evolving, and we may not be able to adequately address this market.

   The market for the delivery of Internet-based services through wireless telephones is rapidly evolving and is characterized by an increasing number of market entrants that have introduced or developed, or are in the process of introducing or developing, products that facilitate the delivery of Internet-based services through wireless telephones. As a result, the life cycle of our products is difficult to estimate. We may not be able to develop and introduce new products, services and enhancements that respond to technological changes or evolving industry standards on a timely basis, in which case our business would suffer. In addition, we cannot predict the rate of adoption by wireless subscribers of these services or the price they will be willing to pay for these services. As a result, it is extremely difficult to predict the pricing of these services and the future size and growth rate of this market.

   Our network operator customers face implementation and support challenges in introducing Internet-based services via wireless telephones, which may slow their rate of adoption or implementation of the services our products enable. Historically, network operators have been relatively slow to implement new complex services such as Internet-based services. In addition, network operators may encounter greater customer service demands to support Internet-based services via wireless telephones than they do for their traditional voice services. We have limited or no control over the pace at which network operators implement these new services. The failure of network operators to introduce and support services utilizing our products in a timely and effective manner could harm our business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview."

To date, we have relied on sales to a small number of customers, some of whom are our stockholders, and the failure to retain these customers or add new customers may harm our business.

   To date, a significant portion of our revenues in any particular period has been attributable to a limited number of customers, comprised primarily of network operators and wireless telephone manufacturers, some of whom are our stockholders. We believe that we will continue to depend upon a limited number of customers for a significant portion of our revenues for each quarter for the foreseeable future. Any failure by us to capture a significant share of those customers could materially harm our business. For example, during the year ended June 30, 1998, AT&T Wireless Services, which will own approximately 2.5% of our common stock after this offering, and Matsushita Communication Industrial accounted for approximately 22% and 18%, respectively, of our total revenues. For the nine months ended March 31, 1999, AT&T Wireless Services, DDI Corporation, who will own approximately 0.6% of our common stock after this offering, and a wireless telephone manufacturer accounted for approximately 14%, 11% and 13%, respectively, of our total revenues.

If wireless telephones are not widely adopted for mobile delivery of Internet-based services, our business could suffer.

   We have focused our efforts on mass-market wireless telephones as the principal means of delivery of Internet-based services using our products. If wireless telephones are not widely adopted for mobile delivery of Internet-based services, our business would suffer materially. Mobile individuals currently use many competing products, such as portable computers, to remotely access the Internet and email. These products generally are designed for the visual presentation of data, while wireless telephones historically have been limited in this regard. If mobile individuals do not adopt wireless telephones as a means of accessing Internet-based services, our business would suffer. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview."

If we fail to achieve widespread integration of our UP.Browser in wireless telephones, our business could suffer.

   Because our UP.Link Server Suite software offers enhanced features and functionality that are not currently covered by the specifications promulgated by the WAP Forum, subscribers currently must use UP.Browser-enabled wireless telephones in order to fully utilize these features and functionality. Thus, if we fail to achieve widespread integration of our UP.Browser in wireless telephones, our business could suffer materially. All of our agreements with wireless telephone manufacturers are nonexclusive, so they may choose to embed a browser other than ours in their wireless telephones. We may not succeed in maintaining and developing relationships with telephone manufacturers, and any arrangements may be terminated early or not renewed at expiration. In addition, wireless telephone manufacturers may not produce products using UP.Browser in a timely manner and in sufficient quantities, if at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview."

The market for our products and services is highly competitive.

   The market for our products and services is becoming increasingly competitive. The widespread adoption of open industry standards such as the WAP specifications may make it easier for new market entrants and existing competitors to introduce products that compete with our software products. We expect that we will compete primarily on the basis of price, time to market, functionality, quality and breadth of product and service offerings. Our current and potential competitors include the following:

  . Wireless equipment manufacturers, such as Ericsson and Nokia;
  . Microsoft;
  . Wireless Knowledge, a joint venture of Microsoft and Qualcomm;
  . Systems integrators, such as CMG plc and APiON Ltd., and software companies, such as Oracle Corporation; and . Providers of Internet software applications and content, electronic messaging applications and personal information management software solutions.

   In particular, Microsoft Corporation has announced its intention to introduce products and services that may compete directly with our UP.Link, UP.Browser and UP.Application products. In addition, Microsoft has announced that it intends to enable its Windows CE operating system to run on wireless handheld devices, including wireless telephones, and to develop and market its own browser for these devices. Many of our existing competitors, as well as potential competitors, have substantially greater financial, technical, marketing and distribution resources than we do. See "Business--Competition."

Our software products may contain defects or errors, and shipments of our software may be delayed.

   The software we develop is complex and must meet the stringent technical requirements of our customers. We must develop our products quickly to keep pace with the rapidly changing Internet software and telecommunications markets. Software products and services as complex as ours are likely to contain undetected errors or defects, especially when first introduced or when new versions are released. We have in the past experienced delays in releasing some versions of our products until software problems were corrected. Our products may not be free from errors or defects after commercial shipments have begun, which could result in the rejection of our products and damage to our reputation, as well as lost revenues, diverted development resources, and increased service and warranty costs, any of which could harm our business. See "Business--Research and Product Development."

We depend on recruiting and retaining key management and technical personnel with telecommunications and Internet software experience.

   Because of the technical nature of our products and the dynamic market in which we compete, our performance depends on attracting and retaining key employees. In particular, our future success depends in part on the continued services of each of our current executive officers. We currently maintain key person life insurance policies for Alain Rossmann, our Chief Executive Officer, and Charles Parrish, our Executive Vice President. We are seeking to hire a Vice President of Worldwide Sales. Competition for qualified personnel in the telecommunications and Internet software industries is intense, and finding qualified personnel with experience in both industries is even more difficult. We believe that there are only a limited number of persons with the requisite skills to serve in many key positions, and it is becoming increasingly difficult to hire and retain these persons. Competitors and others have in the past, and may in the future, attempt to recruit our employees. See "Business-- Employees."

We may fail to support our anticipated growth in operations.

   To succeed in the implementation of our business strategy, we must rapidly execute our sales strategy and further develop products and expand service capabilities, while managing anticipated growth by implementing effective planning and operating processes. If we fail to manage our growth effectively, our business could suffer materially. To manage anticipated growth, we must:

  . continue to implement and improve our operational, financial and management information systems;
  . hire, train and retain additional qualified personnel;
  . continue to expand and upgrade core technologies; and . effectively manage multiple relationships with various network operators, wireless telephone manufacturers, content providers, applications developers and other third parties.

   Our systems, procedures and controls may not be adequate to support our operations, and our management may not be able to achieve the rapid execution necessary to exploit the market for our products and services. See "Business-- Employees."

Our success, particularly in international markets, depends in part on our ability to maintain and expand our distribution channels.

   Our success depends in part on our ability to increase sales of our products and services through value-added resellers and systems integrators and to expand our indirect distribution channels. If we are unable to maintain the relationships that we have with our existing distribution partners, increase revenues derived from sales through our indirect distribution channels, or increase the number of distribution partners with whom we have relationships, then we may not be able to increase our revenues or achieve profitability.

   To date, almost all of our revenues from international markets have resulted from our direct sales efforts. However, we expect that network operators in international markets generally will require that our products and support services be supplied through value-added resellers and systems integrators. Thus, we expect that a significant portion of international sales will be made through value-added resellers and systems integrators, and the success of our international operations will depend on our ability to maintain productive relationships with value-added resellers and systems integrators.

   In addition, our agreements with our distribution partners do not restrict the sale by them of products and services that are competitive with our products and services, and each of our partners generally can cease marketing our products and services at their option and, in some circumstances, with little notice and with little or no penalty. See "Business--Sales and Marketing."

We depend on others to provide content and develop applications for wireless telephones.

   In order to increase the value to customers of our product platform and encourage subscriber demand for Internet-based services via wireless telephones, we must successfully promote the development of Internet-based applications and content for this market. If content providers and application developers fail to create sufficient applications and content for Internet-based services via wireless telephones, our business could suffer materially. Our success in motivating content providers and application developers to create and support content and applications that subscribers find useful and compelling will depend, in part, on our ability to develop a customer base of network operators and wireless telephone manufacturers large enough to justify significant and continued investments in these endeavors. See "Business-- Research and Product Development" and "--Sales and Marketing."

If we are unable to integrate our products with third-party technology, such as network operators' systems, our business may suffer.

   Our products are integrated with network operators' systems and wireless telephones. If we are unable to integrate our platform products with these third-party technologies, our business could suffer materially. For example, if, as a result of technology enhancements or upgrades of these systems or telephones, we are unable to integrate our products with these systems or telephones, we could be required to redesign our software products. Moreover, many network operators use legacy, or custom-made, systems for their general network management software. Legacy systems are typically very difficult to integrate with new server software such as our UP.Link Server Suite. We may not be able to redesign our products or develop redesigned products that achieve market acceptance. See "Business--Research and Product Development."

An interruption in the supply of software that we license from third parties could cause a decline in product sales.

   We license technology that is incorporated into our products from third parties, such as RSA Data Security, Inc. and other companies. Any significant interruption in the supply of any licensed software could cause a decline in product sales, unless and until we are able to replace the functionality provided by this licensed software. We also depend on these third parties to deliver and support reliable products, enhance their current products, develop new products on a timely and cost-effective basis, and respond to emerging industry standards and other technological changes. The failure of these third parties to meet these criteria could materially harm our business. See "Business--Research and Product Development."

We may be unable to adequately protect our proprietary rights.

   Our success depends significantly on our ability to protect our proprietary rights to the technologies used in our products. If we are not adequately protected, our competitors could use the intellectual property that we have developed to enhance their products and services, which could harm our business. We rely on patent protection, as well as a combination of copyright and trademark laws, trade secrets, confidentiality provisions and other contractual provisions, to protect our proprietary rights, but these legal means afford only limited protection. See "Business--Intellectual Property Rights."

We may be sued by third parties for infringement of their proprietary rights.

   The telecommunications and Internet software industries are characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement or other violations of intellectual property rights. As the number of entrants into our market increases, the possibility of an intellectual property claim against us grows. Any intellectual property claims, with or without merit, could be time-consuming and expensive to litigate or settle and could divert management attention from administering our core business. See "Business--Intellectual Property Rights."

International expansion is an important part of our strategy, and this expansion carries specific risks.

   International sales of products and services accounted for 7% and 44% of our total revenues in the years ended June 30, 1997 and 1998, respectively, and 64% of our total revenues for the nine months ended March 31, 1999. We expect international sales to continue to account for a significant portion of our revenues, although the percentage of our total revenues derived from international sales may vary. Risks inherent in our international business activities include business risks, economic and political risks, and legal risks. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview" and "Business--Sales and Marketing."

Our year 2000 compliance efforts may involve significant time and expense, and uncorrected problems could harm our business.

   Many currently installed computer systems are not capable of distinguishing 21st century dates from 20th century dates. As a result, beginning on January 1, 2000, computer systems and software used by many companies in a wide variety of industries, including technology, transportation, utilities, finance and telecommunications, will produce erroneous results or fail unless they have been modified or upgraded to process date information correctly. Year 2000 compliance efforts may involve significant time and expense, and uncorrected problems could materially and adversely affect our business. We may face claims based on year 2000 issues arising from the integration of multiple products, including ours, within an overall system. Network operators may also cease or delay purchase and installation of new complex systems, such as our server software products, as a result of, and during, their own internal year 2000 testing. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Readiness Disclosure."

We may acquire technologies or companies in the future, and these acquisitions could result in the dilution of our stockholders and disruption of our business.

   We may acquire technologies or companies in the future. Entering into an acquisition entails many risks, any of which could materially harm our business, including:

  . diversion of management's attention from other business concerns; . failure to assimilate the acquired company with our pre-existing business;

  . potential loss of key employees from either our pre-existing business or the acquired business;
  . dilution of our existing stockholders as a result of issuing equity securities; and
  . assumption of liabilities of the acquired company.

   We have no current agreements or negotiations underway with respect to any acquisitions.

Our stock price, like that of many companies in the Internet and telecommunications software industries, may be volatile.

   We expect that the market price of our common stock will fluctuate as a result of variations in our quarterly operating results. These fluctuations may be exaggerated if the trading volume of our common stock is low. In addition, due to the technology-intensive and emerging nature of our business, the market price of our common stock may rise and fall in response to:

  . announcements of technological or competitive developments;
  . acquisitions or strategic alliances by us or our competitors;
  . the gain or loss of a significant customer or order; and . changes in estimates of our financial performance or changes in recommendations by securities analysts.

Our executive officers and directors own a large percentage of our voting stock and could exert significant influence over matters requiring stockholder approval after this offering.

   Immediately after this offering, our executive officers and directors and their respective affiliates, will continue to own approximately 39% of our outstanding common stock. Accordingly, these stockholders may, as a practical matter, be able to exert significant influence over matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combinations. This concentration could have the effect of delaying or preventing a change in control.

Our certificate of incorporation and bylaws and Delaware law contain provisions that could discourage a takeover.

   Provisions of our certificate of incorporation and bylaws and Delaware law may discourage, delay or prevent a merger or acquisition that a stockholder may consider favorable. These provisions include the following:

  . establishing a classified board in which only a portion of the total board members will be elected at each annual meeting;
  . authorizing the board to issue preferred stock;
  . prohibiting cumulative voting in the election of directors;
  . limiting the persons who may call special meetings of stockholders;
  . prohibiting stockholder action by written consent; and . establishing advance notice requirements for nominations for election of the board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

   See "Management--Board Composition" and "Description of Capital Stock--Anti-Takeover Provisions of Delaware Law and Charter Provisions."

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," and elsewhere in this prospectus are forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry's actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. These factors are described in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other sections of this prospectus.

   In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of these terms or other comparable terminology.

   Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of forward-looking statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform them to actual results.

                                USE OF PROCEEDS

   The net proceeds to us from the sale of the 4,000,000 shares of common stock offered by us are estimated to be approximately $52.8 million (approximately $60.9 million if the underwriters' over-allotment option is exercised in full) at an assumed initial public offering price of $14.50 per share, after deducting the estimated underwriting discounts and commissions and the estimated offering expenses.

   We intend to use the net proceeds of this offering primarily for additional working capital and other general corporate purposes, including increased sales and marketing expenditures, increased research and development expenditures and capital expenditures. We have not yet determined our expected use of these proceeds, but we currently estimate that we will incur at least $22 million in research and development expenditures, $16 million in sales and marketing expenditures and $6 million in capital expenditures during the next twelve months. The amounts and timing of these expenditures will vary depending on a number of factors, including the amount of cash generated by our operations, competitive and technological developments and the rate of growth, if any, of our business. We may also use a portion of the net proceeds to acquire additional businesses, products and technologies, to lease additional facilities, or to establish joint ventures that we believe will complement our current or future business. However, we have no specific plans, agreements or commitments to do so and are not currently engaged in any negotiations for any acquisition or joint venture. The amounts that we actually expend for working capital and other general corporate purposes will vary significantly depending on a number of factors, including future revenue growth, if any, and the amount of cash we generate from operations. As a result, we will retain broad discretion in the allocation of the net proceeds of this offering. Pending the uses described above, we will invest the net proceeds in short-term, interest-bearing, investment-grade securities.

   The principal purposes of this offering are to create a public market for our common stock, to obtain additional capital, to increase our visibility and to facilitate future access to the public capital markets.

                                DIVIDEND POLICY

   We have never paid cash dividends on our common stock. We currently intend to retain any future earnings to fund the development and growth of our business. Therefore, we do not currently anticipate paying any cash dividends in the foreseeable future. In addition, the terms of our current equipment loan prohibit us from paying dividends without our lender's consent.

                     ADDITIONAL INFORMATION ABOUT PHONE.COM

   We were incorporated in Delaware under the name "Libris, Inc." in December 1994 and changed our name to"Unwired Planet, Inc." in April 1996. In April 1999, we changed our name from "Unwired Planet, Inc." to "Phone.com, Inc." Our principal executive offices are located at 800 Chesapeake Drive, Redwood City, California 94063, and our telephone number is (650) 562-0200. The address of our Web site is "www.phone.com." Information contained on our Web site shall not be deemed to be a part of this prospectus.

                                 CAPITALIZATION

   The following table sets forth the following information:

  . the actual capitalization of Phone.com as of March 31, 1999;
  . the pro forma capitalization of Phone.com after giving effect to the conversion of all outstanding shares of convertible preferred stock into 20,174,170 shares of common stock and the filing of our amended and restated certificate of incorporation upon completion of this offering; and

  . the as adjusted capitalization to give effect to the sale of shares of common stock at an assumed initial public offering price of $14.50 per share in this offering after deducting the estimated underwriting discounts and commissions Phone.com expects to pay in connection with this offering and estimated offering expenses payable by Phone.com.

   This table should be read in conjunction with the Consolidated Financial Statements and the Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                                       As of March 31, 1999
                                                    ----------------------------
                                                                Pro        As
                                                     Actual    Forma    Adjusted
                                                    --------  --------  --------
                                                      (In thousands, except
                                                           share data)
Equipment loan and capital lease obligations, less
 current portion..................................  $    607  $    607  $   607
                                                    --------  --------  -------
Stockholders' equity:
  Convertible preferred stock $0.001 par value,
   20,329,720 shares authorized, 20,174,170 shares
   issued and outstanding, actual;
   5,000,000 shares authorized, none issued or
   outstanding, pro forma
   and as adjusted................................        20        --       --
  Common stock $0.001 par value, 32,000,000 shares
   authorized,
   6,332,688 shares issued and outstanding,
   actual; 100,000,000 shares authorized,
   26,506,858 shares issued and outstanding, pro
   forma; and 100,000,000 shares authorized,
   30,506,858 shares issued and outstanding, as
   adjusted(1)....................................         6        26       30
  Additional paid-in capital......................    69,158    69,158  121,944
  Deferred stock-based compensation...............    (1,545)   (1,545)  (1,545)
  Treasury stock..................................      (196)     (196)    (196)
  Notes receivable from stockholders..............      (285)     (285)    (285)
  Accumulated deficit.............................   (35,160)  (35,160) (35,160)
                                                    --------  --------  -------
    Total stockholders' equity....................    31,998    31,998   84,838
                                                    --------  --------  -------
      Total capitalization........................  $ 32,605  $ 32,605  $85,445
                                                    ========  ========  =======

---------------------
(1) This table excludes the following shares:
  . 3,321,346 shares issuable upon exercise of outstanding options at a weighted average exercise price of $1.86 per share as of March 31, 1999, . 31,486 shares issuable upon exercise of outstanding warrants at a weighted average exercise price of $3.81 per share as of March 31, 1999, and
  . an aggregate of 5,672,807 shares available for future issuance under our 1995 Stock Plan, 1996 Stock Plan, 1999 Directors' Stock Option Plan and 1999 Employee Stock Purchase Plan as of March 31, 1999. See "Management-- Stock Plans" and Notes 4 and 5 of the Notes to Consolidated Financial Statements.

                                    DILUTION

   The pro forma net tangible book value of our common stock on March 31, 1999 was $32.0 million, or approximately $1.21 per share. Pro forma net tangible book value represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the net tangible book value per share of our common stock immediately following this offering. After giving effect to our sale of shares of common stock offered by this prospectus at an assumed initial public offering price of $14.50 per share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our net tangible book value would have been $84.8 million, or approximately $2.78 per share. This represents an immediate increase in net tangible book value of $1.57 per share to existing stockholders and an immediate dilution in net tangible book value of $11.72 per share to new investors.

Assumed initial public offering price per share....................       $14.50
  Net tangible book value per share as of March 31, 1999........... $1.21
  Increase per share attributable to new investors.................  1.57
                                                                    -----
Pro forma net tangible book value per share after this offering....         2.78
                                                                          ------
Dilution per share to new investors................................       $11.72
                                                                          ======

   The following table sets forth, as of March 31, 1999, the differences between the number of shares of common stock purchased from us, the total price and average price per share paid by existing investors and by the new investors, before deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, assuming an initial public offering price of $14.50 per share.

                            Shares Purchased  Total Consideration
                           ------------------ -------------------- Average Price
                             Number   Percent    Amount    Percent   Per Share
                           ---------- ------- ------------ ------- -------------
Existing stockholders..... 26,506,858   86.9% $ 70,003,000   54.7%    $ 2.64
New investors ............  4,000,000   13.1    58,000,000   45.3      14.50
                           ----------  -----  ------------  -----
Total..................... 30,506,858  100.0% $128,003,000  100.0%
                           ==========  =====  ============  =====

   If the underwriters' over-allotment option is exercised in full, the following will occur:

  . the number of shares of common stock held by existing stockholders will decrease to approximately 85.2% of the total number of shares of our common stock outstanding after this offering; and
  . the number of shares held by new investors will be increased to or approximately 14.8% of the total number of shares of our common stock outstanding after this offering.

                      SELECTED CONSOLIDATED FINANCIAL DATA

   The tables that follow present portions of our consolidated financial statements and are not complete. You should read the following selected consolidated financial data in conjunction with our consolidated financial statements and related notes thereto and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The consolidated statements of operations data for the years ended June 30, 1996, 1997 and 1998, and the nine months ended March 31, 1999, and the consolidated balance sheet data as of June 30, 1997 and 1998, and March 31, 1999 are derived from our consolidated financial statements that have been audited by KPMG LLP, independent auditors, which are included elsewhere in this prospectus. The consolidated statements of operations data for the period from December 16, 1994 (inception) to June 30, 1995 and the consolidated balance sheet data as of June 30, 1995 and 1996 are derived from audited consolidated financial statements that are not included in this prospectus. The consolidated statements of operations data for the nine months ended March 31, 1998 is derived from our unaudited consolidated financial statements included elsewhere in this prospectus and include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, that we consider necessary for the fair presentation of our consolidated financial position and results of operations for those periods. The historical results presented below are not necessarily indicative of the results to be expected for any future fiscal year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                         Nine Months
                            December 16,     Year Ended June 30,       Ended March 31,
                          1994 (Inception) --------------------------  -----------------
                          to June 30, 1995  1996     1997      1998     1998      1999
                          ---------------- -------  -------  --------  -------  --------
                                    (In thousands, except per share data)
Consolidated Statements
 of Operations Data:
Revenues:
 License................       $   --      $    --  $    80  $    522  $   289  $  1,530
 Maintenance and
  support services......           --           --      212     1,683      635     3,786
 Consulting services....           --           --       --        --       --     1,401
                               ------      -------  -------  --------  -------  --------
   Total revenues.......           --           --      292     2,205      924     6,717
                               ------      -------  -------  --------  -------  --------
Cost of revenues:
 License................           --           --       87        95       59       172
 Maintenance and
  support services......           --           --      266     1,063      715     1,876
 Consulting services....           --           --       --        --       --       646
                               ------      -------  -------  --------  -------  --------
   Total cost of
    revenues............           --           --      353     1,158      774     2,694
                               ------      -------  -------  --------  -------  --------
   Gross profit (loss)..           --           --      (61)    1,047      150     4,023
                               ------      -------  -------  --------  -------  --------
Operating expenses:
 Research and
  development...........           92        1,387    3,959     5,732    3,871     8,406
 Sales and marketing....            6          757    3,198     5,011    3,307     6,504
 General and
  administrative........            5          522    1,237     1,801    1,185     2,731
 Stock-based
  compensation..........           --           --       --       108       45       784
                               ------      -------  -------  --------  -------  --------
   Total operating
    expenses............          103        2,666    8,394    12,652    8,408    18,425
                               ------      -------  -------  --------  -------  --------
   Operating loss.......         (103)      (2,666)  (8,455)  (11,605)  (8,258)  (14,402)
Interest income, net....           --          196      464       982      528     1,139
                               ------      -------  -------  --------  -------  --------
   Loss before income
    taxes...............         (103)      (2,470)  (7,991)  (10,623)  (7,730)  (13,263)
Income taxes............           --           --       --        --       --       710
                               ------      -------  -------  --------  -------  --------
   Net loss.............       $ (103)     $(2,470) $(7,991) $(10,623) $(7,730) $(13,973)
                               ======      =======  =======  ========  =======  ========
Basic and diluted net
 loss per share.........       $(0.02)     $ (0.53) $ (1.67) $  (2.03) $ (1.50) $  (2.49)
                               ======      =======  =======  ========  =======  ========
Shares used in computing
 basic and diluted net
 loss per share.........        4,671        4,704    4,776     5,221    5,142     5,618
                               ======      =======  =======  ========  =======  ========

                                               As of June 30,          As of
                                        ---------------------------- March 31,
                                         1995   1996   1997   1998     1999
                                        ------ ------ ------ ------- ---------
                                                    (In thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term
 investments........................... $2,300 $5,848 $8,014 $33,464  $47,831
Total assets...........................  2,315  6,767  9,759  39,144   57,320
Equipment loan and capital lease
 obligations, less current portion.....     --     --     --     915      607
Total stockholders' equity.............  2,243  6,464  8,125  28,393   31,998

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   This section of this prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. We use words such as "anticipates," "believes," "expects," "future," and "intends," and similar expressions to identify forward-looking statements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from historical results or our predictions. These risks are described in "Risk Factors" and elsewhere in this prospectus. See "Special Note Regarding Forward-Looking Statements."

Overview

   We were incorporated in December 1994 and, from inception until June 1996, our operations consisted primarily of various start-up activities, including development of technologies central to our business, recruiting personnel and raising capital. In 1995, we developed our initial technology, which enables the delivery of Internet-based services to wireless telephones. In 1996, we introduced and deployed our first products based on this technology. We first recognized license revenues in August 1996, and generated license revenues of approximately $80,000 and $522,000 for the fiscal years ended June 30, 1997 and 1998, respectively, and $1.5 million for the nine months ended March 31, 1999. We incurred net losses of approximately $8.0 million and $10.6 million for the fiscal years ended June 30, 1997 and 1998, respectively, and $14.0 million for the nine months ended March 31, 1999. As of March 31, 1999, we had an accumulated deficit of $35.2 million.

   To provide a worldwide standard for the delivery of Internet-based services over mass-market wireless telephones, we formed the WAP Forum in close cooperation with Ericsson, Motorola and Nokia, the world's three largest manufacturers of wireless telephones. In February 1998, the WAP Forum published technical specifications for application development and product interoperability based substantially on Phone.com's technology and on Internet standards. Leading network operators, telecommunications device and equipment manufacturers and software companies worldwide have sanctioned the specifications promulgated by the WAP Forum.

   We generate revenues from licenses, maintenance and support services and consulting services. We receive license revenues from licensing our UP.Link Server Suite software directly to network operators and indirectly through value-added resellers. From our inception through March 31, 1999, cumulative revenues from licensing our UP.Link Server Suite software represented 42% of total cumulative revenues, inclusive of installation, training and support services provided to network operators. Maintenance and support services revenues also include engineering and support services provided to wireless telephone manufacturers. Cumulative engineering and support services fees from UP.Browser agreements with wireless telephone manufacturers represented 42% of our total cumulative revenues from inception through March 31, 1999. Consulting services revenues are derived from consulting services provided to network operator customers either directly by us or indirectly through resellers.

   Our future success depends on our ability to increase revenues from sales of products and services to new and existing network operator customers. If the market for Internet-based services via wireless telephones fails to develop or develops more slowly than expected, then our business would be materially and adversely affected. In addition, because there is a relatively small number of network operators worldwide, any failure to sell our products to network operator customers successfully could result in a shortfall in revenues that could not be readily offset by other revenue sources.

   Our business strategy also relies to a significant extent on the widespread propagation of UP.Browser-enabled telephones through our relationships with network operators and wireless telephone manufacturers. In order to encourage adoption of UP.Browser-enabled wireless telephones, we license our UP.Browser software to wireless telephone manufacturers free of per-unit royalties and other license fees and provide maintenance and support services for an annual flat fee. As of May 1999, we had licensed UP.Browser to 23 wireless telephone manufacturers. As of May 1999, five wireless telephone manufacturer customers had made commercial shipments of telephones with the UP.Browser embedded. In addition, we are currently providing engineering support services in connection with 45 browser integration projects.

   During the year ended June 30, 1998, AT&T Wireless Services, which will own approximately 2.5% of our common stock after this offering, and Matsushita Communication Industrial accounted for approximately 22% and 18%, respectively, of our total revenues. For the nine months ended March 31, 1999, AT&T Wireless Services, DDI Corporation, which will own approximately 0.6% of our common stock after this offering, and a wireless telephone manufacturer accounted for approximately 14%, 11% and 13%, respectively, of our total revenues.

   For agreements entered into prior to July 1, 1998, we recognized revenues in accordance with the provisions of the American Institute of Certified Public Accountants' Statement of Position No. 91-1, Software Revenue Recognition. Effective July 1, 1998, we adopted SOP 97-2, Software Revenue Recognition, as amended. SOP 97-2 generally requires revenue earned on software arrangements involving multiple elements to be allocated to each element based on the relative fair value of the elements. The adoption of SOP 97-2 did not have a significant impact on our accounting for revenues.

   We license our UP.Link Server Suite products to network operators through our direct sales force and indirectly through our channel partners. Our license agreements do not provide for a right of return. Allowances for future estimated warranty costs are provided at the time revenue is recognized. Licenses can be purchased on an as-deployed basis or on a prepaid basis. For licenses purchased on an as-deployed basis, license revenue is recognized as subscribers are activated to use the services that are based on our UP.Link Server Suite products. We have no obligation to provide standards-compliant products once a subscriber has been activated. For licenses purchased on a prepaid basis, prepaid license fees are recognized under subscription accounting due to our commitment to provide standards-compliant products for each license covered by the prepaid arrangement. This subscription revenue is recognized ratably over the contractual term of the prepaid arrangement (i.e., the date the prepaid licenses expire if not used), beginning after delivery and acceptance have occurred. The prepaid license period is generally twelve to thirty months. Licenses expire if not activated prior to the end of the prepaid license term. We recognize revenues from maintenance and support services provided to network operators ratably over the term of the agreement, generally one year, and recognize revenues from consulting services provided to network operators as the services are performed.

   We recognize revenues from UP.Browser agreements with wireless telephone manufacturers ratably over the period during which the services are performed, generally one year. We provide our wireless telephone manufacturer customers with support associated with their efforts to port our UP.Browser software to their wireless telephones, software error corrections and new releases as they become available commercially.

   Deferred revenue was $18.7 million as of March 31, 1999. We expect that deferred revenue will decline in the long term as network operators deploy services based on our products. In particular, license revenue was recognized in the third quarter of fiscal 1999 in connection with the launch by CEGETEL/SFR of commercial services based on our products and the acceptance of our products by DDI Corporation. We recognized previously deferred license revenues of $135,000 in the quarter ended March 31, 1999, and will recognize approximately $400,000 in each of the quarters ending June 30, 1999, September 30, 1999, December 31, 1999 and March 31, 2000 relating to our sales to CEGETEL/SFR. With regard to sales to DDI Corporation, we recognized previously deferred license revenues of $364,000 in the quarter ended March 31, 1999, and will recognize approximately $550,000 in each of the quarters ending June 30, 1999, September 30, 1999 and December 31, 1999.

   License revenue also was recognized in the third quarter of fiscal 1999 under an agreement with AT&T Wireless Services initially entered into in May 1996. Under that agreement, AT&T Wireless Services, prepaid $4.7 million for the right to deploy up to a fixed number of licenses through December 1999. Due to the early nature of the commercial deployments of our products by network operators and because we believed we would assume additional obligations to assist AT&T Wireless Services in deploying the software licenses if difficulties were encountered during the deployment, the license portion of the prepaid fee was recognized as licenses were deployed. Between August 1997 and December 1998, $484,000 was recognized relating to this prepayment. In connection with an amendment to the agreement entered into in March 1999, AT&T Wireless Services agreed that we would not be further obligated to assist them in the deployment of the prepaid licenses discussed above. Therefore, the remaining deferred revenue of approximately $4.2 million as of the date of the contract amendment in March 1999 that related to the prepayment is being recognized as revenue ratably over the remaining contractual term of the prepaid arrangement. Accordingly, we recognized revenue of $465,000 in the quarter ending March 31, 1999, and will recognize approximately $1.25 million in each of the quarters ending June 30, 1999, September 30, 1999, and December 31, 1999, associated with the prepayment.

   To date, we have not recognized significant revenues derived from sales through our indirect channels. We expect that our gross profit on revenues derived from sales through indirect channel partners will be less than the gross profit on revenues from direct sales. Our success, in particular in international markets, depends in part on our ability to increase sales of our products and services through value-added resellers and to expand our indirect distribution channels. In addition, our agreements with our distribution partners generally do not restrict the sale of products that are competitive with our products and services, and each of our partners can cease marketing our products and services at their option.

   International sales of products and services accounted for 7% and 44% of our total revenues in the years ended June 30, 1997 and 1998, respectively, and 64% of our total revenues for the nine months ended March 31, 1999. We expect international sales to continue to account for a significant portion of our revenues, although the percentage of our total revenues derived from international sales may vary. Risks inherent in our international business activities, include:

   . failure by us and/or third parties to develop localized content and applications that are used with our products;
   . costs of localizing our products for foreign markets;
   . difficulties in staffing and managing foreign operations;
   . longer accounts receivable collection time;
   . political and economic instability;
   . fluctuations in foreign currency exchange rates;

   . reduced protection of intellectual property rights in some foreign countries;
   . contractual provisions governed by foreign laws;
   . export restrictions on encryption and other technologies;
   . potentially adverse tax consequences; and . the burden of complying with complex and changing regulatory requirements.

   Since early 1997, we have invested substantially in research and development, marketing, domestic and international sales channels, professional services and our general and administrative infrastructure. These investments have significantly increased our operating expenses, contributing to net losses in each fiscal quarter since our inception. Our limited operating history makes it difficult to forecast future operating results. Although our revenues have grown in recent quarters, our revenues may not increase at a rate sufficient to achieve and maintain profitability, if at all. We anticipate that our operating expenses will increase substantially in absolute dollars for the foreseeable future as we expand our product development, sales and marketing, professional services and administrative staff. Even if we were to achieve profitability in any period, we may not sustain or increase profitability on a quarterly or annual basis.

Nine Months Ended March 31, 1998 and 1999

  License Revenues

   License revenues increased from $289,000 for the nine months ended March 31, 1998 to $1.5 million for the nine months ended March 31, 1999. The increase in license revenues was due primarily to the launch by CEGETEL/SFR of commercial services based on our products, the acceptance of our products by DDI Corporation and the satisfaction of our deployment obligations related to AT&T. Revenues recognized during the nine months ended March 31, 1999 as a result of these three customers were $135,000, $364,000 and $393,000, respectively.

  Maintenance and Support Services Revenues

   Maintenance and support services revenues increased from $635,000 for the nine months ended March 31, 1998 to $3.8 million for the nine months ended March 31, 1999. The increase in maintenance and support services revenues was attributable primarily to increased demand for maintenance and engineering support services by wireless telephone manufacturers, resulting in an increase of approximately $2.3 million, and to revenues of $884,000 associated with trials of our UP.Link Server Suite software by wireless network operators.

  Consulting Services Revenues

   Consulting services revenues were $1.4 million for the nine months ended March 31, 1999. No consulting services were performed in the nine months ended March 31, 1998.

  Cost of License Revenues

   Cost of license revenues consists primarily of third-party license and support fees. Cost of license revenues increased from $59,000 for the nine months ended March 31, 1998 to $172,000 for the nine months ended March 31, 1999. The growth in cost of license revenues was attributable primarily to the increase in license revenues. As a percentage of license revenues, cost of license revenues for the nine months ended March 31, 1998 and 1999 was 20% and 11%, respectively. The decrease as a percentage of license revenues was attributable primarily to higher license revenues for the nine months ended March 31, 1999 and to the amortization of fixed maintenance fees relating to third party software licenses. We expect that cost of license revenues will vary as a percentage of license revenues from period to period.

  Cost of Maintenance and Support Services Revenues

   Cost of maintenance and support services revenues consists of compensation and related overhead costs for personnel engaged in the delivery of installation, training and support services to network operators, and engineering and support services to wireless telephone manufacturers. The engineering and support services performed for wireless telephone manufacturers includes assistance relating to integrating our UP.Browser software into the manufacturers' wireless telephones. Cost of maintenance and support services revenues increased from $715,000 for the nine months ended March 31, 1998 to $1.9 million for the nine months ended March 31, 1999. The growth in cost of maintenance and support services revenues was attributable primarily to an increase in personnel dedicated to support a larger number of wireless telephone manufacturer customers, which increased costs by approximately $500,000 from March 31, 1998 to March 31, 1999, and increased staffing in anticipation of growth in the number of network operator customers, which increased costs by approximately $650,000 during the same period. As a percentage of maintenance and support service revenues, cost of maintenance and support services revenues for the nine months ended March 31, 1998 and 1999 was 113% and 50%, respectively. Gross profit on maintenance and support services increased between March 31, 1998 and March 31, 1999 due to the increase in the number of browser integration assignments for wireless telephone manufacturers, which had the effect of spreading our costs over a greater revenue base. In addition, the number of trials in progress by network operators increased during this period. We anticipate that the cost of maintenance and support services revenues will increase in absolute dollars in future operating periods.

  Cost of Consulting Services Revenues

   Cost of consulting services revenues consists of compensation and independent consultant costs for personnel engaged in our consulting services operations and related overhead. We commenced our consulting operations in fiscal 1999. Cost of consulting services revenues for the nine months ended March 31, 1999 was $646,000. No consulting services were performed in the nine months ended March 31, 1998. As a percentage of consulting services revenues, cost of consulting services revenues for the nine months ended March 31, 1999 was 46%. Gross profit on consulting services revenues is impacted by the mix of company personnel and independent consultants assigned to projects. The gross profit we achieve is also impacted by the contractual terms of the consulting assignments we undertake, and the gross profit on fixed price contracts typically is more susceptible to fluctuation than contracts performed on a time-and-materials basis. We anticipate that the cost of consulting services revenues will increase in absolute dollars as we continue to invest in the growth of our consulting services operations.

  Research and Development Expenses

   Research and development expenses consist primarily of compensation and related costs for research and development personnel. Research and development expenses increased 117% from $3.9 million for the nine months ended March 31, 1998 to $8.4 million for the nine months ended March 31, 1999. This increase was attributable primarily to the addition of personnel in our research and development organization associated with product development. We expect to continue to make substantial investments in research and development and anticipate that research expenses will continue to increase in absolute dollars.

  Sales and Marketing Expenses

   Sales and marketing expenses consist primarily of compensation and related costs for sales and marketing personnel, sales commissions, marketing programs, public relations, promotional materials, travel expenses and trade show exhibit expenses. Sales and marketing expenses increased 97% from $3.3 million for the nine months ended March 31, 1998 to $6.5 million for the nine months ended March 31, 1999. This increase resulted from the addition of personnel in our sales and marketing organizations, reflecting our increased selling effort to develop market awareness of our products and services. We anticipate that sales and marketing expenses will increase in absolute dollars as we increase our investment in these areas.

  General and Administrative Expenses

   General and administrative expenses consist primarily of salaries and related expenses, accounting, legal and administrative expenses, professional service fees and other general corporate expenses. General and administrative expenses increased 130% from $1.2 million for the nine months ended March 31, 1998 to $2.7 million for the nine months ended March 31, 1999. This increase consisted of approximately $900,000 related to the addition of personnel performing general and administrative functions and, to a lesser extent, legal expenses associated with increased product licensing and patent activity. We expect general and administrative expenses to increase in absolute dollars as we add personnel and incur additional expenses related to the anticipated growth of our business and operation as a public company.

  Stock-Based Compensation

   Some stock options granted and restricted stock sold during the fiscal year ended June 30, 1998 and during the nine months ended March 31, 1999 have been deemed to be compensatory. Total deferred stock-based compensation associated with these equity arrangements through March 31, 1999 amounted to $2.4 million related to stock options granted and restricted stock issued from October 1997 through March 1999. These amounts are being amortized over the respective vesting periods of these equity arrangements in a manner consistent with Financial Accounting Standards Board Interpretation No. 28. Of the total deferred stock-based compensation, $45,000 and $784,000 was amortized in the nine months ended March 31, 1998 and 1999, respectively. We expect amortization of approximately $227,000, $696,000, $375,000, $185,000 and $62,000 in the
fourth quarter of the fiscal year ending June 30, 1999, and in the fiscal years ending June 30, 2000, 2001, 2002 and 2003, respectively.

  Interest Income, Net

   Net interest income is comprised primarily of interest earned on cash and cash equivalents and short-term investments, offset by interest expense related to obligations under capital leases and our equipment loan. Net interest income was $528,000 and $1.1 million for the nine months ended
March 31, 1998 and 1999, respectively. The increase was primarily attributable to increased cash balances as a result of our private placement financing consummated in February 1998, and to a lesser extent, to our private placement financing consummated in March 1999.

  Income Taxes

   Income tax expense of $710,000 for the nine months ended March 31, 1999, consisted of foreign taxes. Since inception, we have incurred net losses for federal and state tax purposes and have not recognized any tax provision or benefit. As of March 31, 1999, we had net operating loss carryforwards of approximately $31.0 million for both federal and California income tax purposes. These carryforwards, if not utilized, expire beginning in the year 2004 through 2019. We also have research and development credit carryforwards of approximately $367,000 and $279,000 for federal and California income tax purposes, respectively. We also have a foreign tax credit carryforward of $670,000, which expires in 2004. Federal and California tax laws impose significant restrictions on the utilization of net operating loss carryforwards in the event of a shift in our ownership that constitutes an "ownership change," as defined in Section 382 of the Internal Revenue Code. If we have an ownership change, the ability to utilize the stated carryforwards could be significantly reduced. See Note 7 of Notes to Consolidated Financial Statements.

   As of March 31, 1999, we had deferred tax assets of $14.6 million, which were fully offset by a valuation allowance. Deferred tax assets consist principally of the federal and state net operating loss carryforwards, capitalized start-up expenditures, accruals and reserves not currently deductible for tax purposes, research and development credits, and foreign tax credit carryforwards. We have provided a valuation allowance due to the uncertainty of generating future profits that would allow for the realization of these deferred tax assets. Accordingly, no tax benefit was recorded in the accompanying consolidated statements of operations.

Fiscal Years Ended June 30, 1996, 1997 and 1998

  License Revenues

   License revenues increased from $80,000 in the fiscal year ended June 30, 1997 to $522,000 in the fiscal year ended June 30, 1998. No license revenues were recognized in the fiscal year ended June 30, 1996. The increase in license revenues was due primarily to the launch of wireless Internet-based services by network operators.

  Maintenance and Support Services Revenues

   Maintenance and support services revenues increased from $212,000 in the fiscal year ended June 30, 1997 to $1.7 million in the fiscal year ended June 30, 1998. The increase in maintenance and support services revenues was due primarily to an increase in services provided to wireless telephone manufacturers and increased installation and support fees from network operators. No maintenance and support services were performed in the fiscal year ended June 30, 1996.

  Cost of License Revenues

   Cost of license revenues increased from $87,000 in the fiscal year ended June 30, 1997 to $95,000 in the fiscal year ended June 30, 1998. As a percentage of license revenues, cost of license revenues in the fiscal years ended June 30, 1997 and 1998 was 109% and 18%, respectively. Costs of license revenues in the fiscal year ended June 30, 1997 included $74,000 attributable to non-recurring third-party software license and software customization fees.

  Cost of Maintenance and Support Services Revenues

   Cost of maintenance and support services revenues increased from $266,000 in the fiscal year ended June 30, 1997 to $1.1 million in the fiscal year ended June 30, 1998. The growth in cost of maintenance and support services revenues was attributable primarily to growth in the number of wireless telephone manufacturing customers and costs associated with installation of our UP.Link Server Suite software at network operators' facilities. As a percentage of maintenance and support services revenues, cost of maintenance and support services revenues in the fiscal years ended June 30, 1997 and 1998 was 125% and 63%, respectively.

  Research and Development Expenses

   Research and development expenses increased 185% from $1.4 million in the fiscal year ended June 30, 1996 to $4.0 million in the fiscal year ended June 30, 1997 and increased 45% to $5.7 million in the fiscal year ended June 30, 1998. The increases in the fiscal years ended June 30, 1997 and 1998 were attributable primarily to the addition of personnel in our research and development organization associated with product development and increased patent prosecution activity.

  Sales and Marketing Expenses

   Sales and marketing expenses increased 322% from $757,000 in the fiscal year ended June 30, 1996 to $3.2 million in the fiscal year ended June 30, 1997 and increased 57% to $5.0 million in the fiscal year ended June 30, 1998. The increases in the fiscal years ended June 30, 1997 and 1998 reflected the addition of personnel in our sales and marketing organizations, as well as costs associated with increased selling efforts to develop market awareness of our products and services.

  General and Administrative Expenses

   General and administrative expenses increased 137% from $522,000 in the fiscal year ended June 30, 1996 to $1.2 million in the fiscal year ended June 30, 1997 and increased 46% to $1.8 million in the fiscal year ended June 30, 1998. The increases in the fiscal years ended June 30, 1997 and 1998 were due primarily to the addition of personnel performing general and administrative functions and higher legal expenses associated with increased product licensing activity.

  Stock-Based Compensation

   We recorded deferred stock-based compensation of $1.9 million through June 30, 1998, associated with stock options granted and restricted stock issued from October 1997 through June 1998. Amortization of stock-based compensation was $108,000 for the fiscal year ended June 30, 1998. We recorded no deferred stock based compensation for the fiscal years ended June 30, 1996 and 1997.

  Interest Income, Net

   Net interest income was $196,000, $464,000 and $982,000 in the fiscal years ended June 30, 1996, 1997 and 1998, respectively. The year-to-year increases resulted primarily from earnings on rising cash, cash equivalent and short-term investment balances as a result of our private placement financings, partially offset in the fiscal year ended June 30, 1998 by interest expense related to obligations under capital leases and our equipment loan.

  Income Taxes

   Since inception, we have incurred net losses for federal and state tax purposes and have not recognized any tax provision or benefit. As of June 30, 1998, we had net operating loss carryforwards of approximately $19.0 million for both federal and California income tax purposes. These carryforwards, if not utilized, expire beginning in the year 2004 through 2019. We also had research and development credit carryforwards of approximately $379,000 and $287,000 for federal and California income tax purposes, respectively. See Note 7 of Notes to Consolidated Financial Statements.

   As of June 30, 1997 and 1998, we had deferred tax assets of $4.7 million and $8.8 million, respectively, which were fully offset by a valuation allowance. Deferred tax assets consist principally of the federal and state net operating loss carryforwards, capitalized start-up expenditures, accruals and reserves not currently deductible for tax purposes and research and development credits. We have provided a valuation allowance due to the uncertainty of generating future profits that would allow for the realization of these deferred tax assets. Accordingly, no tax benefit was recorded in the accompanying consolidated statements of operations.

Quarterly Results of Operations

   The following table sets forth our consolidated operating results for each of the seven quarters ended March 31, 1999. This data has been derived from unaudited consolidated financial statements that, in the opinion of our management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of this information when read in conjunction with our annual audited consolidated financial statements and notes thereto appearing elsewhere in this prospectus. These operating results are not necessarily indicative of results of any future period.

                                                    Quarter Ended
                          ---------------------------------------------------------------------------
                          Sept. 30,  Dec. 31,   March 31,  June 30,   Sept. 30,  Dec. 31,   March 31,
                            1997       1997       1998       1998       1998       1998       1999
                          ---------  --------   ---------  --------   ---------  --------   ---------
                                        (In thousands, except per share data)
Revenues:
 License................   $    17   $   158     $   114   $   233     $   202   $    64     $ 1,264
 Maintenance and
  support services......        94       222         319     1,048       1,005     1,327       1,454
 Consulting services....        --        --          --        --         161       426         814
                           -------   -------     -------   -------     -------   -------     -------
   Total revenues.......       111       380         433     1,281       1,368     1,817       3,532
                           -------   -------     -------   -------     -------   -------     -------
Cost of revenues:
 License................         5        25          29        36          62        26          84
 Maintenance and
  support services......       175       245         295       348         433       676         767
 Consulting services....        --        --          --        --          58        77         511
                           -------   -------     -------   -------     -------   -------     -------
   Total cost of
    revenues............       180       270         324       384         553       779       1,362
                           -------   -------     -------   -------     -------   -------     -------
   Gross profit (loss)..       (69)      110         109       897         815     1,038       2,170
                           -------   -------     -------   -------     -------   -------     -------
Operating expenses:
 Research and
  development...........     1,072     1,381       1,418     1,861       2,446     2,492       3,468
 Sales and marketing....       837     1,128       1,342     1,704       1,801     2,074       2,629
 General and
  administrative........       341       403         441       616         684       955       1,092
 Stock-based
  compensation..........        --         6          39        63         249       255         280
                           -------   -------     -------   -------     -------   -------     -------
   Total operating
    expenses............     2,250     2,918       3,240     4,244       5,180     5,776       7,469
                           -------   -------     -------   -------     -------   -------     -------
   Operating loss.......    (2,319)   (2,808)     (3,131)   (3,347)     (4,365)   (4,738)     (5,299)
Interest income, net....        96        76         356       454         415       365         359
                           -------   -------     -------   -------     -------   -------     -------
   Loss before income
    taxes...............    (2,223)   (2,732)     (2,775)   (2,893)     (3,950)   (4,373)     (4,940)
Income taxes............        --        --          --        --          --        --         710
                           -------   -------     -------   -------     -------   -------     -------
   Net loss.............   $(2,223)  $(2,732)    $(2,775)  $(2,893)    $(3,950)  $(4,373)    $(5,650)
                           =======   =======     =======   =======     =======   =======     =======
Basic and diluted net
 loss per share.........   $ (0.44)  $ (0.53)    $ (0.53)  $ (0.53)    $ (0.71)  $ (0.78)    $ (0.99)
                           =======   =======     =======   =======     =======   =======     =======
Shares used in computing
 basic and diluted net
 loss per share.........     5,050     5,147       5,230     5,459       5,539     5,617       5,699
                           =======   =======     =======   =======     =======   =======     =======
As a Percentage of Total
 Revenues
Revenues:
 License................        15 %      42 %        26 %      18 %        15 %       4 %        36 %
 Maintenance and
  support services......        85        58          74        82          73        73          41
 Consulting services....        --        --          --        --          12        23          23
                           -------   -------     -------   -------     -------   -------     -------
   Total revenues.......       100       100         100       100         100       100         100
                           -------   -------     -------   -------     -------   -------     -------
Cost of revenues:
 License................         4         7           7         3           4         2           2
 Maintenance and
  support services......       158        64          68        27          32        37          23
 Consulting services....        --        --          --        --           4         4          14
                           -------   -------     -------   -------     -------   -------     -------
   Total cost of
    revenues............       162        71          75        30          40        43          39
                           -------   -------     -------   -------     -------   -------     -------
   Gross profit (loss)..       (62)       29          25        70          60        57          61
                           -------   -------     -------   -------     -------   -------     -------
Operating expenses:
 Research and
  development...........       966       363         327       145         179       137          98
 Sales and marketing....       754       297         310       133         132       114          74
 General and
  administrative........       307       106         102        48          50        53          31
 Stock-based
  compensation..........        --         2           9         5          18        14           8
                           -------   -------     -------   -------     -------   -------     -------
   Total operating
    expenses............     2,027       768         748       331         379       318         211
                           -------   -------     -------   -------     -------   -------     -------
   Operating loss.......    (2,089)     (739)       (723)     (261)       (319)     (261)       (150)
Interest income, net....        86        20          82        35          30        20          10
                           -------   -------     -------   -------     -------   -------     -------
   Loss before income
    taxes...............    (2,003)     (719)       (641)     (226)       (289)     (241)       (140)
Income taxes............        --        --          --        --          --        --          20
                           -------   -------     -------   -------     -------   -------     -------
   Net loss.............    (2,003)%    (719)%      (641)%    (226)%      (289)%    (241)%      (160)%
                           =======   =======     =======   =======     =======   =======     =======
As a Percentage of
 Related Revenues
Cost of license
 revenues...............        29%       16 %        25 %      15 %        31 %      41 %         7 %
Cost of maintenance and
 support services
 revenues...............       186%      110 %        92 %      33 %        43 %      51 %        53 %
Cost of consulting
 services revenues......        --        --          --        --          36 %      18 %        63 %

   During the six quarters ended December 31, 1998, our license revenues were not significant and varied widely, as we continued to make substantial investments in our business. In the quarter ended March 31, 1999, our license revenues increased substantially to $1.3 million, as we recognized previously deferred revenue of $964,000 under agreements with CEGETEL/SFR, DDI Corporation and AT&T Wireless Services. During each of the next three calendar quarters of 1999, we will recognize license revenues of approximately $2.2 million under these agreements.

   Revenues from maintenance and support services were not significant through the quarter ended March 31, 1998. Beginning in the quarter ended June 30, 1998, our revenues from maintenance and support services increased substantially due principally to increasing UP.Browser license activity with wireless telephone manufacturers and UP.Link Server Suite trial agreements with network operators.

   Cost of license revenues increased from $26,000 in the quarter ended December 31, 1998 to $84,000 in the quarter ended March 31, 1999. As a percentage of license revenues, cost of license revenues was 41% and 7% in the quarters ended December 31, 1998 and March 31, 1999, respectively. The decrease as a percentage of license revenues was attributable primarily to higher license revenues in the quarter ended March 31, 1999 and to the amortization of fixed maintenance fees relating to third party software licenses. Because this fixed cost has been amortized over revenues that vary from quarter to quarter, our cost of license revenues as a percentage of license revenues has fluctuated historically. We expect that cost of license revenues will vary as a percentage of license revenues from period to period.

   Cost of maintenance and support services as a percentage of related revenues declined from 186% for the quarter ended September 30, 1997 to 33% for the quarter ended June 30, 1998 as increased efficiencies were realized as revenues increased over the corresponding period. Cost of maintenance and support services as a percentage of related revenues increased from 33% for the quarter ended June 30, 1998 to 53% for the quarter ended March 31, 1999 as personnel were added in anticipation of increased demand for maintenance and support services.

   Cost of consulting services revenues increased from $77,000 in the quarter ended December 31, 1998 to $511,000 in the quarter ended March 31, 1999. As a percentage of consulting services revenues, cost of consulting services revenues was 18% and 63% in the quarters ended December 31, 1998 and March 31, 1999, respectively. The increase reflects a higher mix of consulting services performed on a time and materials basis during the latter period, and we expect that cost of consulting services revenues will vary as a percentage of consulting services revenues from period to period.

   The total number of our employees grew from 47 at September 30, 1997 to 157 at April 30, 1999. As a result of the growth in the number of employees in our research and development, sales and marketing, and general and administrative organizations, our research and development, sales and marketing, and general and administrative expenses have increased on a quarter-to-quarter basis.

   We believe that period-to-period comparisons of our operating results are not necessarily meaningful. You should not rely on them to predict future performance. The amount and timing of our operating expenses generally may fluctuate significantly in the future as a result of a variety of factors. We face a number of risks and uncertainties encountered by early stage companies, particularly those in rapidly evolving markets such as the wireless telecommunications and the

Internet software industries. We may not be able to successfully address these risks and difficulties. In addition, although we have experienced revenue growth recently, our revenue growth may not continue, and we may not achieve or maintain profitability in the future.

   Our quarterly revenues and operating results are difficult to predict and may fluctuate significantly from quarter to quarter due to a number of factors, some of which are outside of our control. These factors include, but are not limited to:

  . delays in market acceptance or implementation by our customers of our products and services;
  . changes in demand by our customers for additional products and services; . our lengthy sales cycle, our concentrated target market and the potentially substantial effect on total revenues that may result from the gain or loss of business from each incremental network operator customer;
  .  introduction of new products or services by us or our competitors;
  .  delays in developing and introducing new products and services;
  . changes in our pricing policies or those of our competitors or customers;
  .  changes in our mix of domestic and international sales;
  .  risks inherent in international operations;
  . changes in our mix of license, consulting and maintenance and support services revenues;
  . changes in accounting standards, including standards relating to revenue recognition, business combinations and stock-based compensation; and
  . the impact of Year 2000 concerns on the timing of capital expenditures by network operators and their launches of commercial services utilizing our products and services.

   Our sales cycle, which is lengthy--typically between nine and twelve months--contributes to fluctuations in our quarterly operating results. Many factors outside our control add to the lengthy education and customer approval process for our products. For example, many of our prospective customers have neither budgeted expenses for the provision of Internet-based services to wireless subscribers nor specifically dedicated personnel for the procurement and implementation of our products and services. Further, the emerging and evolving nature of the market for Internet-based services via wireless telephones may lead prospective customers to postpone their purchasing decisions. In addition, general concerns regarding year 2000 compliance may further delay purchase decisions by prospective customers.

   Most of our expenses, such as employee compensation and lease payments for facilities and equipment, are relatively fixed. In addition, our expense levels are based, in part, on our expectations regarding future revenues. As a result, any shortfall in revenues relative to our expectations could cause significant changes in our operating results from quarter to quarter. Due to the foregoing factors, we believe period to period comparisons of our revenue levels and operating results are not meaningful. You should not rely on our quarterly revenues and operating results to predict our future performance.

Liquidity and Capital Resources

   Since inception, we have financed our operations primarily through private sales of convertible preferred stock, which totaled $66.0 million in aggregate net proceeds through March 31, 1999. We have also financed our operations through an equipment loan and a capitalized lease, which totaled $1.0 million in principal amount outstanding at March 31, 1999. As of March 31, 1999, we had $20.2 million of cash and cash equivalents and $27.6 million of short-term investments, and working capital of $29.4 million.

   Net cash used for operating activities was $2.3 million, $6.6 million and $5.1 million for the fiscal years ended June 30, 1996, 1997 and 1998, respectively, and $1.0 million for the nine months ended March 31, 1999. For each of the fiscal years ended June 30, 1996, 1997 and 1998, and for the nine months ended March 31, 1999, cash used for operating activities was attributable primarily to net losses and an increase in accounts receivable offset in part by depreciation and amortization, increases in accounts payable and accrued liabilities, and increases in deferred revenue. For the nine months ended March 31, 1999, accounts receivable increased by approximately $2.7 million. This increase was due to increased sales to both wireless telephone manufacturers and network operators. To date, we have had no write-offs of accounts receivable and we have not recorded any allowance for doubtful accounts. Accrued liabilities increased by approximately $3.0 million during the nine months ended March 31, 1999, which was primarily due to the accrual of approximately $1.0 million of costs associated with the Series E convertible preferred stock financing completed in March 1999 and an increase in accrued consulting costs of approximately $650,000. Deferred revenue increased by approximately $11.7 million during the nine months ended March 31, 1999, as a result of increased license prepayments by network operators of approximately $9.9 million and increased fees from wireless telephone manufacturers of approximately $1.8 million.

   Net cash used for investing activities was $852,000, $4.8 million and $18.0 million for the fiscal years ended June 30, 1996, 1997 and 1998, respectively, and $7.9 million for the nine months ended March 31, 1999. For each of the fiscal years, cash used in investing activities reflects purchases of property and equipment, with increased purchases of short-term investments in the fiscal years ended June 30, 1997 and 1998 and in the nine months ended March 31, 1999.

   Net cash provided by financing activities was $6.7 million, $9.7 million and $31.7 million for the fiscal years ended June 30, 1996, 1997 and 1998, respectively. Cash provided by financing activities in each of these periods was attributable to proceeds from the issuance of preferred stock, and for the fiscal year ended June 30, 1998, cash provided by financing activities also was attributable in part to proceeds from our equipment loan. In March 1999 we completed the sale of 2,458,543 shares of Series E convertible preferred stock at a purchase price of $7.24 per share, which resulted in net proceeds to us of approximately $16.7 million. We intend to use the proceeds from the Series E convertible preferred stock financing for general corporate purposes. All of these shares will automatically convert into shares of common stock upon the closing of this offering.

   As of March 31, 1999, our principal commitments consisted of obligations outstanding under operating leases, our equipment loan and capitalized lease obligations. Although we have no material commitments for capital expenditures, we expect to increase capital expenditures and lease commitments consistent with our anticipated growth in operations, infrastructure and personnel. We also may increase our capital expenditures as we expand into additional international markets. See Notes 3, 4 and 6 of Notes to Consolidated Financial Statements.

   We have not yet determined our anticipated use of the proceeds of this offering, but we currently estimate that we will incur at least $22 million in research and development expenditures, $16 million in sales and marketing expenditures and $6 million in capital expenditures during the next twelve months. The amounts and timing of these expenditures will vary depending on a number of factors, including the amount of cash generated by our operations, competitive and technological developments and the rate of growth, if any, of our business. We believe that the net proceeds from this offering, together with our current cash, cash equivalents and short-term investments, will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next twelve months. If cash generated from operations is insufficient to satisfy our liquidity requirements, we may seek to sell additional equity or debt securities or to obtain a credit facility. If additional funds are raised through the issuance of debt securities, these securities could have rights, preferences and privileges senior to holders of common stock, and the terms of any debt could impose restrictions on our operations. The sale of additional equity or convertible debt securities could result in additional dilution to our stockholders, and additional financing may not be available in amounts or on terms acceptable to us, if at all. If we are unable to obtain this additional financing, we may be required to reduce the scope of our planned product development and marketing efforts, which could harm our business, financial condition and operating results.

Year 2000 Readiness Disclosure

   Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These systems and software products will need to accept four digit entries to distinguish 21st century dates from 20th century dates. This problem may result in software failures or the creation of erroneous results.

   We have conducted a year 2000 readiness review for the current versions of our products. The review includes assessment, implementation (including remediation, upgrading and replacement of some product versions), validation testing, and contingency planning.We have largely completed all phases of this plan, except for contingency planning, for the current versions of our products. As a result, we believe all current versions of our products are capable of properly distinguishing between 20th and 21st century dates, when configured and used in accordance with the related documentation, and provided that the underlying operating system of the host machine and any other software used with our products are also capable of properly distinguishing between 20th and 21st century dates. We have not tested all noncurrent versions of our products and do not intend to do so. However, we have delivered software releases containing corrections to all identified year 2000 errors in our UP.Link Server Suite software to our network operator customers with our software in production and expect that those releases will be implemented by our customers prior to December 31, 1999.

   We are testing software obtained from third parties (licensed software, shareware, and freeware) that is incorporated into our products, and we have contacted our vendors to confirm that licensed software is capable of properly distinguishing between 20th and 21st century dates. We have been informed by many of our vendors that their products that we use are capable of properly distinguishing between 20th and 21st century dates. Despite testing by us and by current and potential customers, and assurances from developers of products incorporated into our products, our products may contain undetected errors or defects associated with year 2000 date functions. Known or unknown errors or defects in our products could result in delay or loss of revenues, diversion of development resources, damage to our reputation, or increased service and warranty costs, any of which could materially and adversely affect our business, operating results or financial condition. Some commentators have predicted significant litigation regarding year 2000 compliance issues, and we are aware of lawsuits against other software vendors. Because of the unprecedented nature of this litigation, it is uncertain whether or to what extent we may be affected by it.

   Our internal systems include our information technology, or IT, non-IT systems and embedded systems. We have completed an assessment of our material internal IT, non-IT and embedded systems, including both our own software products and third-party software and hardware technology. We expect to complete validation testing of our IT systems and related contingency planning by September 1999. To the extent that we are not able to test the technology provided by third-party vendors, we are seeking assurances from vendors that their systems are year 2000 compliant. We are not currently aware of any material operational issues associated with preparing our internal IT, non-IT and embedded systems for the year 2000. However, we may experience material unanticipated problems or additional costs caused by undetected errors or defects in the technology used in our internal IT, non-IT and embedded systems.

   We do not currently have any information concerning the year 2000 compliance status of our customers. Our network operator customers face implementation and support challenges in introducing Internet-based services via wireless telephones. Historically, network operators have been relatively slow to implement new complex services, such as Internet-based services, and year 2000 compliance issues could slow adoption or implementation of our products. If our current or future customers fail to achieve year 2000 compliance or if they divert technology expenditures, especially technology expenditures that were earmarked for our products, to address year 2000 compliance problems, our business could suffer.

   We have funded our year 2000 plan from available cash and have not separately accounted for these expenses in the past. To date, these expenses have not been material. Most of our expenses have related to, and are expected to continue to relate to, the operating costs associated with time spent by employees and management consultants in the evaluation process and year 2000 compliance matters generally. We expect to incur approximately $500,000 to verify that our IT, non-IT and embedded systems are capable of properly distinguishing between 20th century and 21st century dates. In addition, we may experience material problems and expenses associated with year 2000 compliance that could adversely affect our business, results of operations, and financial condition. Finally, we are also subject to external forces that might generally affect industry and commerce, such as year 2000 compliance failures by utility or transportation companies and related service interruptions.

Quantitative and Qualitative Disclosures About Market Risk Derivatives and Financial Instruments

  Foreign Currency Hedging Instruments

   We transact business in various foreign currencies and, accordingly, we are subject to exposure from adverse movements in foreign currency exchange rates. To date, the effect of changes in foreign currency exchange rates on revenues and operating expenses have not been material. Substantially all of our revenues are earned in U.S. dollars. Operating expenses incurred by our European and Japanese subsidiaries are denominated primarily in U.K. pounds sterling and Japanese yen, respectively.

   We currently do not use financial instruments to hedge operating expenses in the U.K. or Japan denominated in their respective local currency. We intend to assess the need to utilize financial instruments to hedge currency exposures on an ongoing basis.

   We do not use derivative financial instruments for speculative trading purposes, nor do we currently hedge our foreign currency exposure to offset the effects of changes in foreign exchange rates.

  Fixed Income Investments

   Our exposure to market risks for changes in interest rates relates primarily to corporate debt securities. We place our investments with high credit quality issuers and, by policy, limit the amount of the credit exposure to any one issuer.

   Our general policy is to limit the risk of principal loss and ensure the safety of invested funds by limiting market and credit risk. All highly liquid investments with a maturity of less than three months at the date of purchase are considered to be cash equivalents; all investments with maturities of three months or greater are classified as available-for-sale and considered to be short-term investments.

                                    BUSINESS

Phone.com, Inc.

   We are a leading provider of software that enables the delivery of Internet-based services to mass-market wireless telephones. Using our software, network operators can provide Internet-based services to their wireless subscribers, and wireless telephone manufacturers can turn their mass-market wireless telephones into mobile Internet appliances. Wireless subscribers thus have access to Internet- and corporate intranet-based services, including email, news, stocks, weather, travel and sports. In addition, subscribers have access via their wireless telephones to network operators' intranet-based telephony services, which may include over-the-air activation, call management, billing history information, pricing plan subscription and voice message management. Our software platform consists of the UP.Link Server Suite, which is installed on network operators' systems, and UP.Browser, which is embedded in wireless telephones. As of May 1999, 24 network operators have licensed our software and have commenced or announced commercial service or are in market or laboratory trials. In addition, 23 wireless telephone manufacturers have licensed UP.Browser.

Industry Background

 Growth of the Internet

   The Internet has emerged as a global communications medium enabling millions of people to share information and conduct business electronically. International Data Corporation, or IDC, estimates that there were approximately 159 million users of the Internet worldwide at the end of 1998 and that the number of users will grow to 410 million by the end of 2002. We cannot assure you that this estimate will be achieved. The dramatic growth in the number of business and consumer Internet users has led to a proliferation of useful information and services on the Internet, including email, news, electronic commerce, educational and entertainment applications and a multitude of other value-added services. As a result, the Internet has become a primary and ubiquitous daily resource for millions of people.

 Growth of Wireless Telecommunications

   Worldwide use of wireless telecommunications has grown rapidly as cellular and other emerging wireless communications services have become more widely available and affordable for the mass business and consumer markets. Advances in technology, changes in telecommunications regulations and the allocation and licensing of additional radio spectrum have contributed to this growth worldwide. Dataquest estimates that there were approximately 187 million digital wireless subscribers worldwide at the end of 1998 and that the number of subscribers will grow to 590 million by the end of 2002. We cannot assure you that this estimate will be achieved.

 The Wireless Network Operator Environment

   As a result of deregulation, new radio frequency spectrum licenses, privatizations and rapid network expansion by new entrants, the competitive environment among network operators in major markets worldwide has become intense. Efforts to attract and retain subscribers have resulted in significant price-based competition. Increased competition has in turn raised the costs associated with acquiring new subscribers, has lowered average revenues per subscriber, and has increased the propensity of subscribers to switch from one network operator to another. For these reasons, network operators are looking for new revenue sources in the form of value-added services they can deliver to their wireless subscribers. They are also looking for ways to differentiate their product offerings in an effort to retain customers. Finally, they are focused on finding and deploying solutions that enable them to deliver and support their services in a more cost-effective manner.

 The Convergence of the Internet and Mobile Telephony

   As people have become increasingly dependent on email services, remote access to corporate intranets, and other Internet-based services, mass-market wireless telephones that provide mobile access to these resources have become increasingly useful tools. Phone.com was a pioneer in the convergence of the Internet and mobile telephony. In 1995, Phone.com developed its initial technology, which enables the delivery of Internet-based services to wireless telephones. In 1996, Phone.com introduced and deployed its first products based on this technology.

   To provide a worldwide open standard enabling the delivery of Internet-based services to mass-market wireless telephones, Phone.com, Ericsson, Motorola and Nokia formed the Wireless Application Protocol Forum. In 1998, the WAP Forum published technical specifications for application and content development and product interoperability based on Internet technology and standards. By complying with WAP specifications, wireless telephone manufacturers, network operators, content providers and application developers can provide Internet-based products and services that are interoperable.

   In 1998, the WAP Forum published the Wireless Markup Language, or WML. WML is compliant with the Extensible Markup Language, or XML, specification published by the World Wide Web Consortium. XML is a programming language that provides a means of describing and exchanging data in an open format. Content providers and application developers use WML to optimize the display of, and interaction with, Web-based data on wireless telephones. Based substantially on technology that Phone.com contributed to the public domain, WML is optimized for delivery of Internet content to mass-market wireless telephones, which have numeric keypads instead of full keyboards, small screens, and limited memory capacity, processing power, battery life and bandwidth. In the same manner that the programming language known as Hypertext Markup Language, or HTML, has provided an open standard that has fueled the development of Internet applications and content for personal computers, WML is designed to be an industry standard that will encourage the development of Internet applications and content for wireless telephones.

   Leading network operators, telecommunications device and equipment manufacturers, and software companies worldwide have sanctioned the specifications promulgated by the WAP Forum. The WAP Forum is currently chaired by Charles Parrish, Executive Vice President of Phone.com, and, as of May 1999, has grown to over 100 members, including the following companies:

                                 Board Members

  Phone.com                                   Motorola
  Alcatel                                     Nokia Mobile Phones
  CEGETEL/SFR (Societe Francaise du           NTT Mobile Communications Network
   Radio Telephone)                            (NTT DoCoMo)
  DDI Corporation                             SBC Communications
  Ericsson Mobile Communications AB           Sprint PCS
  IBM                                         Telstra Corporation
  Matsushita Communication Industrial

                               Network Operators

  AT&T Wireless Services                      Rogers Cantel Mobile Communications
  Bell Atlantic Mobile                        Sonera Corporation
  BellSouth Cellular                          SWISSCOM LTD.
  Bouygues Telecom                            Telefonica Servicios Moviles
  Cellnet Communications                      Telia Mobile AB
  Deutsche Telecom Mobilnet GmbH              Tokyo Digital Phone
  France Telecom                              Telecom Italia Mobile
  Hongkong Telecom Mobile Services            Telenor Mobil Group
  IDO Corporation                             TU-KA Cellular Tokyo
  Omnitel                                     Vodafone
  One 2 One


                       Device and Equipment Manufacturers

  Acer Peripherals                            ORGA Kartensysteme GmbH
  Bosch Telecom Danmark A/S                   Philips Consumer Communications
  CMG Telecommunications & Utilities          Qualcomm
  De La Rue Card Systems                      RTS Wireless
  Gemplus                                     Samsung Electronics
  Hewlett-Packard                             Schlumberger Industries S.A.
  ICO Global Communications                   Sema Group Telecom
  Intel Corporation                           Siemens AG
  LG Information & Communications             Sony International (Europe) GmbH
  Logica Aldiscon                             Tecnomen Oy
  Lucent Technologies                         Telital S.p.A.
  Mitsubishi Wireless Communications          Toshiba
  NEC Technologies (UK)                       Uniden
  Nortel                                      Unisys


                               Software Companies

  APiON                                       M.D. Communications
  Bussan Systems Integration Company          Microsoft
  Certicom                                    Oracle Corporation
  Comverse Network Systems                    Puma Technology
  CCL (Computer & Communications              RSA Data Security
   Research Laboratories, ITRI)               Sendit AB
  CTC (Itochu Techno-Science Corporation)     Scandinavian Softline Technology Oy
  Dr. Materna GmbH                            Spyglass
  Dolphin Telecommunications                  Symbian
  Fujitsu Software Corporation                Systems Engineering Consultants
  Geoworks Corporation                        Tegic Communications
  Glenayre Technologies                       VTT Information Technology
  GSM Information Network


 The Market Opportunity

   In response to an increasingly competitive environment, network operators are seeking to deliver Internet-based services to their wireless subscribers as a means to generate revenues from new sources, differentiate their service offerings and reduce operating costs. To do this, network operators require a scalable turnkey software solution to deliver Internet-based services and content to their wireless subscribers.

The Phone.com Solution

   We provide a leading software communications platform that enables the delivery of Internet-based services to mass-market wireless telephones. Using our scalable platform, network operators can provide Internet-based services to their wireless subscribers, and wireless telephone manufacturers can turn their mass-market wireless telephones into mobile Internet appliances. Wireless subscribers thus have access to Internet- and corporate intranet-based services, including email, news, stocks, weather, travel and sports.

 [Diagram depicting components of UP.Link platform and relationships of various systems, including wireless telephones, servers and Internet]

   Our platform consists of the UP.Link Server Suite and UP.Browser software products. The UP.Link Server Suite includes:

  . a means of exchanging data between the Internet and mass-market wireless telephones, commonly referred to as a gateway;
  . a service platform that performs subscriber management and service provisioning functions, as well as communicating with the network operator's customer care and billing systems; and
  . Internet-based applications such as email and personal information management software.

The UP.Browser is a browser and messaging software product that is designed and optimized for mass-market wireless telephones. In addition, approximately 4,500 third-party developers have registered to use our UP.SDK software development kit, and a variety of third-party content is currently available for wireless telephones equipped with UP.Browser, including information from ABCNews.com, Bloomberg, Reuters, Quote.com and ESPN Sportszone.

   With the introduction of the next version of our software solution, currently expected to be commercially available in the second half of 1999, our products will provide an open, interoperable, WAP-compliant platform for the delivery of Internet-based services. Our software solution supports all major digital wireless telephony standards in use around the world:

 . CDMA (Code Division Multiple Access)           . GSM (Global System for Mobile
 . TDMA (Time Division Multiple Access)             Communication)
 . iDEN (Integrated Digital Enhanced Network)     . CDPD (Cellular Digital Packet Data)
 . PHS (Personal Handyphone System)               . PDC (Personal Digital Cellular)

   Key benefits of our platform for network operators include the following:

  . Opportunity to generate incremental revenues. Network operators can generate additional revenues by offering value-added Internet-based services. They can also charge for the increased data and voice airtime that these applications encourage. For example, a user can access an email message via UP.Mail and initiate a voice call to any phone number appearing in the message with the press of one button.

  . Ability to differentiate services and improve subscriber retention. Using our products, network operators can offer new Internet-based services to wireless subscribers. In addition, by enabling wireless subscribers to store personal contact information in their networks and to personalize the selection and presentation of Internet content such as stock quotes, sports scores and news, network operators can enhance subscriber retention.

  . Opportunity to reduce operating costs. Our UP.Link Server Suite can also be used by network operators to reduce operating costs. For example, network operators' call centers are burdened by high rates of calls from subscribers inquiring about billing, service availability, usage and other service-related matters. Our software platform enables network operators to leverage standards-based Internet technology to allow subscribers to make many of these inquiries using their wireless telephones without assistance by customer care representatives. By bypassing the call center infrastructure for these activities, network operators can reduce their operating costs.

The Phone.com Strategy

   Our objective is to be the leading supplier to network operators of software and services that enable the convergence of the Internet and mobile telephony. Key elements of our strategy include:

  . Focus on Providing Products and Services to Network Operators. We focus on providing comprehensive solutions that enable network operators to deliver Internet-based services to their wireless subscribers. Our close working relationships with network operators provide us with a valuable understanding of our customers' technology and operations, which we intend to leverage to accelerate time to market of our products and identify new sales opportunities. In order to drive revenues from our UP.Link Server software and related services, we utilize direct and indirect sales channels. Our direct sales force focuses on selling products and consulting services and assists our indirect channel partners in selling our products and services. Our indirect sales channel partners are currently Alcatel, Itochu Techno-Science Corporation, Sema Group and Siemens. These partners sell our products and services as an integral part of their product and service offerings to network operators primarily in international markets. We intend to add new partners to our indirect sales channel to serve customers in key markets and expect that sales through our indirect sales channel partners will represent an increasing portion of our revenues.

  . Continue to Invest in our Technology. Network operators have stringent requirements for server software performance, scalability and reliability. Extensive technical expertise is required to integrate these solutions with the network operators' complex systems. We also expect that network operators will demand regular upgrades that include new functions and features. Consequently, we intend to continue to invest heavily in research and product development. We also intend to maintain our technology leadership by leveraging our role in prominent industry standard-setting organizations such as the WAP Forum and the World Wide Web Consortium.

  . Drive the Sale and Development of Internet-Based Applications. Network operators that offer Internet-based services by using our UP.Link Server Suite generally seek new value-added applications to offer to their subscribers. We currently offer the following Internet-based applications:

      . UP.Mail, which delivers email to wireless telephones, . UP.Organizer, a personal information management application, and . UP.Web, which enables subscribers to access, manage and update their personal information and configuration for UP.Mail and UP.Organizer from their personal computers.

    We are continuously enhancing our existing products and developing new applications to provide additional functionality for network operators and wireless subscribers.

  . Propagate Widespread Use of UP.Browser in Mass-Market Wireless
    Telephones. We believe that increasing the number of wireless telephone manufacturers that incorporate UP.Browser into their mass-market wireless telephones enhances the attractiveness of our UP.Link server software to network operators. Therefore, in order to drive widespread adoption, we license UP.Browser to wireless telephone manufacturers, free of per-unit royalties. As of May 1999, we have licensed UP.Browser to 23 wireless telephone manufacturers.

  . Promote the Development of Internet-Based Services Over Mass-Market
    Wireless Telephones. To encourage the growth of our business, we actively encourage Internet content and application developers to create WML applications. In connection with this activity, we provide our UP.SDK software development kit and support to Internet content and application developers free of charge. To date, there are over 4,500 registered developers in our Developer Program. Internet content providers that currently deliver content for wireless telephones equipped with UP.Browser include ABCNews.com, BizTravel.com, Bloomberg, Data Broadcasting Corporation, ESPN Sportszone, InfoSpace.com, Quote.com, Reuters and Sportsfeed.

Products and Services

 Products

   Our software products enable the delivery of Internet-based services to mass-market wireless telephones. Our software products include:

  . UP.Link Server Suite--a product that network operators use to connect their subscribers' mass-market wireless telephones to Internet services
  . UP.Browser--a browser that is embedded in mass-market wireless telephones and enables wireless subscribers to access Internet services
  . UP.Smart--a suite of software applications that delivers personal digital assistant features to smartphones
  . UP.SDK--a software development kit that Internet content providers and third-party developers use to create WML-compliant applications

 UP.Link Server Suite

   UP.Link Server Suite is a turnkey software solution with features and applications that enable network operators to offer Internet-based services to their wireless subscribers. UP.Link Server Suite connects data-enabled wireless telephones to applications and content hosted by Web servers on the

Internet or private intranets. UP.Link Server Suite also provides network operators with subscriber provisioning and network management functions on a robust and scalable software platform. The UP.Link Server Suite consists of the following components:

    Components                             Description
  Gateway        UP.Link Gateway provides the network-layer functions of the
                 UP.Link Server Suite, and connects Internet- and intranet-
                 based services to wireless networks and wireless telephones.
                 UP.Link Gateway connects the multiple protocols for wireless data communications to the open standards of the Internet, thereby enabling Web servers to recognize a wireless telephone as an Internet standards-compliant client.
-------------------------------------------------------------------------------
  Administration The UP.Link administration component provides a Web-based administration control system to keep the network operator's
                 Internet-based network components up and running, assess
                 system status and provision new subscribers.
                 The UP.Link Provisioning Application Programming Interface, or
                 PAPI, enables integration of UP.Link with the network
                 operator's existing customer care, help desk and billing
                 systems.
-------------------------------------------------------------------------------
  Services       The services component provides an open application
                 programming framework with interfaces, or APIs, that
                 standardize the way that the services component interacts with applications. These services include:
                 . Push Server--allows applications to push information to
                   wireless subscribers. For example, an email application can use the Push Server to notify a wireless subscriber of new messages.
                 . Fax Server--enables the forwarding of email attachments and other data content to fax machines for printing.
                 . Identity Server--maintains a subscriber registry that
                   retains wireless subscribers' service settings and allows
                   network operators to track their subscribers' service usage.
                 . Content Translation Framework--provides forward and backward compatibility of content formats between different
                   generations of browsers and wireless telephones. Translates between international character sets in real-time. Also
                   translates standard HTML Web pages into WML pages for
                   viewing on wireless telephones.
                 . Application Registry--provides a structure for the
                   interoperability of different applications. For example,
                   third-party applications can retrieve and store contact
                   records in the UP.Organizer's address book or pass an email address to UP.Mail.
-------------------------------------------------------------------------------
  Applications   UP.Applications is a suite of wireless Internet-based
                 applications, including:
                 . UP.Mail--provides access to the same email account through both wireless telephones and personal computers.
                 . UP.Organizer--provides a suite of synchronized Internet-
                   based personal information management applications,
                   including an address book, calendar and to-do list.
                 . UP.Web--a Web-based user interface that allows subscribers to use their personal computers to perform many of the same tasks they perform on their wireless telephones with
                   UP.Organizer.

 UP.Browser

   UP.Browser is a browser and messaging software product that is designed and optimized for mass-market wireless telephones. Using UP.Browser, subscribers can access Web-based information and services that are hosted on network operators' or third-party Web servers. Due to its open and highly portable architecture, UP.Browser can be embedded into different types of wireless telephones and utilize each telephone's specific display and input characteristics, such as graphical displays and programmable keys. Key features of UP.Browser include:

            Features                              Description
  Browsing                      UP.Browser displays WML-designed pages from any
                                Web or intranet site. In addition, UP.Browser
                                incorporates text-input software from Tegic
                                Communications.
-------------------------------------------------------------------------------
  Universal Inbox               Notifies subscribers with a visual or audible
                                indication when a Web page or other data has
                                been proactively "pushed" to their wireless
                                telephones. Universal Inbox also integrates in
                                a single local mailbox diverse alert types,
                                including email and voice mail, as well as Web-
                                based content such as stock quotes, traffic
                                alerts and flight information.
-------------------------------------------------------------------------------
  Local Application Environment Allows access to important information when out of network coverage. Increases efficiency of
                                applications and minimizes perceived delay when
                                used over bandwidth-constrained networks.
-------------------------------------------------------------------------------
  Security                      UP.Browser employs the same encryption
                                technology used by many commercial Web sites.
                                Consequently, all interaction between the
                                wireless telephone and a Web site can be
                                authenticated and encrypted.


  UP.Smart

   UP.Smart is a suite of software applications that augments UP.Browser with a set of popular functions commonly found on personal digital assistants. UP.Smart includes address book, calendar, to-do list and memo functions. UP.Smart also utilizes Puma Technology's synchronization software to enable a user to synchronize UP.Smart with PC-based personal information management applications by connecting the UP.Smart-equipped wireless telephone to a personal computer through a serial cable. The information is stored both on the wireless telephone and personal computer, making it accessible even when the wireless telephone is not connected to the network.

 UP.SDK

   Our software development kit, known as UP.SDK, provides tools and documentation for Internet content providers and developers to create and maintain WML-based Internet services. UP.SDK consists of the following components:

  . The UP.Simulator, a Windows-based application that simulates the behavior of UP.Browser-equipped wireless telephones, allowing developers to more easily test WML services.
  . Specialized functions and libraries that simplify the process of generating WML applications.

  . Tools for establishing secure communications between WML applications and
    UP.Link Servers.
  . Sample WML files and application source code.

  Services

   We offer consulting services to network operators and wireless telephone manufacturers. Our consulting services help us to shorten our software license sales cycle, accelerate deployment of our technology and deepen our understanding of our customers' networks. We also provide both customer support and custom software development services for network operators, as well as software consulting services to wireless telephone manufacturers that license UP.Browser.

Customers

 Wireless Network Operators

   We sell our UP.Link Server Suite and related technical support to network operators worldwide to enable them to offer a variety of wireless Internet services to their subscribers. These network operators have licensed our software and have either announced a commercial service launch or are in a market or laboratory trial phase.

   As of May 1999, 24 network operators, including the following companies, have licensed our software:

  Name                                      Stage                  Technology   Country
  AT&T Wireless Services            Deployed in July 1996             CDPD        USA
-----------------------------------------------------------------------------------------
  Bell Atlantic Mobile            Deployed in September 1996          CDPD        USA
-----------------------------------------------------------------------------------------
  GTE Wireless                       Deployed in May 1997             CDPD        USA
-----------------------------------------------------------------------------------------
  SFR/CEGETEL                       Deployed in March 1999            GSM       France
-----------------------------------------------------------------------------------------
  DDI Corporation                   Deployed in April 1999            CDMA       Japan
-----------------------------------------------------------------------------------------
  IDO Corporation                   Deployed in April 1999            CDMA       Japan
-----------------------------------------------------------------------------------------
  Bell Mobility                      Deployed in May 1999             CDMA      Canada
-----------------------------------------------------------------------------------------
  LG TeleCom                      Commercial Launch expected          CDMA    South Korea
                                          June 1999
-----------------------------------------------------------------------------------------
  Nextel Communications          Announced Commercial Launch          iDEN        USA
                            (expected third quarter calendar 1999)
-----------------------------------------------------------------------------------------
  France Telecom Mobile                     Trial                     GSM       France
-----------------------------------------------------------------------------------------
  Omnitel                                   Trial                     GSM        Italy
-----------------------------------------------------------------------------------------
  Orange                                    Trial                     GSM        U.K.
-----------------------------------------------------------------------------------------
  Deutsche Telekom                          Trial                     GSM       Germany
   Mobilnet GmbH (T-Mobil)
-----------------------------------------------------------------------------------------
  Telecom Italia Mobile                     Trial                     GSM        Italy
-----------------------------------------------------------------------------------------
  Telstra                                   Trial                     GSM      Australia
-----------------------------------------------------------------------------------------
  Telenor                                   Trial                     GSM       Norway


   We also provide our network operator customers with consulting services that enable them to rapidly adopt our technology and bring wireless Internet-based services to market. Our consulting services focus on those areas where our products interface with the network operators' internal systems such as billing, provisioning and customer care. We also provide our network operator customers with assistance in choosing the appropriate content and applications for their subscribers and creating the promotion and pricing strategies for their service.

   Our agreements with network operators provide these customers with a non-exclusive license to use our UP.Link Server Suite software in connection with providing Internet-based services to their subscribers. Pricing and payment terms for these licenses are negotiated with the customer based on the number of subscriber licenses purchased by the network operator, and the licenses can be purchased on an as-deployed basis or on a prepaid basis. While these agreements do not provide for a right of return, these agreements typically provide for a six-month warranty, indemnification against intellectual property infringement claims, a commitment to provide standards-compliant products, and a source code escrow. In addition, we typically provide fee-based maintenance and support services to these customers, under which they receive error corrections and remote support. They can also elect to receive new releases of UP.Link Server Suite for an additional fee.

 Wireless Telephone Manufacturers

   We license our UP.Browser software to wireless telephone manufacturers, who embed UP.Browser into their products. In order to encourage these manufacturers to include UP.Browser in their wireless telephone models, no per-unit royalty is charged. In addition, we provide engineering and support services to accelerate the introduction of new wireless telephone models that contain UP.Browser. These services are provided to manufacturers on an annual flat-fee basis per digital wireless telephony standard.

   As of May 1999, 23 wireless telephone manufacturers have licensed UP.Browser, and the following manufacturers have publicly announced products that will include UP.Browser:

   . Alcatel                                 . Panasonic (Matsushita)
   . Casio                                   . Qualcomm
   . Hitachi                                 . Sagem
   . Hyundai Electronics                     . Samsung Electronics
   . IGS                                     . Sharp
   . Kyocera                                 . Siemens
   . LG Information & Communications         . Sony
   . Mitsubishi                              . Toshiba
   . Motorola

   Additionally, Nokia and Ericsson have announced that they will introduce wireless telephones that will be compatible with our UP.Link Server Suite. As of May 1999, five wireless telephone manufacturer customers had made commercial shipments of telephones with the UP.Browser embedded. In addition, we are currently providing engineering support services in connection with 45 browser integration projects.

   Our agreements with wireless telephone manufacturers generally provide these customers with a non-exclusive, royalty-free license to sell wireless telephones containing UP.Browser. These agreements typically provide for a 90-day warranty, indemnification against intellectual property infringement claims and a source code escrow. In addition, customers can elect to receive varying levels of maintenance and support services for a fee.

   During the year ended June 30, 1998, AT&T Wireless Services and Matsushita Communication Industrial accounted for approximately 22% and 18%, respectively, of our total revenues. For the nine months ended March 31, 1999, AT&T Wireless Services, DDI Corporation and a wireless telephone manufacturer accounted for approximately 14%, 11% and 13%, respectively, of our total revenues.

Research and Product Development

   We continue to enhance the features and performance of our existing products and introduce new products. For example, in the second half of 1999, we expect to release the fourth generation of our UP.Link Server Suite and UP.Browser products. These products are expected to be compliant with version 1.1 of the specifications promulgated by the WAP Forum. We are currently developing other applications, including a secure provisioning server, which enables network operators to automate customer provisioning, and compatibility with two-way short messaging service systems. In addition, our Carrier Services Group provides outsourced application development and services to our network operator customers.

   Our success depends on a number of factors, which include our ability to identify and respond to emerging technological trends in our target markets, develop and maintain competitive products, enhance our existing products by adding features and functionality that differentiate them from those of our competitors and bring products to market on a timely basis and at competitive prices. As a result, we have made, and we intend to continue to make, significant investments in research and product development. Our research and development expenses were $4.0 million and $5.7 million for the years ended June 30, 1997 and 1998, respectively, and $8.4 million for the nine months ended March 31, 1999. As of April 30, 1999, we had 86 employees engaged in research and product development activities. We are recruiting additional skilled engineers for research and product development, and our business could be adversely affected if we are unable to hire these engineers on a timely basis.

Technology

   Our technology has contributed both to driving open standards for the delivery of Internet-based services to mass-market wireless telephones and to providing network operators and wireless telephone manufacturers with software solutions that are robust and scalable, and take into account the specific characteristics of wireless telephony networks and telephones.

 Wireless Application Protocol and Wireless Markup Language

   Phone.com, along with Ericsson, Motorola and Nokia, founded the WAP Forum in 1997, and published open standards-based technical specifications for application and content development, as well as product interoperability based on Internet technology and standards. Leading network operators, telecommunications device and equipment manufacturers, and software companies worldwide have joined the WAP Forum, which has grown to over 100 members as of May 1999.

   The WAP specifications consist of the following components:

  . A Transport Specification, which defines the way in which data is exchanged between the network operator's server and the wireless telephone. The WAP Transport Specification mirrors the Internet-standard secure HTTP protocol, but is optimized for wireless telephone networks. For example, on a typical PC-based Internet connection, all functions such as security provisioning and application downloading and interaction are performed on the PC. In the WAP Transport Specification, functions are divided between the wireless telephone and the network operator's server because of the bandwidth constraints over the wireless network and the wireless telephone's limited processing power.

  . A Wireless Markup Language (WML), which optimizes the display of and interaction with Web-based content on wireless telephones and allows Internet applications to take advantage of the voice capabilities of the wireless telephony network. WML is compliant with the Extensible Markup Language, or XML, specification published by the World Wide Web Consortium.

  . WML Script, which enables a developer to add procedural logic to WML pages.

   In order to implement interoperability with Internet-based content, the WAP Transport Specification and WML use the open standards-based Internet model of interaction, in which content and applications reside on Web servers that are physically distributed, and requests for the data on these servers are sent via open-standard Internet addresses, commonly known as URLs.

   On standard Internet Web servers, content typically resides in databases, but is provided to users via a number of content formats, including HTML and Java. WML and WML Script function as standard content formats, so Internet content providers can add WML and WML Script access to their servers without having to change the underlying data. WML and WML Script applications deliver content in a format that is optimized for wireless telephone interfaces.

 Components of UP.Link Technology

   Our UP.Link Server Suite is designed to be modular, expandable, flexible, scalable and reliable. Using an architecture based on scalable, object-oriented technology, the UP.Link Server Suite typically runs on a large, distributed set of servers. The UP.Link Server Suite, which runs on Sun Microsystems' Solaris operating system, is designed to meet the stringent performance, scalability and reliability requirements of network operators.

   Server Side Agents. Since wireless networks have limited bandwidth and wireless telephones have limited processing power and memory, programs called agents that reside on the server are used to provide processing power and other computing resources to UP.Browser-enabled wireless telephones. These agents allow some operations to be offloaded from the wireless telephone to the UP.Link server. This means that the duties that are typically performed by the Web browser on standard personal computers can be divided between the browser on the wireless telephone and a "proxy" running in the agent. The exact split of functionality can vary depending on the particular capabilities of the wireless telephone. The agent can perform many functions, including translating wireline Internet protocols such as HTTP to wireless Internet protocols such as WAP, as well as compiling Internet content so that it is more compact to transmit and easier to display on the wireless telephone.

   Dispatcher. At the core of our scalable server architecture is a dispatcher that dynamically load balances user proxies between a number of agents. The dispatcher is much like the line at a bank that funnels a queue of customers to the next available teller. The dispatcher also provides a basic level of protection against faults by automatically rerouting subscriber requests if a proxy server malfunctions.

   Messenger. The UP.Link messenger server provides store-and-forward messaging capabilities from Web servers to UP.Browser-enabled wireless telephones over a wide range of wireless protocols such as Short Message Service and Cellular Digital Packet Data. Store-and-forward means that if a wireless telephone is turned off or out of its coverage area, the message will be stored and delivered once the wireless telephone is connected to the network. The messenger accepts data through standard Web interfaces such as HTTP and converts the data for transmittal over the wireless network without requiring modifications to the Web server.

   Narrow Band Router. The Narrow Band Router provides a common interface to a wide range of narrow band, or low-bandwidth, wireless networks. This feature makes the protocol-specific components of message addressing, routing and delivery transparent to Internet applications, enabling developers to easily create applications for wireless networks without customizing their applications to work with each individual protocol. Thus the same application can work across a number of wireless data networks and protocols in a transparent manner.

   Translation Framework. Wireless telephones are different than personal computers in that they are mass-market consumer devices with software that is embedded in the wireless telephone at the factory and very difficult and costly to modify in the field. The WML specification, however, is regularly evolving as features and functionality are introduced and refined. To address this issue, the translation framework enables the translation of content in real-time. Software translators can be implemented that transparently translate content based on newer versions of WML to make it compatible with wireless telephones that contain older versions of UP.Browser, or vice versa.

Sales and Marketing

   We sell our products through both a direct sales force and third-party resellers, currently Alcatel, CTC, Sema Group and Siemens. In addition, we have a joint sales and marketing relationship with Lucent Technologies. As of April 30, 1999, we had 34 persons in sales and marketing serving the United States market, and 14 persons in sales and marketing outside the United States. We plan to significantly expand this group over the next 12 months. In addition, we have offices in London and Tokyo. Our direct sales force focuses on selling products and consulting services and assists our indirect channel partners in selling our products and services. International sales of products and services accounted for 7% and 44% of our total revenues in the years ended June 30, 1997 and 1998, respectively, and 64% of our total revenues for the nine months ended March 31, 1999. We expect international revenues to continue to account for a significant portion of our revenues, although the percentage of our total revenues derived from international sales may vary. Our international sales strategy is to partner with leading distributors and systems integrators that have strong industry backgrounds and market presence in their respective markets and geographic regions.

   Our success depends in part on our ability to increase sales of our products and services through value-added resellers and to expand our indirect distribution channels. Under the arrangements that we make with our value-added resellers, a value-added reseller sells, installs and services our products to wireless network operators. These agreements are not exclusive and do not have territorial restrictions. Our value-added resellers generally are not restricted from selling products that are competitive with our products, and each of our partners can cease marketing our products and services at their option.

   We believe that customer service and ongoing technical support is an essential part of the sales process in the wireless communications industry. In order to provide high levels of customer service, senior management and assigned account managers play a role in ongoing account management and relationships. We believe these customer relationships enable us to improve customer satisfaction and develop products to meet specific customer needs. Our agreements with our network operator customers provide for 24 hour per day support seven days per week.

   We actively recruit content and application developers to our platform and provide to them free of charge our software developer's kit, UP.SDK. We also provide them with free membership in our Developer Program, free email-based support and the opportunity to participate in our Alliances Program. To date, there are over 4,500 registered developers in our Developer Program who have downloaded UP.SDK, including:

  . 724 Solutions                         . Lotus
  . biztravel.com                         . Mapquest.com
  . BroadVision                           . NewsAlert
  . CableData                             . Reuters
  . Comverse Network Systems              . SmartServOnline
  . Data Broadcasting Corporation         . Sportsfeed.com
  . eDispatch.com                         . StockTips
  . InfoSpace.com                         . Vantive
  . Internet Travel Network               . The Weather Underground
  . KLELine                               . Webraska Mobile Technologies
  . Lightbridge

   Our Alliances Program is comprised of a select group of our content and application developers. We screen applications to our Alliances Program based on the availability and quality of the content or applications produced by the partner. We perform joint marketing activities with the partner, as well as provide introductions between our wireless network operators and our Alliances Program members.

Competition

   The market for our products and services is becoming increasingly competitive. The widespread adoption of open industry standards such as the WAP specifications may make it easier for new market entrants and existing competitors to introduce products that compete with our software products. We expect that we will compete primarily on the basis of price, time-to-market, functionality, quality and breadth of product and service offerings. Our current and potential competitors include the following:

  . Wireless equipment manufacturers, such as Ericsson and Nokia, which are developing and marketing competitive server, browser and application software products. These companies already sell billions of dollars of wireless telephones and other telecommunications products to network operators which are our existing and potential customers.
  . Microsoft, which recently announced plans to deliver a wireless portal designed to work with handheld devices, wireless telephones and interactive pagers via Microsoft's MSN network of Internet services. Nextel is Microsoft's first customer for these services. Nextel plans to use a co-branded version of Microsoft's MSN portal to enable Nextel customers to access a customized set of Internet services. This arrangement also provides for Microsoft to invest $600 million in Nextel to support Nextel's development of wireless Internet services. In addition, Microsoft has announced that it intends to enable its Windows
    CE operating system
    to run on wireless handheld devices, including wireless telephones, and to develop and market its own browser for these devices.
  . Wireless Knowledge, a joint venture of Microsoft and Qualcomm, which has announced its intention to introduce products and services that may compete directly with our UP.Link and UP.Browser products, as well as our UP.Applications.
  . Systems integrators, such as CMG and APiON, and software companies, such as Oracle Corporation and Sendit, which are developing and marketing server software that is compliant with the specifications promulgated by the WAP Forum.
  . Providers of Internet software applications and content, electronic messaging applications and personal information management software solutions, any of whom could offer products and services that compete with ours.

   Many of our existing competitors as well as potential competitors have substantially greater financial, technical, marketing and distribution resources than we do. Several of these companies also have greater name recognition and more well-established relationships with our target customers. Furthermore, these competitors may be able to adopt more aggressive pricing policies and offer more attractive terms to customers than we can. We may face increasing price pressure from our network operator customers. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to compete more effectively. Finally, existing and potential competitors may develop enhancements to, or future generations of, competitive products that will have better performance features than our products.

Intellectual Property Rights

   Our performance depends significantly on our ability to protect our proprietary rights to the technologies used in our products. If we are not adequately protected, our competitors could use the intellectual property that we have developed to enhance their products and services, which could harm our business. As of May 1999, we had two issued United States patents. The first patent relates to two-way communications between browser-enabled wireless devices and wireless networks and expires in 2015. Our second patent relates to the storage of frequently used links to internet-based URLs, or bookmarks, on a remote server. This patent expires in 2017. We also had one United States patent application with allowed claims and 58 pending United States patent applications, as well as foreign counterparts with respect to many of these applications. In addition, we rely on a combination of copyright and trademark laws, trade secrets, confidentiality provisions and other contractual provisions to protect our proprietary rights, but these legal means afford only limited protection. Despite any measures taken to protect our intellectual property, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. In addition, the laws of some foreign countries may not protect our proprietary rights as fully as do the laws of the United States. Thus, the measures we are taking to protect our proprietary rights in the United States and abroad may not be adequate. Finally, our competitors may independently develop similar technologies.

   The telecommunications and Internet software industries are characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement. As the number of entrants into our market increases, the possibility of an infringement claim against us grows. For example, we may be inadvertently infringing a patent of which we are unaware. In addition, because patent applications can take many years to issue, there may be a patent application now pending of which we are unaware, which will cause us to be infringing when it issues in the future. To address any patent infringement claims, we may have to enter into royalty or licensing agreements on disadvantageous commercial terms. A successful claim of product infringement against us, and our failure to license the infringed or similar technology, would harm our business. In addition, any infringement claims, with or without merit, would be time-consuming and expensive to litigate or settle and could divert management attention from administering our core business.

   We rely on a license of encryption technology from RSA Data Security, Inc. The license from RSA is perpetual unless terminated by either party as the result of a material breach or insolvency or, at our election, for convenience.

   As a member of the WAP Forum, we have agreed to license our intellectual property to other WAP members on fair and reasonable terms to the extent that the license is required to develop noninfringing products under the specifications promulgated by the WAP Forum. Each other member of the WAP Forum has entered into a reciprocal agreement.

Employees

   As of April 30, 1999, we had a total of 157 employees. None of our employees is covered by any collective bargaining agreements. We believe that our relations with our employees are good.

Facilities

   Our principal offices are located in Redwood City, California in a 41,000 square foot facility under a lease expiring in June 2005, with a renewal option for an additional five-year term. We also lease space for our offices in London and Tokyo.

Legal Proceedings

   We are not currently subject to any material legal proceedings; however, we may from time to time become a party to various legal proceedings arising in the ordinary course of our business.

                                   MANAGEMENT

Executive Officers and Directors

   Our executive officers and directors and their ages as of April 30, 1999 are as follows:

 Name                   Age Position
 ----                   --- --------
 Alain Rossmann.......   43 Chairman and Chief Executive Officer

 Charles Parrish......   52 Executive Vice President and Director

 Alan Black...........   39 Vice President, Finance and Administration, Chief
                             Financial Officer and Treasurer

 Andrew Laursen.......   40 Vice President, Product Development and Engineering

 Benjamin Linder......   33 Vice President, Marketing

 Maurice Jeffery......   35 Vice President, North America Sales

 Tony Miranzadeh......   36 Vice President of Sales and Business Development,
                             Asia Pacific and Latin America

 Malcolm Bird.........   43 Managing Director, Phone.com (Europe) Ltd.

 Roger Evans(1)(2)....   53 Director

 Reed Hundt...........   50 Director

 David Kronfeld(1)....   51 Director

 Andrew Verhalen(2)...   42 Director

---------------------
(1) Member of the Audit Committee.
(2) Member of the Compensation Committee.

   Alain Rossmann. Mr. Rossmann is the founder, Chairman and Chief Executive Officer of Phone.com. Prior to founding Phone.com in December 1994, he was Chief Executive Officer of EO Corporation, a pioneer in personal digital assistant devices, from 1991 to 1993, when it was sold to AT&T. Prior to his involvement with EO, he was Vice President of Operations for C-Cube Microsystems Inc., a semiconductor design company, from 1989 to 1991. From 1986 to 1989, Mr. Rossmann co-founded and served as Vice President of Marketing and Sales at Radius, Inc., a developer of digital video products. From 1983 to 1986, Mr. Rossmann was manager of the third-party developer group at Apple Computer, Inc. Mr. Rossmann holds an M.S. degree in Mathematics from the Ecole Polytechnique, an M.S. degree in Civil Engineering from Ecole Nationale des Ponts et Chaussees and an M.B.A. degree from Stanford University.

   Charles Parrish. Mr. Parrish joined Phone.com as President and a director in June 1995, and was appointed Executive Vice President in June 1997. Mr. Parrish was General Manager of the Mobile Data Division of GTE Mobile Communications, a telecommunications company, from 1994 to June 1995, and Vice President of Marketing for GTE, from 1991 to 1994. Prior to working for GTE, Mr. Parrish was Senior Vice President of Operations for Contel Cellular, a telecommunications company, from July 1990 to 1991, when Contel was acquired by GTE. Prior to serving at Contel, he was the co-Founder, President and Chief Executive Officer of AmeriCom Corporation, a telecommunications equipment company, from 1984 to June 1990. Mr. Parrish served as Executive Assistant to the Secretary of the United States Department of the Interior under the Carter Administration. Mr. Parrish holds a B.S. degree in Industrial Management from the Georgia Institute of Technology.

   Alan Black. Mr. Black joined Phone.com as Vice President of Finance and Administration and Chief Financial Officer in August 1997 and was appointed to the additional office of Treasurer in September 1997. Mr. Black was Chief Financial Officer of Vicor, Inc., a provider of Internet information capture and delivery systems for financial services firms, from August 1992 to August 1997. Prior to his tenure at Vicor, Mr. Black was with KPMG LLP between 1982 and 1992, most recently with the firm's High Technology practice. Mr. Black holds a Bachelor of Commerce and a graduate diploma in Public Accountancy from McGill University. Mr. Black is a member of the California Society of Certified Public Accountants and the Canadian Institute of Chartered Accountants.

   Andrew Laursen. Mr. Laursen joined Phone.com as Vice President of Product Development and Engineering in June 1996, after working from August 1986 to June 1996 at Oracle Corporation, most recently as the Vice President and general manager of the Network Computer Division. Prior to this position, he pioneered Oracle's efforts in the area of digital video and worked in various management and development roles in the database server division. Before working at Oracle, Mr. Laursen was employed with Tolerant Systems, a computer systems company, where he was responsible for the development of their fault-tolerant UNIX file system. Mr. Laursen began his career at AT&T Bell Laboratories. He holds a B.S. degree in Computer Science from Michigan State University and an M.S. degree in Computer Science from the University of Illinois.

   Benjamin Linder. Mr. Linder joined Phone.com in January 1996 as Vice President of Product Management and was appointed as Vice President of Marketing in October 1996. From July 1987 to December 1995 Mr. Linder worked at Oracle Corporation, where he most recently served as Vice President of Marketing, co-founding Oracle's New Media Division in 1992. Prior to working in the New Media division of Oracle, Mr. Linder was Director of Technical Services for the massively parallel processing technology at Oracle. He holds B.S. degrees in Electrical Engineering and Computer Science from the Massachusetts Institute of Technology.

   Maurice Jeffery. Mr. Jeffery joined Phone.com in August 1996 as Director of Business Development and was promoted to Vice President of North American Sales in August 1997. Prior to joining Phone.com, Mr. Jeffery held various management positions, including European Managing Director, at General Magic, Inc., a telecommunications software and services infrastructure company, from September 1994 to August 1996. Prior to working at General Magic, he held various management positions in technical support, business development and marketing at Hewlett-Packard Company from September 1984 to September 1994. Mr. Jeffery holds a B.S. degree in Computer Science and Commercial Studies from GCAT, England.

   Tony Miranzadeh. Tony Miranzadeh joined Phone.com as Vice President of Sales and Business Development, Asia Pacific and Latin America in March 1999. From April 1984 to February 1999, Mr. Miranzadeh held various management positions with Lucent Technologies, including Director of Business Development and Strategy in the United Kingdom, where he was responsible for the commercialization and introduction of third generation wireless technologies. Mr. Miranzadeh also held the position of Director of Sales and Business Development for GSM and CDMA network technologies for the Asia Pacific region. Mr. Miranzadeh holds a B.S. degree in Electrical Engineering from the University of Illinois and an M.S. degree in Electrical and Computer Engineering from the Illinois Institute of Technology.

   Malcolm Bird. Prior to joining Phone.com as Vice President of Europe in September 1997, Mr. Bird worked at Acorn Computer Group, Plc., a computer company, from November 1989 to

April 1997, serving most recently as divisional chief executive for the network computing and online media divisions. While at Acorn, Mr. Bird directed the design of Oracle's Network Computer, launched Acorn's entry into the emerging interactive television market and co-founded Advanced RISC Machines, Ltd.
(ARM), a joint venture between Acorn, Apple Computer and VLSI Technology. Before working at Acorn, Mr. Bird worked with the PA Consulting Group, a consulting company. Mr. Bird holds a B.S. degree in Mechanical Engineering from Imperial College, London University.

   Roger Evans. Mr. Evans has been a director of Phone.com since September 1995. Mr. Evans has been associated with Greylock Management Corporation, a Boston-based venture capital firm, since 1989, serving as a general partner since January 1991. From 1985 to 1988, he served as President and Chief Executive Officer of Micom Systems, Inc., a data communications equipment manufacturer, which he co-founded in 1976. He also serves as a director of Ascend Communications, Inc., a wide area networking company, Copper Mountain Networks, a communications equipment company, Maker Communications, Inc., a communications semiconductor company, and several other privately-held companies. Mr. Evans holds a Master of Arts degree in Economics from Cambridge University, England.

   Reed Hundt. Mr. Hundt has been a director of Phone.com since April 1999. Since November 1998, Mr. Hundt has been a senior advisor on information industries to McKinsey & Company, a worldwide management consulting firm. He has also been a principal of Charles Ross Partners, LLC, a Bethesda, Maryland firm that provides consulting and investment advice on telecommunications, since November 1997. From November 1993 to November 1997, Mr. Hundt was Chairman of the Federal Communications Commission. Prior to joining the FCC, Mr. Hundt was a partner at the law firm of Latham & Watkins. Mr. Hundt serves on the boards of directors of Allegiance Telecom, Inc., Ascend Communications, Inc., NorthPoint Communications, Inc., and Novell, Inc.

   David Kronfeld. Mr. Kronfeld has been a director of Phone.com since February 1998. Mr. Kronfeld founded JK&B Capital in January 1996 and is the managing member. Mr. Kronfeld is also a general partner at Boston Capital Ventures, where he specializes in the telecommunications and software industries. Before joining Boston Capital Ventures in October 1989, Mr. Kronfeld was the Vice President of Acquisitions and Venture Investments at Ameritech, a telecommunications company, from October 1984 to October 1989. Prior to working for Ameritech, Mr. Kronfeld was a Senior Manager at Booz Allen & Hamilton, an international management consulting firm, from 1977 to 1981. Mr. Kronfeld is a director of SCC Communications, Inc., a 911 service provider, MGC Communications, Inc., a local exchange carrier, and 21st Century Telecom Group, a telecommunications company. He holds a B.S. degree in Electrical Engineering and an M.S. degree in Computer Science from Stevens Institute of Technology and an M.B.A. degree from The Wharton School of Business.

   Andrew Verhalen. Mr. Verhalen has been a director of Phone.com since September 1995. Mr. Verhalen is a general partner of Matrix Partners, a venture capital firm, which he joined in 1992. From 1986 to 1991, Mr. Verhalen worked at 3Com Corporation, a network equipment manufacturer, initially as a Vice President of Marketing, then as Vice President and General Manager of the Network Adapter Division. Prior to joining 3Com, he worked for five years in the Microprocessor Group at Intel Corporation, in various marketing, management and strategic planning roles. He currently is a director of Copper Mountain Networks, a network equipment manufacturer, WatchGuard Technologies, a network security company, and several private technology companies. Mr. Verhalen holds a B.S. degree in Electrical Engineering, an M. Eng. degree in Electrical Engineering and an M.B.A. degree from Cornell University.

Board Composition

   Our bylaws currently provide for a board of directors consisting of six members. The term of each of our current directors will expire at the next annual meeting of stockholders. Commencing at the first annual meeting of stockholders following the annual meeting of stockholders when we shall have had at least 800 stockholders, the board of directors will be divided into three classes, each serving staggered three-year terms: Class I, whose term will expire at the first annual meeting of stockholders following the annual meeting of stockholders when we shall have had at least 800 stockholders; Class II, whose term will expire at the second annual meeting of stockholders following the annual meeting of stockholders when we shall have had at least 800 stockholders; and Class III, whose term will expire at the third annual meeting of stockholders following the annual meeting of stockholders when we shall have had at least 800 stockholders. As a result, only one class of directors will be elected at each annual meeting of stockholders of Phone.com, with the other classes continuing for the remainder of their respective terms. Messrs. Rossmann, Parrish, Evans, Verhalen and Kronfeld were elected to the board of directors pursuant to a voting agreement by and among Phone.com and some of its principal stockholders. This voting agreement will terminate upon completion of this offering. Each of our current directors will continue to serve on the board of directors upon completion of this offering.

Board Compensation

   Except for reimbursement for reasonable travel expenses relating to attendance at board meetings and the grant of stock options, directors are not compensated for their services as directors. Directors who are employees of Phone.com are eligible to participate in our 1995 and 1996 stock plans and will be eligible to participate in our employee stock purchase plan. Directors who are not employees of Phone.com are eligible to participate in our 1996 stock plan and will be eligible to participate in our directors' stock option plan.

   1999 Directors' Stock Option Plan. The directors' stock option plan was adopted by the board of directors in March 1999 and was approved by our stockholders in May 1999. A total of 600,000 shares of common stock has been reserved for issuance under the directors' stock option plan, all of which remain available for future grants. The directors' stock option plan provides for the grant of nonstatutory stock options to nonemployee directors of Phone.com. The directors' stock option plan is designed to work automatically without administration; however, to the extent administration is necessary, it will be performed by the board of directors. To the extent they arise, it is expected that conflicts of interest will be addressed by abstention of any interested director from both deliberations and voting regarding matters in which a director has a personal interest.

   The directors' stock option plan provides that each person who becomes a nonemployee director of Phone.com after the completion of this offering will be granted a nonstatutory stock option to purchase 33,333 shares of common stock on the date on which the individual first becomes a nonemployee director of Phone.com. Thereafter, on the first board of directors meeting date of each calendar quarter beginning on or after October 1, 2000, each nonemployee director who was a member of the board of directors prior to the completion of the offering will be granted an option to purchase 2,500 shares of common stock. In addition, on the first board of directors meeting date of each calendar quarter that begins at least one year following the initial option grant to a nonemployee director who becomes a director after the completion of this offering, but in no event earlier than October 1, 2000, the director will be granted an option to purchase 2,500 shares of common stock.

   The directors' stock option plan sets neither a maximum nor a minimum number of shares for which options may be granted to any one nonemployee director, but does specify the number of shares that may be included in any grant and the method of making a grant. No option granted under the directors' stock option plan is transferable by the optionee other than by will or the laws of descent or distribution or pursuant to a qualified domestic relations order, and each option is exercisable, during the lifetime of the optionee, only by the optionee. All options granted under the directors' stock option plan shall vest in full immediately upon grant of the option. If a nonemployee director ceases to serve as a director for any reason other than death or disability, he or she may, but only within 90 days after the date he or she ceases to be a director of Phone.com, exercise options granted under the directors' stock option plan. If he or she does not exercise the option within the 90-day period, the option shall terminate. The exercise price of all stock options granted under the directors' stock option plan shall be equal to the fair market value of a share of our common stock on the date of grant of the option. Options granted under the directors' stock option plan have a term of five years.

   In the event of a sale of all or substantially all of our assets, our merger with or into another corporation or any other reorganization of Phone.com in which more than 50% of the shares of Phone.com entitled to vote are exchanged, each nonemployee director shall have either (i) a reasonable time within which to exercise the option prior to the effectiveness of the dissolution, liquidation, sale, merger or reorganization, at the end of which time the option shall terminate, or (ii) the right to exercise the option or receive a substitute option with comparable terms, as to an equivalent number of shares of stock of the corporation succeeding Phone.com or acquiring its business. Our board of directors may amend or terminate the directors' stock option plan as long as this action does not adversely affect any outstanding option and we shall obtain stockholder approval for any amendment to the extent required by applicable law.

Board Committees

   The compensation committee currently consists of Messrs. Evans and Verhalen. The compensation committee:

  . reviews and approves the compensation and benefits for our executive officers and grants stock options under our stock option plans; and . makes recommendations to the board of directors regarding executive compensation matters.

   The audit committee currently consists of Messrs. Kronfeld and Evans. The audit committee:

  . makes recommendations to the board of directors regarding the selection of independent auditors.
  . reviews the results and scope of the audit and other services provided by our independent auditors; and
  . reviews and evaluates our audit and control functions.

Compensation Committee Interlocks and Insider Participation

   The members of the compensation committee of Phone.com's board of directors are currently Messrs. Evans and Verhalen, neither of whom has at any time been an officer or employee of Phone.com. We have issued and sold in private placement transactions shares of preferred stock to Greylock Equity Limited Partnership and to Matrix Partners IV, L.P. and Matrix IV Entrepreneurs

Fund. Mr. Evans is a general partner of Greylock Equity GP Limited Partnership, the general partner of Greylock Equity Limited Partnership, and Mr. Verhalen is a general partner of Matrix Partners, the general partner of Matrix Partners IV, L.P. and of Matrix IV Entrepreneurs Fund. The following summarizes these transactions:

Greylock Equity Limited Partnership

  . June 1995: 1,999,999 shares of Series A preferred stock at $0.50 per share.
  . January 1996: 786,566 shares of Series B preferred stock at $1.68 per share.
  . October 1996: 78,718 shares of Series C preferred stock at $3.81 per share.
  . January 1998: 78,716 shares of Series D preferred stock at $5.08 per share.

Entities affiliated with Matrix Partners

  . June 1995: 1,999,998 shares of Series A preferred stock at $0.50 per share.
  . January 1996: 786,565 shares of Series B preferred stock at $1.68 per share.
  . October 1996: 78,718 shares of Series C preferred stock at $3.81 per share.
  . January 1998: 78,715 shares of Series D preferred stock at $5.08 per share.

Executive Compensation

   Summary Compensation. The following table sets forth compensation awarded to, earned by, or paid to our Chief Executive Officer and the four other most highly compensated executive officers whose total cash compensation exceeded $100,000 during the year ended June 30, 1998 (collectively, the "named executive officers").

                           Summary Compensation Table

                                                    Long-Term
                                Annual             Compensation
                             Compensation             Awards
                          ---------------------    ------------
                                                    Securities
Name and Principal                                  Underlying     All Other
Position                  Salary($)    Bonus($)     Options(#)  Compensation($)
------------------        ---------    --------    ------------ ---------------
Alain Rossmann
 Chairman and Chief
  Executive Officer...... $ 157,500    $     --           --        $  806(1)

Charles Parrish
 Executive Vice
  President..............   167,500     107,352(2)   106,667           935(1)

Maurice Jeffery
 Vice President, North
  America Sales..........   118,508      56,667(3)    55,000           600(1)

Malcolm Bird
 Managing Director,
  Phone.com (Europe)
  Ltd....................   103,000(4)  137,224(3)   120,000        15,000(5)

Michael Matthys
 former Vice President,
  Asia Sales(6)..........    84,615      69,444           --           497(1)

---------------------
(1) Consists of life insurance premiums paid by Phone.com.
(2) Consists of sales commissions, payments for moving and relocation costs and monthly payments for housing expenses pursuant to relocation agreement.

(3) Consists of sales commissions.
(4) Includes auto allowance of approximately $3,000.
(5) Consists of contribution to pension plan.
(6) Mr. Matthys resigned from Phone.com in February 1999.

   Option Grants. The following table shows information regarding stock options granted to the Named Executive Officers during the fiscal year ended June 30, 1998. No stock appreciation rights were granted to these individuals during the year.

                       Option Grants in Last Fiscal Year

                                                                      Potential Realizable
                                                                        Value at Assumed
                                                                        Annual Rates Of
                         Number of    Percentage                          Stock Price
                           Shares      of Total                         Appreciation for
                         Underlying    Options   Exercise                Option Term(1)
                          Options     Granted to Price per Expiration --------------------
Name                      Granted     Employees    Share      Date        5%        10%
----                     ----------   ---------- --------- ---------- ---------- ---------
Alain Rossmann..........       --         --          --          --          --        --
Charles Parrish.........  106,667        8.6%      $2.48   6/24/2008  $1,647,252 2,779,333
Maurice Jeffery.........   35,000(2)     2.8        0.60   2/18/2008     606,124   977,591
                           20,000(3)     1.6        2.48   6/24/2008     308,857   521,123
Malcolm Bird............  100,000(2)     8.1        0.39   9/24/2007   1,752,784 2,814,117
                           20,000(3)     1.6        2.48   6/24/2008     308,857   521,123
Michael Matthys(4)......       --         --          --          --          --        --

---------------------
(1) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the Securities and Exchange Commission and are based on the assumption that the assumed initial public offering price of $11.00 per share was the fair market value of the common stock on the date of grant. There is no assurance provided to any executive officer or any other holder of our securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level.
(2) These stock options, which were granted under the 1996 stock plan, become exercisable at a rate of 1/4 of the total number of shares of common stock subject to the option on the first anniversary of the date of grant, and 1/48 of the total number of shares monthly thereafter, as long as the optionee remains an employee with, consultant to, or director of Phone.com.
(3) These options, which were granted under the 1996 Stock Plan, become exercisable at a rate of 1/10 of the total number of shares of common stock subject to the option on the second anniversary of the date of grant, 2/10 on the third anniversary, 3/10 on the fourth anniversary and 4/10 on the fourth anniversary, as long as the optionee remains an employee with, consultant to, or director of Phone.com.
(4) Mr. Matthys resigned from Phone.com in February 1999.

   Aggregate Option Exercises and Holdings. The following table provides certain summary information concerning the shares of common stock represented by outstanding stock options held by each of the Named Executive Officers as of June 30, 1998.

                         Fiscal Year-End Option Values

                                                      Number of Securities
                                                     Underlying Unexercised     Value of Unexercised
                          Number of                    Options at June 30,     In-the-Money Options at
                           Shares                            1998(#)             June 30, 1998($)(1)
                         Acquired on     Value      ------------------------- -------------------------
Name                     Exercise(#) Realized($)(1) Exercisable Unexercisable Exercisable Unexercisable
----                     ----------- -------------- ----------- ------------- ----------- -------------
Alain Rossmann..........       --             --         --             --          --             --
Charles Parrish.........       --             --         --        106,667          --     $  909,336
Maurice Jeffrey.........   14,581       $157,037        731         74,687      $7,873        746,529
Malcolm Bird............       --             --         --        120,000          --      1,231,489
Michael Matthys(2)......       --             --         --             --          --             --

---------------------
(1) The amount set forth represents the difference between the fair market value of the underlying common stock at June 30, 1998 (using an assumed initial public offering price of $11.00 per share as the fair market value) and the exercise price of the option.
(2) Mr. Matthys resigned from Phone.com in February 1999.

   We have entered into agreements with each of our executive officers which provide that if the officer's employment is terminated involuntarily other than for cause within 18 months following a change of control transaction, then subject to limitations, the vesting of any stock option or restricted stock held by the officer shall be automatically accelerated so that the option or restricted stock becomes completely vested.

Stock Plans

   1995 Stock Plan. Our 1995 stock plan provides for the grant of incentive stock options to employees and nonstatutory stock options and stock purchase rights to employees, directors and consultants. The purposes of the 1995 stock plan are to attract and retain the best available personnel, to provide additional incentives to our employees and consultants and to promote the success of our business. The 1995 stock plan was originally adopted by our board of directors in October 1995 and approved by our stockholders in October 1995. Unless terminated earlier by the board of directors, the 1995 stock plan shall terminate in October 2005. A total of 1,649,462 shares of common stock have been reserved for issuance under the 1995 stock plan. As of March 31, 1999, options to purchase 445,166 shares of common stock were outstanding at a weighted average exercise price of $0.16, 1,204,296 shares had been issued upon exercise of outstanding options or pursuant to restricted stock purchase agreements, and no shares remained available for future grant.

   The administrator of the 1995 stock plan may be either the board of directors or a committee of the board. The administrator determines the terms of options granted under the 1995 stock plan, including the number of shares subject to the option, exercise price, term and exercisability. Incentive stock options granted under the 1995 stock plan must have an exercise price of at least 100% of the fair market value of the common stock on the date of grant and at least 110% of the fair market value in the case of an optionee who holds more than 10% of the total voting power of all classes of our stock. Nonstatutory stock options granted under the 1995 stock plan must have an exercise price of at least 85% of the fair market value of the common stock on the date of grant (or at least 110% of the fair market value in the case of an optionee who holds more than 10% of the total voting power of all classes of our stock). Payment of the exercise price may be made in cash or other consideration as determined by the administrator.

   The administrator determines the term of options, which may not exceed 10 years (or five years in the case of an option granted to a holder of more than 10% of the total voting power of all classes of our stock). No option may be transferred by the optionee other than by will or the laws of descent or distribution. Each option may be exercised during the lifetime of the optionee only by the optionee. The administrator determines when options become exercisable. Options granted under the 1995 stock plan generally must be exercised within 60 days after the termination of the optionee's status as an employee, director or consultant of Phone.com, or within 12 months if termination is due to the death or disability of the optionee, but in no event later than the expiration of the option's term. Options granted under the 1995 stock plan generally vest at the rate of 1/4 of the total number of shares subject to the option 12 months after the date of grant, and 1/48 of the total number of shares subject to the option each month thereafter.

   In the event of our merger with or into another corporation, each option may be assumed or an equivalent option substituted by the successor corporation. The administrator has the authority to amend or terminate the 1995 stock plan provided that no action that impairs the rights of any holder of an outstanding option may be taken without the holder's consent. In addition, stockholder approval will be obtained for any amendment to the extent required by applicable law.

   In addition to stock options, the administrator may issue stock purchase rights under the 1995 stock plan to employees, directors and consultants. The administrator determines the number of shares, price, terms, conditions and restrictions related to a grant of stock purchase rights. The purchase price of a stock purchase right granted under the 1995 stock plan must be at least 85% of the fair market value of the shares as of the date of the offer. The period during which the stock purchase right is held open is determined by the administrator, but in no case shall this period exceed 30 days. Unless the administrator determines otherwise, the recipient of a stock purchase right must execute a restricted stock purchase agreement granting Phone.com an option to repurchase unvested shares at cost upon termination of the recipient's relationship with us.

   1996 Stock Plan. Our 1996 stock plan provides for the grant of incentive stock options to employees and nonstatutory stock options and stock purchase rights to employees, directors and consultants. The purposes of the 1996 stock plan are to attract and retain the best available personnel, to provide additional incentives to our employees and consultants and to promote the success of our business. The 1996 stock plan was originally adopted by our board of directors in September 1996 and approved by our stockholders in October 1996. The 1996 stock plan was amended by our board of directors in March 1999 to increase the total number of shares reserved for issuance by 4,250,000 shares and to incorporate other changes. This amendment to the 1996 stock plan was approved by our stockholders in May 1999. Unless terminated earlier by the board of directors, the 1996 stock plan shall terminate in September 2006. A total of 7,734,425 shares of common stock have been reserved for issuance under the 1996 stock plan. In addition, the number of shares reserved under the plan will automatically be increased each year, beginning on July 1, 2000 in an amount equal to the lesser of (a) 1,500,000 shares, (b) four percent of the shares outstanding on the last day of the preceding fiscal year or (c) a lesser number of shares as is determined by the board of directors. As of March 31, 1999, options to purchase 2,876,180 shares of common stock were outstanding at a weighted average exercise price of $2.13, 385,438 shares had been issued upon exercise of outstanding options or pursuant to restricted stock purchase agreements, and 4,472,807 shares remained available for future grant.

   The administrator of the 1996 stock plan may be either the board of directors or a committee of the board. The administrator determines the terms of options granted under the 1996 stock plan, including the number of shares subject to the option, exercise price, term and exercisability. In no event, however, may an individual receive option grants for more than 1,000,000 shares under the 1996 plan in any fiscal year. Incentive stock options granted under the 1996 stock plan must have an exercise price of at least 100% of the fair market value of the common stock on the date of grant and at least 110% of the fair market value in the case of an optionee who holds more than 10% of the total voting power of all classes of our stock. Nonstatutory stock options granted under the 1996 stock plan must have an exercise price of at least 85% of the fair market value of the common stock on the date of grant. Payment of the exercise price may be made in cash or other consideration as determined by the administrator.

   The administrator determines the term of options, which may not exceed 10 years (or five years in the case of an option granted to a holder of more than 10% of the total voting power of all classes of our stock). No option may be transferred by the optionee other than by will or the laws of descent or distribution provided, however, that the administrator may in its discretion provide for the transferability of nonstatutory stock options granted under the 1996 stock plan. Each option may be exercised during the lifetime of the optionee only by the optionee or permitted transferee. The administrator determines when options become exercisable. Options granted under the 1996 stock plan generally must be exercised within 30 to 90 days, as determined by the administrator, after the termination of the optionee's status as an employee, director or consultant of Phone.com, or within 12 months if termination is due to the death or disability of the optionee, but in no event later than the expiration of the option's term. Options granted under the 1996 stock plan generally vest over a period of four or five years.

   In the event of our merger with or into another corporation, each option may be assumed or an equivalent option substituted by the successor corporation. However, if the successor corporation does not agree to assume or substitute the option, the option will terminate. The administrator has the authority to amend or terminate the 1996 stock plan provided that no action that impairs the rights of any holder of an outstanding option may be taken without the holder's consent. In addition, stockholder approval is required to increase the number of shares subject to the 1996 stock plan, to change the designation of the class of persons eligible to be granted options or to increase the individual grant limitation.

   In addition to stock options, the administrator may issue stock purchase rights under the 1996 stock plan to employees, directors and consultants. The administrator determines the number of shares, price, terms, conditions and restrictions related to a grant of stock purchase rights. The purchase price of a stock purchase right granted under the 1996 stock plan must be at least 85% of the fair market value of the shares as of the date of the offer. The period during which the stock purchase right is held open is determined by the administrator, but in no case shall this period exceed 30 days. Unless the administrator determines otherwise, the recipient of a stock purchase right must execute a restricted stock purchase agreement granting Phone.com an option to repurchase the unvested shares at cost upon termination of the recipient's relationship with us.

   1999 Employee Stock Purchase Plan. Our employee stock purchase plan was adopted by the board of directors in March 1999 and was approved by our stockholders in May 1999. A total of 600,000 shares of common stock has been reserved for issuance under the employee stock purchase plan, plus an automatic annual increase on the first day of each of our fiscal years beginning in 2000, 2001, 2002, 2003 and 2004 equal to the lesser of 500,000 shares or 1% of our outstanding common stock on the last day of the immediately preceding fiscal year. The employee stock purchase plan becomes effective upon the date of this offering. Unless terminated earlier by the board of directors, the employee stock purchase plan shall terminate in March 2019.

   The employee stock purchase plan, which is intended to qualify under Section 423 of the Code, will be implemented by a series of overlapping offering periods of approximately 24 months' duration, with new offering periods (other than the first offering period) commencing on May 1 and November 1 of each year. Each offering period will generally consist of four consecutive purchase periods of six months' duration, at the end of which an automatic purchase will be made for participants. The initial offering period is expected to commence on the date of this offering and end on April 30, 2001; the initial purchase period is expected to begin on the date of this offering and end on January 31, 2000, with subsequent purchase periods ending on April 30, 2000, October 31, 2000 and April 30, 2001. The employee stock purchase plan will be administered by the board of directors or by a committee appointed by the board. Our employees (including officers and employee directors), or of any majority-owned subsidiary designated by the board, are eligible to participate in the employee stock purchase plan if they are employed by us or a subsidiary of ours for at least 20 hours per week and more than five months per year. The employee stock purchase plan permits eligible employees to purchase common stock through payroll deductions, which in any event may not exceed 20% of an employee's base salary. The purchase price is equal to the lower of 85% of the fair market value of the common stock at the beginning of each offering period or at the end of each purchase period. Employees may end their participation in the employee stock purchase plan at any time during an offering period, and participation ends automatically on termination of employment.

   An employee cannot be granted an option under the employee stock purchase plan if immediately after the grant the employee would own stock and/or hold outstanding options to purchase stock equaling 5% or more of the total voting power or value of all classes of our stock or stock of our subsidiaries, or if the option would permit an employee to purchase stock under the employee stock purchase plan at a rate that exceeds $25,000 of fair market value of stock for each calendar year in which the option is outstanding. In addition, no employee may purchase more than 2,500 shares of common stock under the employee stock purchase plan in any one purchase period. If the fair market value of the common stock on a purchase date is less than the fair market value at the beginning of the offering period, each participant in that offering period shall automatically be withdrawn from the offering period as of the end of the purchase date and re-enrolled in the new twenty-four month offering period beginning on the first business day following the purchase date.

   If we merge or consolidate with or into another corporation or sell all or substantially all of our assets, each right to purchase stock under the employee stock purchase plan will be assumed or an equivalent right substituted by the successor corporation. However, the board of directors will shorten any ongoing offering period so that employees' rights to purchase stock under the employee stock purchase plan are exercised prior to the transaction in the event that the successor corporation refuses to assume each purchase right or to substitute an equivalent right of the acquiring corporation. The board of directors has the power to amend or terminate the employee stock purchase plan and to change or terminate offering periods as long as this action does not adversely affect any outstanding rights to purchase stock thereunder. However, the board of directors may amend or terminate the employee stock purchase plan or an offering period even if it would adversely affect outstanding options in order to avoid our incurring adverse accounting charges.

Limitation of Liability and Indemnification Matters

   Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that a director of a corporation will not be personally liable for monetary damages for breach of an individual's fiduciary duties as a director except for liability:

  . for any breach of a director's duty of loyalty to Phone.com or to its stockholders,
  . for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, . for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law or
  . for any transaction from which a director derives an improper personal benefit.

   Our bylaws provide that Phone.com shall indemnify its directors and executive officers and may indemnify its officers, employees and other agents to the full extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of an indemnified party. Our bylaws also permit us to advance expenses incurred by an indemnified party in connection with the defense of any action or proceeding arising out of a party's status or service as a director, officer, employee or other agent of Phone.com upon an undertaking by the party to repay the advances if it is ultimately determined that he or she is not entitled to indemnification.

   We have entered into separate indemnification agreements with each of our directors and officers. These agreements require us to, among other things, indemnify the director or officer against expenses (including attorney's fees), judgments, fines and settlements paid by the individual in connection with any action, suit or proceeding arising out of the individual's status or service as a director or officer of Phone.com (other than liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest) and to advance expenses incurred by the individual in connection with any proceeding against the individual with respect to which he or she may be entitled to indemnification by us. We believe that our certificate of incorporation and bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. Following completion of this offering, we also will maintain directors' and officers' liability insurance.

   At present we are not aware of any pending litigation or proceeding involving any director, officer, employee or agent of Phone.com where indemnification will be required or permitted. Furthermore, we are not aware of any threatened litigation or proceeding that might result in a claim for indemnification.

                              CERTAIN TRANSACTIONS

   Some stock option grants to directors and executive officers of Phone.com are described herein under the caption "Management--Executive Compensation."

   Since our inception, we have issued, in private placement transactions, shares of preferred stock as follows: an aggregate of 4,731,997 shares of Series A Preferred Stock at $0.50 per share in June 1995, an aggregate of 3,999,987 shares of Series B Preferred Stock at $1.68 per share in December 1995, January 1996 and February 1996, an aggregate of 2,538,766 shares of Series C Preferred Stock at $3.81 per share in October 1996, an aggregate of 6,444,877 shares of Series D Preferred Stock at $5.08 per share in January and February 1998 and an aggregate of 2,458,543 shares of Series E Preferred Stock at $7.24 per share in March 1999. The share and per share data set forth herein and in the table below assume the automatic conversion of our outstanding preferred stock into common stock upon the completion of this offering. The following table summarizes the shares of preferred stock purchased by named executive officers, directors and 5% stockholders of Phone.com and persons and entities associated with them in the private placement transactions:

                                        Series A  Series B  Series C  Series D
                                        Preferred Preferred Preferred Preferred
Investor                                  Stock     Stock     Stock     Stock
--------                                --------- --------- --------- ---------
Alain Rossmann........................    132,000       --       --         --
Greylock Equity Limited Partnership
 (Roger Evans)........................  1,999,999  786,566   78,718     78,716
Entities Affiliated with Matrix
 Partners (Andrew Verhalen)...........  1,999,998  786,565   78,718     78,715
Entities Affiliated with JK&B Capital,
 L.P. (David Kronfeld)................         --       --       --    590,370

   Shares held by affiliated persons and entities have been aggregated. See "Principal Stockholders."

   The following officers and one director issued full recourse promissory notes to Phone.com to purchase restricted stock under the 1995 stock plan and the 1996 stock plan. The full principal amount and accrued interest under each note remain outstanding. The terms of the notes are summarized below:

                                             Principal
       Name                   Date of Note    Amount       Date Due     Interest Rate
       ----                 ---------------- --------- ---------------- -------------
   Alan Black.............. October 31, 1997 $ 52,000  October 31, 2001     6.24%
                               July 20, 1998 $123,750     July 20, 2002     5.49%
   Andrew Laursen..........    July 11, 1996 $ 85,000     July 11, 2000     6.48%
   Benjamin Linder.........    July 11, 1996 $ 23,800     July 11, 2000     6.48%
   Reed Hundt..............   April 16, 1999 $200,000    April 16, 2004     5.28%

   We have entered into indemnification agreements with our officers and directors containing provisions requiring us to, among other things, indemnify our officers and directors against liabilities that may arise by reason of our status or service as officers or directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

   We have entered into agreements with each of our executive officers which provide that if the officer's employment is terminated involuntarily other than for cause within 18 months following a change of control transaction, then subject to limitations, the vesting of any stock option or restricted stock held by the officer shall be automatically accelerated so that the option or restricted stock becomes completely vested.

   We entered into a relocation agreement with Charles Parrish on December 23, 1996 pursuant to which we have agreed to pay Mr. Parrish a housing allowance of $3,570 per month starting in September 1996 through the earlier of August 2003 or the date that Mr. Parrish's terminates employment with Phone.com. We have also entered into a loan agreement with Mr. Parrish on December 23, 1996, under which we have agreed to lend Mr. Parrish $300,000 less the aggregate amount of all payments made to him under the relocation agreement upon Mr. Parrish's request before August 1, 2003 in order to assist him in purchasing a residence. In addition, we have agreed to pay Mr. Parrish a severance payment equal to six months of his base salary if Mr. Parrish's employment with us is involuntarily terminated. We have entered into a letter agreement with Malcolm Bird on August 18, 1997, which provides that if Mr. Bird's employment with us is involuntarily terminated by us other than for cause, he will receive a severance payment equal to six months of his base salary and continue to receive his medical insurance benefits for a period of six months following his termination.

   In connection with Mr. Hundt's appointment as a director in April 1999, he received a stock option to purchase 33,333 shares of common stock at an exercise price of $12.00 per share under our 1996 stock plan. This option is fully exercisable as of the date of grant. In addition, in April 1999, we issued and sold 16,667 shares of common stock to Mr. Hundt at a purchase price of $12.00 shares under our 1996 stock plan. The aggregate purchase price of $200,000 was paid by Mr. Hundt through the issuance of a full recourse promissory note, which bears interest at the rate of 5.28% per annum. The principal and interest under this note become due and payable on the earlier of April 16, 2004 or the date of termination of Mr. Hundt's employment or consulting relationship with Phone.com.

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth certain information with respect to beneficial ownership of our common stock as of April 16, 1999, and as adjusted to reflect the sale of 4,000,000 shares of common stock offered in this offering, as to:

  . each person (or group of affiliated persons) known by us to own beneficially more than 5% of our outstanding common stock, . each of our directors,
  . each of the executive officers named in the summary compensation table,
    and
  . all directors and executive officers of Phone.com as a group.

   Except as indicated in the footnotes to this table and under applicable community property laws, to our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock. Options exercisable on or before June 15, 1999, are included as shares beneficially owned. For the purposes of calculating percent ownership, as of April 16, 1999, 26,527,267 shares were issued and outstanding, and, for any individual who beneficially owns shares represented by options exercisable on or before June 15, 1999, these shares are treated as if outstanding for that person, but not for any other person. Unless otherwise indicated, the address of each of the individuals named below is: c/o Phone.com, Inc., 800 Chesapeake Drive, Redwood City, California 94063.

                                                     Percent
                                                  Beneficially
                                                      Owned          Options
                                                -----------------  Exercisable
                                     Number of   Before   After   On or Before
Name and Address                       Shares   Offering Offering June 15, 1999
----------------                     ---------- -------- -------- -------------
Alain Rossmann(1)..................   3,737,832   14.1%   12.3%          --
Roger Evans(2).....................   3,037,475   11.4%   10.0%       33,333
 c/o Greylock Management
 One Federal Street
 Boston, MA 02110
Andrew Verhalen(3).................   3,037,471   11.4%   10.0%       33,333
 c/o Matrix Partners
 Bay Colony Corporate Center
 1000 Winter Street, Suite 4500
 Waltham, MA 02154
Greylock Equity Limited               3,004,142   11.3%    9.8%          --
 Partnership.......................
 c/o Greylock Management
 One Federal Street
 Boston, MA 02110
Entities affiliated with Matrix       3,004,138   11.3%    9.8%          --
 Partners(4).......................
 Bay Colony Corporate Center
 1000 Winter Street, Suite 4500
 Waltham, MA 02154
Charles Parrish....................     752,822    2.8%    2.5%
David Kronfeld(5)..................     635,763    2.4%    2.1%       33,333
 c/o JK&B Capital
 205 North Michigan Avenue, Suite
  808
 Chicago, IL 60601
Reed Hundt(6)......................      50,000      *      *         33,333
Malcolm Bird(7)....................      43,750      *      *         43,750
Maurice Jeffery(8).................      34,270      *      *         19,689
Michael Matthys(9).................      29,166      *      *
All directors and executive
 officers as a group (13 persons)..  12,374,590   46.0%   40.1%      353,289

--------
  *  Less than 1%.

 (1) Includes 74,832 shares held by Platane Fund. Mr. Rossmann is the manager of Platane Fund, and disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.
 (2) Consists of 33,333 shares issuable upon exercise of outstanding options exercisable on or before June 15, 1999 and 3,004,142 shares held by Greylock Equity Limited Partnership. Mr. Evans is a director of Phone.com and a general partner of Greylock Equity GP Limited Partnership, the general partner of Greylock Equity Limited Partnership. Mr. Evans disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. The other general partners of Greylock Equity GP Limited Partnership with whom Mr. Evans shares voting and dispositive powers over these shares are Henry F. McCance, Howard E. Cox, Jr., David
     N. Strohm, William W. Helman and William S. Kaiser.
 (3) Consists of 33,333 shares issuable upon exercise of outstanding options exercisable on or before June 15, 1999, 2,853,934 shares held by Matrix Partners IV, L.P. and 150,204 shares held by Matrix IV Entrepreneurs Fund. Mr. Verhalen is a director of Phone.com and a general partner of Matrix Partners, the general partner of each of Matrix Partners IV, L.P. and Matrix IV Entrepreneurs Fund. Mr. Verhalen disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. The other general partners of Matrix Partners with whom Mr. Verhalen shares voting and dispositive powers over these shares are Paul J. Ferri,
     W. Michael Humphreys, Timothy A. Barrows and Andrew Marcuvitz.
 (4) Consists of 2,853,934 shares held by Matrix Partners IV, L.P. and 150,204 shares held by Matrix IV Entrepreneurs Fund. Mr. Verhalen is a director of Phone.com and a general partner of Matrix Partners, the general partner of each of Matrix Partners IV, L.P. and Matrix IV Entrepreneurs Fund.
     Mr. Verhalen disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. The other general partners of Matrix Partners with whom Mr. Verhalen shares voting and dispositive powers over these shares are Paul J. Ferri, W. Michael Humphreys, Timothy
     A. Barrows and Andrew Marcuvitz.
 (5) Consists of 33,333 shares issuable upon exercise of outstanding options exercisable on or before June 15, 1999, 401,620 shares held by JK&B Capital, L.P. and 200,810 shares held by JK&B Capital II, L.P. Mr. Kronfeld is a director of Phone.com and general partner of JK&B Capital, the general partner of JK&B Capital, L.P. and JK&B Capital II, L.P. Mr. Kronfeld disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. The other general partners of JK&B Capital with whom Mr. Kronfeld shares voting and dispositive powers over these shares are George Spencer and Eileen Richardson.
 (6) Includes 16,667 shares held by Charles Ross Investment Fund Number 6, which is affiliated with Charles Ross Partners, LLC, of which Mr. Hundt is a principal. Mr. Hundt disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Also includes 33,333 shares issuable upon exercise of outstanding options exercisable on or before June 15, 1999.
 (7) Consists of 43,750 shares issuable upon exercise of outstanding options exercisable on or before June 15, 1999.
 (8) Includes 19,689 shares issuable upon exercise of outstanding options exercisable on or before June 15, 1999.
 (9) Mr. Matthys resigned from Phone.com in February 1999.

                          DESCRIPTION OF CAPITAL STOCK

   Following the closing of the sale of the shares offered hereby, our authorized capital stock will consist of 100,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of preferred stock, $0.001 par value.

Common Stock

   As of March 31, 1999, there were 26,506,858 shares of common stock outstanding that were held of record by approximately 96 stockholders after giving effect to the conversion of our preferred stock into common stock at a one-to-one ratio and assuming no exercise or conversion of outstanding convertible securities after March 31, 1999. There will be 30,506,858 shares of common stock outstanding (assuming no exercise of the underwriters' over-allotment option and no exercise or conversion of outstanding convertible securities after March 31, 1999) after giving effect to the sale of the shares of common stock offered hereby.

   The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably any dividends that may be declared from time to time by the board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of Phone.com, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions available to the common stock. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

   Effective upon the closing of this offering, Phone.com will be authorized to issue 5,000,000 shares of undesignated preferred stock. The board of directors will have the authority to issue the undesignated preferred stock in one or more series and to determine the powers, preferences and rights and the qualifications, limitations or restrictions granted to or imposed upon any wholly unissued series of undesignated preferred stock and to fix the number of shares constituting any series and the designation of a series, without any further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Phone.com without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. At present, we have no plans to issue any shares of preferred stock.

Registration Rights of Stockholders

   The holders of 20,174,170 shares of common stock or their transferees are entitled to rights to register these shares, called "registrable securities," under the Securities Act. These rights are provided under the terms of an agreement between Phone.com and the holders of registrable securities. Subject to limitations in this agreement, the holders of the registrable securities may require, on two occasions at any time after six months from the effective date of this offering, that Phone.com use its best efforts to register the registrable securities for public resale, provided that the proposed aggregate offering price is in excess of $15,000,000. If we register any of our common stock either for our own account or for the account of other security holders, the holders of registrable securities are entitled to include their shares of common stock in the registration. A holder's right to include shares in an underwritten registration is subject to the ability of the underwriters to limit the number of shares included in this offering. All fees, costs and expenses of these registrations must be borne by Phone.com and all selling expenses (including underwriting discounts, selling commissions and stock transfer taxes) relating to registrable securities must be borne by the holders of the securities being registered.

Anti-Takeover Provisions of Delaware Law and Charter Provisions

   We are subject to the provisions of Section 203 of the Delaware Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder unless (with exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's outstanding voting stock. This provision may have the effect of delaying, deferring or preventing a change in control of Phone.com without further action by the stockholders. In addition, upon completion of this offering, provisions of our charter documents, including a provision eliminating the ability of stockholders to take actions by written consent, may have the effect of delaying or preventing changes in control or management of Phone.com, which could have an adverse effect on the market price of our common stock. Our stock option and purchase plans generally provide for assumption of our plans or substitution of an equivalent option of a successor corporation or, alternatively, at the discretion of the board of directors, exercise of some or all of the options stock, including non-vested shares, or acceleration of vesting of shares issued pursuant to stock grants, upon a change of control or similar event. The board of directors has authority to issue up to 5,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of these shares without any further vote or action by the stockholders. The rights of the holders of the common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock, thereby delaying, deferring or preventing a change in control of Phone.com. Furthermore, this preferred stock may have other rights, including economic rights senior to the common stock, and, as a result, the issuance of preferred stock could have a material adverse effect on the market value of the common stock. We have no present plan to issue shares of preferred stock.

   Commencing at the first annual meeting of stockholders following the date on which we shall have had at least 800 stockholders, the board of directors will be divided into three classes, each serving staggered three-year terms: Class I, whose term will expire at the first annual meeting of stockholders following the annual meeting of stockholders when we shall have had at least 800 stockholders; Class II, whose term will expire at the second annual meeting of stockholders following the annual meeting of stockholders when we shall have at least 800 stockholders; and Class III, whose term will expire at the third annual meeting of stockholders following the annual meeting of stockholders when we shall have had at least 800 stockholders. As a result, only one class of directors will be elected at each annual meeting of stockholders of Phone.com, with the other classes continuing for the remainder of their respective terms. These provisions in our amended and restated certificate of incorporation may have the effect of delaying or preventing changes in control or management of Phone.com.

Warrants

   As of March 31, 1999, warrants were outstanding to purchase an aggregate of 31,486 shares of common stock at a weighted average exercise price of $3.81 per share.

Transfer Agent and Registrar

   The transfer agent and registrar for our common stock is U.S. Stock Transfer Corporation.

Listing

   We have applied to list our common stock on The Nasdaq Stock Market's National Market under the trading symbol "PHCM."

                        SHARES ELIGIBLE FOR FUTURE SALE

   Before this offering, there has been no public market for our common stock. A significant public market for the common stock may not develop or be sustained after this offering. Future sales of substantial amounts of our common stock in the public market, or the possibility of these sales occurring, could adversely affect prevailing market prices for our common stock or our future ability to raise capital through an offering of equity securities.

   Upon completion of this offering, we will have outstanding 30,506,858 shares of common stock. Of these shares, the 4,000,000 shares to be sold in this offering (4,600,000 shares if the underwriters' over-allotment option is exercised in full) will be freely tradable in the public market without restriction under the Securities Act, unless the shares are held by "affiliates" of Phone.com, as that term is defined in Rule 144 under the Securities Act.

   The remaining 26,506,858 shares outstanding upon completion of this offering will be "restricted securities" as that term is defined under Rule 144. We issued and sold these restricted securities in private transactions in reliance on exemptions from registration under the Securities Act. Restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, as summarized below.

   Pursuant to "lock-up" agreements, all the executive officers, directors and stockholders of Phone.com, who collectively hold an aggregate of 26,506,858 of these restricted securities, have agreed not to offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any of these shares for a period of 180 days from the date of this prospectus. We also have entered into an agreement with the underwriters that we will not offer, sell or otherwise dispose of common stock for a period of 180 days from the date of this prospectus. However, Credit Suisse First Boston Corporation may in its sole discretion, at any time without notice, release all or any portion of the shares subject to lock-up agreements.

   Taking into account the lock-up agreements, and assuming Credit Suisse First Boston does not release stockholders from these agreements, the following shares will be eligible for sale in the public market at the following times:

  . On the date of this prospectus, the 4,000,000 shares sold in the offering will be immediately available for sale in the public market.
  . 180 days after the effective date, approximately 18,144,062 shares will be eligible for sale, 11,768,289 of which will be subject to volume, manner of sale and other limitations under Rule 144.
  . The remaining 8,362,796 shares will be eligible for sale under Rule 144 upon the expiration of various one-year holding periods after the expiration of the lock-up period.

   Following the expiration of the lock-up period, shares issued upon exercise of options we granted prior to the date of this prospectus will also be available for sale in the public market pursuant to Rule 701 under the Securities Act. Rule 701 permits resales of these shares beginning 90 days after the date of this prospectus. In general, under Rule 144, after the expiration of the lock-up period, a person who has beneficially owned restricted securities for at least one year would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

  . 1% of the then-outstanding shares of common stock, or . the average weekly trading volume of the common stock during the four calendar weeks preceding the sale.

   Sales under Rule 144 are also subject to manner of sale and notice requirements and to the availability of current public information about Phone.com. Under Rule 144(k), a person who has not been our affiliate at any time during the three months before a sale and who has beneficially owned the shares proposed to be sold for at least two years can sell these shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

   We intend to file, after the effective date of this offering, a registration statement on Form S-8 to register approximately 8,994,153 shares of common stock reserved for issuance under the 1995 stock plan, the 1996 stock plan, the employee stock purchase plan and the directors' stock option plan. The registration statement will become effective automatically upon filing. Shares issued under the foregoing stock and option plans, after the filing of a registration statement on Form S-8, may be sold in the open market, subject, in the case of some holders, to the Rule 144 limitations applicable to affiliates, the lock-up agreements and vesting restrictions imposed by us.

   In addition, following this offering, the holders of 20,174,170 shares of outstanding common stock will, under some circumstances, have rights to require us to register their shares for future sale. See "Description of Capital Stock--Registration Rights of Stockholders."

                                  UNDERWRITING

   Under the terms and subject to the conditions contained in an underwriting
agreement dated       , 1999, we have agreed to sell to the underwriters named
below the following respective numbers of shares of common stock:

                                                                      Number of
  Underwriter                                                          Shares
  -----------                                                         ---------
    Credit Suisse First Boston Corporation...........................
    BancBoston Robertson Stephens Inc. ..............................
    Hambrecht & Quist LLC............................................
    U.S. Bancorp Piper Jaffray Inc.  ................................
      Total.......................................................... 4,000,000
                                                                      =========

   The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering of common stock may be terminated.

   We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 600,000 additional shares from us at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

   The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling
group members at that price less a concession of $    per share. The
underwriters and selling group members may allow a discount of $    per share
on sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to dealers may be changed by the representatives.

   The following table summarizes the compensation and estimated expenses we will pay.

                                                             Total
                                                 -----------------------------
                                            Per     Without          With
                                           Share Over-Allotment Over-Allotment
                                           ----- -------------- --------------
   Underwriting discounts and commissions
    payable by Phone.com ................
   Expenses payable by Phone.com.........

   The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock being offered.

   We, our officers and directors and our stockholders have agreed that we and they will not offer, sell, contract to sell, announce an intention to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Commission a registration statement under the Securities Act relating to, any additional shares of our common stock or securities convertible into or exchangeable or exercisable for any of our common stock without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus, except in the case of issuances pursuant to the exercise of employee stock options outstanding on the date hereof.

   The underwriters have reserved for sale, at the initial public offering price up to 230,000 shares of the common stock for employees, directors and other persons associated with us who have expressed an interest in purchasing common stock in the offering. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase these reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

   We have agreed to indemnify the underwriters against liabilities under the Securities Act or contribute to payments which the underwriters may be required to make in that respect.

   We have applied to list our common stock on The Nasdaq Stock Market's National Market under the symbol "PHCM."

   Prior to this offering, there has been no public market for the common stock. The initial public offering price will be determined by negotiation between us and the underwriters. The principal factors to be considered in determining the public offering price include: the information set forth in this prospectus and otherwise available to the underwriters; the history and the prospects for the industry in which we will compete; the ability of our management; the prospects for our future earnings; the present state of our development and our current financial condition; the general condition of the securities markets at the time of this offering; and the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

   The representatives on behalf of the underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on The Nasdaq Stock Market's National Market or otherwise and, if commenced, may be discontinued at any time.

   In March 1999, we issued an aggregate of 2,458,543 shares of our Series E preferred stock at a per share price of $7.24. Credit Suisse First Boston Corporation acted as the placement agent for this private placement of our Series E preferred stock, for which it received a customary fee for its services. In connection with this financing, a director of Credit Suisse First Boston Corporation purchased 4,143 shares of Series E preferred stock in the private placement and has agreed not to sell, pledge, transfer or hypothecate his shares for a one year period after the date of this prospectus.

                          NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

   The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of the common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

Representations of Purchasers

   Each purchaser of common stock in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from whom the purchase confirmation is received that (i) the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under these securities laws, (ii) where required by law, that the purchaser is purchasing as principal and not as agent, and (iii) the purchaser has reviewed the text above under "Resale Restrictions."

Rights of Action (Ontario Purchasers)

   The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission of rights of action under the civil liability provisions of the U.S. federal securities laws.

Enforcement of Legal Rights

   All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or these persons. All or a substantial portion of the assets of the issuer and these persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or these persons in Canada or to enforce a judgment obtained in Canadian courts against the issuer or persons outside of Canada.

Notice to British Columbia Residents

   A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that a purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by the purchaser in this offering. This report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

Taxation and Eligibility for Investment

   Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and with respect to the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

   The validity of the common stock offered hereby will be passed upon for Phone.com by Venture Law Group, A Professional Corporation, Menlo Park, California. Some legal matters in connection with this offering will be passed upon for the underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Venture Law Group attorneys and an entity affiliated with Venture Law Group hold an aggregate of 8,954 shares of our common stock.

                                    EXPERTS

   The consolidated balance sheets as of June 30, 1997 and 1998, and March 31, 1999, and the consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 1998, and the nine months ended March 31, 1999, have been included in the Registration Statement in reliance upon the report of KPMG LLP, independent auditors, and upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the Securities and Exchange Commission a Registration Statement (which term shall include any amendments thereto) on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, some items of which are contained in exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to Phone.com and the common stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto, and the financial statements and notes filed as a part thereof. Statements made in this prospectus concerning the contents of any document referred to herein are not necessarily complete. With respect to each document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved. The Registration Statement, including exhibits thereto and the financial statements and notes filed as a part thereof, as well as reports and other information filed with the Commission, may be inspected without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, NY 10048, and the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any part thereof may be obtained from the Commission upon payment of fees prescribed by the Commission. These reports and other information may also be inspected without charge at a Web site maintained by the Commission. The address of the site is http://www.sec.gov.

                        PHONE.COM, INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Independent Auditors' Report.............................................. F-2
Consolidated Balance Sheets as of June 30, 1997 and 1998, and March 31,
 1999..................................................................... F-3
Consolidated Statements of Operations for the years ended June 30, 1996,
 1997, and 1998, and for the nine months ended March 31, 1998 (unaudited)
 and 1999................................................................. F-4
Consolidated Statements of Stockholders' Equity for the years ended June
 30, 1996, 1997, and 1998, and for the nine months ended March 31, 1999... F-5
Consolidated Statements of Cash Flows for the years ended June 30, 1996,
 1997, and 1998, and for the nine months ended March 31, 1998 (unaudited)
 and 1999................................................................. F-6
Notes to Consolidated Financial Statements................................ F-7

                       INDEPENDENT AUDITORS' REPORT

The Board of Directors
Phone.com, Inc.:

  We have audited the accompanying consolidated balance sheets of Phone.com, Inc. (formerly Unwired Planet, Inc.) and subsidiaries (the Company) as of June 30, 1997 and 1998, and March 31, 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1998, and for the nine months ended March 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Phone.com, Inc. and subsidiaries as of June 30, 1997 and 1998, and March 31, 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 1998, and for the nine months ended March 31, 1999, in conformity with generally accepted accounting principles.

/s/ KPMG LLP

Mountain View, California
April 12, 1999, except as to Note 5(b) which is as of June 7, 1999

                        PHONE.COM, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
               (In thousands, except share and per share amounts)

                                          June 30,           March 31, 1999
                                      ------------------  ---------------------
                                        1997      1998     Actual    Pro Forma
                                      --------  --------  --------  -----------
                                                                    (Unaudited)
ASSETS
Current assets:
  Cash and cash equivalents.......... $  4,090  $ 12,677  $ 20,230   $ 20,230
  Short-term investments.............    3,924    20,787    27,601     27,601
  Accounts receivable................      126     2,724     5,461      5,461
  Prepaid expenses and other current
   assets............................      128       352       833        833
                                      --------  --------  --------   --------
    Total current assets.............    8,268    36,540    54,125     54,125
Property and equipment, net..........    1,226     1,336     1,710      1,710
Deposits and other assets............      265     1,268     1,485      1,485
                                      --------  --------  --------   --------
                                      $  9,759  $ 39,144  $ 57,320   $ 57,320
                                      ========  ========  ========   ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of equipment loan
   and capital lease obligations..... $     --  $    424  $    424   $    424
  Accounts payable...................      213       532       685        685
  Accrued liabilities................      565     1,877     4,857      4,857
  Deferred revenue...................      856     7,003    18,749     18,749
                                      --------  --------  --------   --------
    Total current liabilities........    1,634     9,836    24,715     24,715
Equipment loan and capital lease
 obligations, less current portion...       --       915       607        607
                                      --------  --------  --------   --------
    Total liabilities................    1,634    10,751    25,322     25,322
                                      --------  --------  --------   --------
Commitments
Stockholders' equity:
  Convertible preferred stock, $0.001
   par value; actual-- 11,398,664,
   17,843,550 and 20,329,720 shares
   authorized as of June 30, 1997 and
   1998, and March 31, 1999,
   respectively; 11,270,750,
   17,715,627 and 20,174,170 shares
   issued and outstanding as of June
   30, 1997 and 1998, and March 31,
   1999, respectively; aggregate
   liquidation preference of $18,759,
   $51,299, and $69,299 as of June
   30, 1997 and 1998, and March 31,
   1999, respectively; pro forma--
   5,000,000 shares authorized; no
   shares issued and outstanding.....       12        18        20         --
  Common stock, $0.001 par value;
   32,000,000 shares authorized;
   actual--5,712,250, 6,192,398 and
   6,332,688 shares issued and
   outstanding as of June 30, 1997
   and 1998, and March 31, 1999,
   respectively; pro forma--
   100,000,000 shares authorized;
   26,506,858 shares issued and
   outstanding.......................        6         6         6         26
  Additional paid-in capital.........   18,864    51,611    69,158     69,158
  Deferred stock-based compensation..       --    (1,786)   (1,545)    (1,545)
  Treasury stock.....................      (46)      (72)     (196)      (196)
  Notes receivable from
   stockholders......................     (147)     (197)     (285)      (285)
  Accumulated deficit................  (10,564)  (21,187)  (35,160)   (35,160)
                                      --------  --------  --------   --------
    Total stockholders' equity.......    8,125    28,393    31,998     31,998
                                      --------  --------  --------   --------
                                      $  9,759  $ 39,144  $ 57,320   $ 57,320
                                      ========  ========  ========   ========

          See accompanying notes to consolidated financial statements.

                        PHONE.COM, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (In thousands, except per share data)

                                                          Nine months ended
                               Year ended June 30,            March 31,
                             --------------------------  --------------------
                              1996     1997      1998       1998       1999
                             -------  -------  --------  ----------- --------
                                                         (Unaudited)
Revenues:
  License................... $    --  $    80  $    522    $   289   $  1,530
  Maintenance and support
   services.................      --      212     1,683        635      3,786
  Consulting services.......      --       --        --         --      1,401
                             -------  -------  --------    -------   --------
    Total revenues..........      --      292     2,205        924      6,717
                             -------  -------  --------    -------   --------
Cost of revenues:
  License...................      --       87        95         59        172
  Maintenance and support
   services.................      --      266     1,063        715      1,876
  Consulting services.......      --       --        --         --        646
                             -------  -------  --------    -------   --------
    Total cost of revenues..      --      353     1,158        774      2,694
                             -------  -------  --------    -------   --------
    Gross profit (loss).....      --      (61)    1,047        150      4,023
                             -------  -------  --------    -------   --------
Operating expenses:
  Research and development..   1,387    3,959     5,732      3,871      8,406
  Sales and marketing.......     757    3,198     5,011      3,307      6,504
  General and
   administrative...........     522    1,237     1,801      1,185      2,731
  Stock-based compensation..      --       --       108         45        784
                             -------  -------  --------    -------   --------
    Total operating
     expenses...............   2,666    8,394    12,652      8,408     18,425
                             -------  -------  --------    -------   --------
    Operating loss..........  (2,666)  (8,455)  (11,605)    (8,258)   (14,402)
Interest income, net........     196      464       982        528      1,139
                             -------  -------  --------    -------   --------
    Loss before income
     taxes..................  (2,470)  (7,991)  (10,623)    (7,730)   (13,263)
Income taxes................      --       --        --         --        710
                             -------  -------  --------    -------   --------
    Net loss................ $(2,470) $(7,991) $(10,623)   $(7,730)  $(13,973)
                             -------  -------  --------    -------   --------
Basic and diluted net loss
 per share.................. $ (0.53) $ (1.67) $  (2.03)   $ (1.50)  $  (2.49)
                             =======  =======  ========    =======   ========
Shares used in computing
 basic and diluted net loss
 per share..................   4,704    4,776     5,221      5,142      5,618
                             =======  =======  ========    =======   ========

          See accompanying notes to consolidated financial statements.

                        PHONE.COM, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       (In thousands, except share data)

                      Convertible                                                          Notes
                    preferred stock    Common stock    Additional   Deferred             receivable                  Total
                   ----------------- -----------------  paid-in   stock-based  Treasury     from     Accumulated stockholders'
                     Shares   Amount  Shares    Amount  capital   compensation  stock   stockholders   deficit      equity
                   ---------- ------ ---------  ------ ---------- ------------ -------- ------------ ----------- -------------
Balances as of
 June 30, 1995...   4,731,997  $ 5   4,671,000   $ 5    $ 2,340     $    --     $  --      $  (4)     $   (103)     $ 2,243
 Issuance of
  common stock to
  employees for
  cash...........          --   --      72,806    --          3          --        --         --            --            3
 Issuance of
  Series B
  convertible
  preferred
  stock, net of
  $36 of issuance
  costs..........   3,999,987    4          --    --      6,680          --        --         --            --        6,684
 Payment on notes
  receivable from
  stockholders...          --   --          --    --         --          --        --          4            --            4
 Net loss........          --   --          --    --         --          --        --         --        (2,470)      (2,470)
                   ----------  ---   ---------   ---    -------     -------     -----      -----      --------      -------
Balances as of
 June 30, 1996...   8,731,984    9   4,743,806     5      9,023          --        --         --        (2,573)       6,464
 Issuance of
  common stock to
  officers and
  employees for
  notes
  receivable.....          --   --   1,065,000     1        192          --        --       (193)           --           --
 Issuance of
  common stock to
  consultant.....          --   --      10,360    --          2          --        --         --            --            2
 Stock options
  exercised......          --   --      93,084    --          9          --        --         --            --            9
 Issuance of
  Series C
  convertible
  preferred
  stock, net of
  $32 issuance
  costs..........   2,538,766    3          --    --      9,638          --        --         --            --        9,641
 Repurchase of
  common stock in
  settlement of
  notes
  receivable from
  stockholders...          --   --    (200,000)   --         --          --       (46)        46            --           --
 Net loss........          --   --          --    --         --          --        --         --        (7,991)      (7,991)
                   ----------  ---   ---------   ---    -------     -------     -----      -----      --------      -------
Balances as of
 June 30, 1997...  11,270,750   12   5,712,250     6     18,864          --       (46)      (147)      (10,564)       8,125
 Issuance of
  common stock to
  officers and
  employees for
  notes
  receivable.....          --   --     226,667    --         88          --        --        (88)           --           --
 Repayment of
  notes
  receivable from
  stockholders...          --   --          --    --         --          --        --         12            --           12
 Stock options
  exercised......          --   --     403,481    --         87          --        --         --            --           87
 Issuance of
  Series D
  convertible
  preferred
  stock, net of
  $2,056 issuance
  costs..........   6,444,877    6          --    --     30,678          --        --         --            --       30,684
 Repurchase of
  common stock in
  settlement of
  notes
  receivable from
  stockholders...          --   --    (150,000)   --         --          --       (26)        26            --           --
 Deferred
  compensation
  related to
  stock option
  grants.........          --   --          --    --      1,894      (1,894)       --         --            --           --
 Amortization of
  stock-based
  compensation...          --   --          --    --         --         108        --         --            --          108
 Net loss........          --   --          --    --         --          --        --         --       (10,623)     (10,623)
                   ----------  ---   ---------   ---    -------     -------     -----      -----      --------      -------
Balances as of
 June 30, 1998...  17,715,627   18   6,192,398     6     51,611      (1,786)      (72)      (197)      (21,187)      28,393
 Issuance of
  common stock to
  officers and
  employees for
  notes
  receivables....          --   --      90,000    --        223          --        --       (223)           --           --
 Stock options
  exercised......          --   --     154,457    --         83          --        --         --            --           83
 Issuance of
  Series E
  convertible
  preferred
  stock, net of
  $1,100 issuance
  costs..........   2,458,543    2          --    --     16,698          --        --         --            --       16,700
 Repurchase of
  common stock in
  settlement of
  notes
  receivable from
  stockholders...          --   --    (104,167)   --         --          --      (124)       124            --           --
 Repayment of
  notes
  receivable from
  stockholders...          --   --          --    --         --          --        --         11            --           11
 Deferred
  compensation
  related to
  stock option
  grants.........          --   --          --    --        543       (543)        --         --            --           --
 Amortization of
  stock-based
  compensation...          --   --          --    --         --         784        --         --            --          784
 Net loss........          --   --          --    --         --          --        --         --       (13,973)     (13,973)
                   ----------  ---   ---------   ---    -------     -------     -----      -----      --------      -------
Balances as of
 March 31, 1999..  20,174,170  $20   6,332,688   $ 6    $69,158     $(1,545)    $(196)     $(285)     $(35,160)     $31,998
                   ==========  ===   =========   ===    =======     =======     =====      =====      ========      =======

          See accompanying notes to consolidated financial statements.

                        PHONE.COM, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                           Nine months ended
                                Year ended June 30,            March 31,
                              --------------------------  --------------------
                               1996     1997      1998       1998       1999
                              -------  -------  --------  ----------- --------
                                                          (Unaudited)
Cash flows from operating
 activities:
 Net loss.................... $(2,470) $(7,991) $(10,623)  $ (7,730)  $(13,973)
 Adjustments to reconcile net
  loss to net cash used for
  operating activities:
  Depreciation and
   amortization..............     108      447       630        442        699
  Amortization of deferred
   stock-based compensation..     --       --        108         45        784
  Changes in operating assets
   and liabilities:
   Accounts receivable.......     --      (126)   (2,598)      (988)    (2,737)
   Prepaid expenses and other
    assets...................    (156)    (233)     (427)      (107)      (698)
   Accounts payable..........     175       38       319        166        153
   Accrued liabilities.......      31      462     1,312        798      2,980
   Deferred revenue..........      25      831     6,147      5,050     11,746
                              -------  -------  --------   --------   --------
    Net cash used for
     operating activities....  (2,287)  (6,572)   (5,132)    (2,324)    (1,046)
                              -------  -------  --------   --------   --------
Cash flows from investing
 activities:
 Purchases of property and
  equipment, net.............    (852)    (914)     (367)       (41)    (1,073)
 Purchases of short-term
  investments................     --    (3,924)  (32,338)   (21,912)   (30,735)
 Proceeds from sales and
  maturities of short-term
  investments................     --       --     15,475      7,552     23,921
 Other assets................     --       --       (800)       --         --
                              -------  -------  --------   --------   --------
   Net cash used for
    investing activities.....    (852)  (4,838)  (18,030)   (14,401)    (7,887)
                              -------  -------  --------   --------   --------
Cash flows from financing
 activities:
 Net proceeds from sale of
  convertible preferred
  stock......................   6,680    9,641    30,684     30,684     16,700
 Issuance of common stock....       3       11        87         48         83
 Repayment of notes
  receivable from
  stockholders...............       4      --         12         12         11
 Proceeds from equipment
  loan.......................     --       --      1,300      1,300        --
 Repayment of equipment loan
  and capital lease
  obligations................     --       --       (334)      (239)      (308)
                              -------  -------  --------   --------   --------
   Net cash provided by
    financing activities.....   6,687    9,652    31,749     31,805     16,486
                              -------  -------  --------   --------   --------
Net increase (decrease) in
 cash and cash equivalents...   3,548   (1,758)    8,587     15,080      7,553
Cash and cash equivalents at
 beginning of period.........   2,300    5,848     4,090      4,090     12,677
                              -------  -------  --------   --------   --------
Cash and cash equivalents at
 end of period............... $ 5,848  $ 4,090  $ 12,677   $ 19,170   $ 20,230
                              =======  =======  ========   ========   ========
Supplemental disclosures of
 cash flow information:
 Property and equipment
  acquired under capital
  lease obligations.......... $   --   $   --   $    373   $    162   $    --
                              =======  =======  ========   ========   ========
 Common stock issued to
  officers and employees for
  notes receivable........... $   --   $   193  $     88   $     88   $    223
                              =======  =======  ========   ========   ========
 Repurchase of common stock
  in settlement of notes
  receivable from
  stockholders............... $   --   $    46  $     26   $     26   $    124
                              =======  =======  ========   ========   ========
 Deferred stock-based
  compensation............... $   --   $   --   $  1,894   $    431   $    543
                              =======  =======  ========   ========   ========

          See accompanying notes to consolidated financial statements.

                        PHONE.COM, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               June 30, 1996, 1997, and 1998, and March 31, 1999

                     (Information for the nine months ended
                         March 31, 1998, is unaudited.)

1. Organization and Significant Accounting Policies

(a) Organization

   Phone.com, Inc. (the Company) was incorporated in Delaware in 1994 to develop and market software that enables the delivery of Internet-based services to mass-market wireless telephones. The Company was formerly known as Unwired Planet, Inc., but changed its name to Phone.com, Inc. effective April 1999.

(b) Basis of Consolidation

   The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Phone.com Japan, K.K. and Phone.com (Europe) Limited. All significant intercompany accounts and transactions have been eliminated in consolidation.

(c) Revenue Recognition

   For agreements entered into prior to July 1, 1998, the Company recognized revenues in accordance with the provisions of the American Institute of Certified Public Accountants' Statement of Position ("SOP") No. 91-1, Software Revenue Recognition. Effective July 1, 1998, the Company adopted SOP 97-2, Software Revenue Recognition, as amended by SOP 98-4 and SOP 98-9. SOP 97-2, as amended, generally requires revenue earned on software arrangements involving multiple elements to be allocated to each element based on the relative fair value of the elements. The adoption of SOP 97-2, as amended, did not have a significant impact on the Company's accounting for revenues.

   The Company licenses its UP.Link Server Suite products to network operators through its direct sales force and indirectly through its channel partners. The Company's license agreements do not provide for a right of return. Allowances for future estimated warranty costs are provided at the time revenue is recognized. Licenses can be purchased on an as-deployed basis or on a prepaid basis. For licenses purchased on an as-deployed basis, license revenue is recognized as subscribers are activated to use the services that are based on the Company's UP.Link Server Suite Products. The Company has no obligation to provide standards-compliant products once a subscriber has been activated. For licenses purchased on a prepaid basis, prepaid license fees are recognized under subscription accounting due to the Company's commitment to provide standards-compliant products for each license covered by the prepaid arrangement. This subscription revenue is recognized ratably over the contractual term of the prepaid arrangement (i.e., the date the prepaid licenses expire if not used), beginning after delivery and acceptance have occurred. The prepaid license period is generally twelve to thirty months. Licenses expire if not activated prior to the end of the prepaid license term. The Company recognizes revenues from maintenance and support services provided to network operators ratably over the term of the agreement, generally one year, and recognizes revenues from consulting services provided to network operators as the services are performed.

   The Company recognizes revenues from UP.Browser agreements with wireless telephone manufacturers ratably over the period during which the services are performed, generally one year. The Company provides its wireless telephone manufacturer customers with support associated with their efforts to port its UP.Browser software to their wireless telephones, software error corrections and new releases as they become available commercially.

(d) Initial Public Offering and Unaudited Pro Forma Balance Sheet

   In March 1999, the Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission ("SEC") that would permit the Company to sell shares of the Company's common

                        PHONE.COM, INC. AND SUBSIDIARIES
stock in connection with a proposed initial public offering ("IPO"). Following the closing of the Company's IPO, the number of authorized shares of convertible preferred stock and common stock will be 5,000,000 and 100,000,000, respectively. If the offering is consummated under the terms presently anticipated, all the then outstanding shares of the Company's convertible preferred stock will automatically convert into shares of common stock on a one-for-one basis upon the closing of the proposed IPO. The conversion of all of the convertible preferred stock has been reflected in the accompanying unaudited pro forma consolidated balance sheet as if it had occurred on March 31, 1999.

(e) Cash and Cash Equivalents

   Cash and cash equivalents consist of cash and highly liquid investments with remaining maturities of less than 90 days at the date of purchase. The Company is exposed to credit risk in the event of default by the financial institutions or the issuers of these investments to the extent of the amounts recorded on the balance sheet in excess of amounts that are insured by the FDIC. As of June 30, 1997 and 1998, and March 31, 1999 cash equivalents consisted principally of money market funds and commercial paper.

(f) Accounting for Certain Investments in Debt and Equity Securities

   The Company classifies its investments in debt securities as available-for-sale. Available-for-sale securities are carried at fair market value, which approximates amortized cost.

(g) Financial Instruments and Concentration of Credit Risk

   The carrying value of the Company's financial instruments, including cash and cash equivalents, short-term investments, accounts receivable, and equipment loans approximates fair market value. Financial instruments that subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and trade accounts receivable.

   The Company sells its products and services principally to leading wireless network operators and prominent wireless telephone manufacturers. Credit risk is concentrated in North America and Japan. The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers. The Company has had no write-offs of accounts receivable and, based on an ongoing evaluation of its accounts receivable collectibility and customer creditworthiness, has recorded no allowance for doubtful accounts receivable to date.

(h) Property and Equipment

   Property and equipment are recorded at cost less accumulated depreciation and amortization. Depreciation is calculated using the straight-line method over the estimated useful lives of the respective assets, generally three to five years. Leasehold improvements are amortized over the shorter of the estimated useful lives of the assets or the lease term.

(i) Impairment of Long-Lived Assets

   The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of any asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

                       PHONE.COM, INC. AND SUBSIDIARIES

(j) Research and Development

   Research and development costs are expensed as incurred until technological feasibility has been established. To date, the Company's software has been available for general release concurrent with the establishment of technological feasibility and, accordingly, no development costs have been capitalized.

(k) Use of Estimates

   The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(l) Income Taxes

   Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts to be recovered.

(m) Accounting for Stock-Based Compensation Plans

   The Company uses the intrinsic-value method to account for all of its employee stock-based compensation plans. Expense associated with stock-based compensation is being amortized on an accelerated basis over the vesting period of the individual award consistent with the method described in Financial Accounting Standards Board ("FASB") Interpretation No. 28.

(n) Foreign Currency Transactions

   The functional currency for the Company's foreign subsidiaries is the U.S. dollar. Accordingly, such entities remeasure monetary assets and liabilities at exchange rates in effect as of each reporting date while nonmonetary items are remeasured at historical rates. Income and expense accounts are remeasured at the average rates in effect during each such period, except for depreciation which is remeasured at historical rates. Remeasurement adjustments and transaction gains and losses are recognized in income in the period of occurrence and have not been significant to date.

(o) Comprehensive Income

   The Company has no material components of other comprehensive income (loss) for all periods presented.

(p) Unaudited Interim Consolidated Financial Statements

   The accompanying unaudited interim consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, the accompanying unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring

                        PHONE.COM, INC. AND SUBSIDIARIES
adjustments, necessary for the fair statement of the Company's results of operations and its cash flows for the nine months ended March 31, 1998.

(q) Net Loss Per Share

   Basic net loss per share is computed using the weighted-average number of outstanding shares of common stock excluding shares of restricted stock subject to repurchase summarized below. Diluted net loss per share is computed using the weighted-average number of shares of common stock outstanding and, when dilutive, potential common shares from options and warrants to purchase common stock using the treasury stock method and from convertible securities using the if-converted basis. The following potential common shares have been excluded from the computation of diluted net loss per share for all periods presented because the effect would have been antidilutive (in thousands):

                                                              Nine months ended
                                          Year ended June 30,     March 31,
                                          ------------------- -----------------
                                          1996   1997   1998    1998     1999
                                          ----- ------ ------ -------- --------
   Shares issuable under stock options..    646  2,071  2,877    2,224    3,321
   Shares of restricted stock subject to
    repurchase..........................    --     715    670      680      547
   Shares issuable pursuant to warrants
    to purchase convertible preferred
    stock...............................    --     --      31       31       31
   Shares of convertible preferred stock
    on an "as if converted basis........  8,732 11,271 17,716   17,716   20,174

   The weighted-average exercise price of stock options was $0.11, $0.28 and $1.00 for the years ended June 30, 1996, 1997 and 1998, respectively, and $0.34 and $1.87 for the nine months ended March 31, 1998 and 1999, respectively. The weighted-average purchase price of restricted stock was $0.26 and $0.30 for the years ended June 30, 1997 and 1998, respectively, and $0.30 and $0.48 for the nine months ended March 31, 1998 and 1999, respectively. The weighted-average exercise price of warrants was $3.81 for both the fiscal year ended June 30, 1998 and the nine months ended March 31, 1999.

(r) Recent Accounting Pronouncements

   In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. Because the Company does not currently hold any derivative instruments and does not engage in hedging activities, the Company expects that the adoption of SFAS No. 133 will not have a material impact on its consolidated financial position, results of operations, or cash flows. The Company will be required to adopt SFAS No. 133 in fiscal 2000.

2. Balance Sheet Components

(a) Short-Term Investments

   All of the Company's investments are considered available-for-sale securities and consisted of the following (in thousands):

                                                           June 30,
                                                        -------------- March 31,
                                                         1997   1998     1999
                                                        ------ ------- ---------
     Commercial paper.................................. $3,148 $13,594  $16,304
     Corporate bonds...................................  3,006   9,213   22,380
     Certificates of deposit...........................    --    7,238      --
                                                        ------ -------  -------
                                                        $6,154 $30,045  $38,684
                                                        ====== =======  =======

                       PHONE.COM, INC. AND SUBSIDIARIES

   As of June 30, 1997 and 1998 and March 31, 1999, $2,230,000, $9,258,000,
and $11,083,000, respectively, of the Company's investments are included in cash and cash equivalents.

   The contractual maturity for short-term investments as of March 31, 1999, is as follows (in thousands):

     Due within one year..............................................  $28,120
     Due between one and two years....................................   10,564
                                                                        -------
                                                                        $38,684
                                                                        =======

(b) Property and Equipment

   Property and equipment, consisted of the following (in thousands):

                                                          June 30
                                                       --------------  March 31,
                                                        1997    1998     1999
                                                       ------  ------  ---------
     Computer equipment and software.................  $1,615  $2,214   $ 3,244
     Furniture and equipment.........................      90     213       253
     Leasehold improvements..........................      77      95        98
                                                       ------  ------   -------
                                                        1,782   2,522     3,595
     Accumulated depreciation and amortization.......    (556) (1,186)   (1,885)
                                                       ------  ------   -------
                                                       $1,226  $1,336   $ 1,710
                                                       ======  ======   =======

   Equipment under capital leases aggregated $373,000 as of June 30, 1998 and March 31, 1999. Accumulated amortization on the assets under capital leases aggregated $42,000 and $136,000 as of June 30, 1998 and March 31, 1999,
respectively.

(c) Accrued Liabilities

   Accrued liabilities as of March 31, 1999, include approximately $1,000,000 related to the Company's issuance of its Series E convertible preferred stock. This was payable to one of the Company's underwriters for its IPO and was paid on April 12, 1999.

4. Equipment Loan and Capital Lease Obligations

   In May 1997, the Company entered into a $2,000,000 credit facility with a business credit corporation that consisted of a $1,300,000 equipment term loan and a $700,000 lease line of credit. The equipment loan bears interest at 7.5%, is collateralized by equipment, and is payable in 42 monthly installments of $35,000 through January 2001. As of June 30, 1998 and March 31, 1999, $1,000,000 and $795,000 was outstanding under the term loan, respectively. During fiscal 1998, the Company borrowed approximately $400,000 under the lease line of credit with $339,000 and $236,000 outstanding as of June 30, 1998 and March 31, 1999, respectively, bearing interest at an effective interest rate of 11.8%, and payable in 42 monthly installments of $11,000 through December 2001. The unused portion of the lease line of credit expired in July 1998.

   As of March 31, 1999, aggregate maturities for the equipment loan and capital lease obligations for the remainder of fiscal 1999 and fiscal 2000, 2001, and 2002 are $116,000, $450,000, $455,000 and $10,000, respectively.

   In conjunction with the equipment loan and lease line of credit, the Company issued warrants to purchase 20,466 and 11,020 shares, respectively, of the Company's Series C preferred stock at an exercise price of $3.81

                        PHONE.COM, INC. AND SUBSIDIARIES
per share. These warrants expire the earlier of May 2007, or five years after an initial public offering of the Company's common stock. The fair value of the warrants issued, calculated using the Black-Scholes option pricing model, using the following assumptions: no dividends; contractual life of 10 years; risk-free interest rate of 6.33%; expected volatility of 60%, was not material.

5. Stockholders' Equity

(a) Convertible Preferred Stock

   Convertible preferred stock outstanding as of March 31, 1999, is as follows:

                        Shares Designated Issued and Outstanding Carrying Value
                        ----------------- ---------------------- --------------
   Series:
   Series A...........      4,731,997            4,731,997        $ 2,334,000
   Series B...........      4,000,000            3,999,987          6,684,000
   Series C...........      2,666,667            2,538,766          9,641,000
   Series D...........      6,444,886            6,444,877         30,684,000
   Series E...........      2,486,170            2,458,543         16,700,000
                           ----------           ----------        -----------
                           20,329,720           20,174,170        $66,043,000
                           ==========           ==========        ===========

   The rights, preferences, and privileges of the holders of Series A, B, C, D, and E convertible preferred stock are as follows:

  . Dividends are noncumulative and payable only upon declaration by the Company's Board of Directors at a rate of $0.05, $0.17, $0.38, $0.51, and $0.72 per share for Series A, B, C, D, and E convertible preferred stock, respectively.
  . Holders of Series A, B, C, D, and E convertible preferred stock have a liquidation preference of $0.50, $1.68, $3.81, $5.08, and $7.24 per share, respectively, plus any declared but unpaid dividends over holders of common stock.
  . Each share of Series A, B, C, D, and E convertible preferred stock is convertible at any time into one share of common stock subject to certain antidilution provisions.
  . Each holder of convertible preferred stock has voting rights equal to the number of shares of common stock into which such shares could be converted.

(b) Reverse Stock Split

   On June 7, 1999, the Company effected a two-for-three reverse stock split of its convertible preferred stock and common stock. The accompanying consolidated financial statements have been retroactively restated to give effect to the reverse stock split.

(c) Stock Plans

   The Company is authorized to issue up to 9,383,887 shares of common stock in connection with its 1995 and 1996 stock option plans (the Plans) to directors, employees, and consultants. The Plans provide for the issuance of stock purchase rights, incentive stock options, or nonstatutory stock options.

   The stock purchase rights are subject to a restricted stock purchase agreement whereby the Company has the right to repurchase the stock upon the voluntary or involuntary termination of the purchaser's employment

                        PHONE.COM, INC. AND SUBSIDIARIES
with the Company at the original issuance cost. The Company's repurchase right lapses at a rate determined by the stock plan administrator, but at a minimum rate of 20% per year. Through March 31, 1999, the Company has issued 1,381,667 shares under restricted stock purchase agreements, of which 454,167 shares have been repurchased and 546,665 are subject to repurchase at a weighted-average price of $0.48 per share. Certain of these restricted shares were issued to officers of the Company for full recourse promissory notes with interest rates ranging from 5.49% to 6.48% and terms of four to five years.

   Under the Plans, the exercise price for incentive stock options is at least 100% of the stock's fair market value on the date of grant for employees owning less than 10% of the voting power of all classes of stock, and at least 110% of the fair market value on the date of grant for employees owning more than 10% of the voting power of all classes of stock. For nonstatutory stock options, the exercise price is also at least 110% of the fair market value on the date of grant for employees owning more than 10% of the voting power of all classes of stock and no less than 85% for employees owning less than 10% of the voting power of all classes of stock.

   Under the Plans, options generally expire in 10 years. However, the term of the options may be limited to 5 years if the optionee owns stock representing more than 10% of the voting power of all classes of stock. Vesting periods are determined by the Company's Board of Directors and generally provide for shares to vest ratably over a 4- to 5-year period.

   As of March 31, 1999, there were -0- and 4,472,807 additional shares available for grant under the 1995 and 1996 stock option plans, respectively.

   On March 26, 1999, the Company adopted the 1999 Employee Stock Purchase Plan (the "Purchase Plan") and reserved a total of 600,000 shares of the Company's common stock for issuance thereunder plus an automatic annual increase for fiscal year 2000 through 2004 equal to the lesser of 500,000 shares or 1% of the Company's outstanding common stock on the last day of the immediately preceding fiscal year. The Purchase Plan permits eligible employees to purchase common stock through payroll deductions at a purchase price of 85% of the lower of the fair market value of the common stock at the beginning or end of each offering period, generally 24 months in length.

   On March 26, 1999, the Company adopted the 1999 Directors Stock Option Plan (the "Directors Plan") and reserved a total of 600,000 shares of the Company's common stock for issuance thereunder. Each non-employee director who becomes a member of the Board of Directors will initially be granted an option for 33,333 shares of the Company's common stock and, thereafter, an option to purchase an additional 2,500 shares of the Company's common stock quarterly commencing in the fiscal quarter ending September 30, 2000. Options granted under the Directors Plan vest immediately. The exercise price of the options granted under the Directors Plan will be at the fair value of the Company's common stock on the date of grant.

(d) Stock-Based Compensation

   The Company uses the intrinsic-value method in accounting for its employee stock-based compensation plans. Accordingly, no compensation cost has been recognized for any of its stock options granted or restricted stock sold because the exercise price of each option or purchase price of each share of restricted stock equaled or exceeded the fair value of the underlying common stock as of the grant date for each stock option or purchase date of each restricted stock share, except for stock options granted and restricted stock sold from October 1997 through March 1999. With respect to the stock options granted and restricted stock sold from October 1997 to March 1999, the Company recorded deferred stock compensation of $2,437,000 for the difference at the grant or issuance date between the exercise price of each stock option granted or purchase price of each restricted share sold and the fair value of the underlying common stock. This amount is being

                        PHONE.COM, INC. AND SUBSIDIARIES
amortized on an accelerated basis over the vesting period, generally four to five years, consistent with the method described in FASB Interpretation No. 28. Had compensation costs been determined in accordance with SFAS No. 123 for all of the Company's stock-based compensation plans, net loss and basic and diluted net loss per share would have been as follows:

                                         Year ended June 31,       Nine months
                                       --------------------------  ended March
                                        1996     1997      1998     31, 1999
                                       -------  -------  --------  -----------
   Net loss:
     As reported...................... $(2,470) $(7,991) $(10,623)  $(13,973)
                                       =======  =======  ========   ========
     Pro forma........................ $(2,471) $(8,003) $(10,656)  $(14,133)
                                       =======  =======  ========   ========
   Basic and diluted net loss per
    share:
     As reported...................... $ (0.53) $ (1.67) $  (2.03)  $  (2.49)
                                       =======  =======  ========   ========
     Pro forma........................ $ (0.53) $ (1.68) $  (2.04)  $  (2.52)
                                       =======  =======  ========   ========

   The fair value of each option was estimated on the date of grant using the minimum value method with the following weighted-average assumptions: no dividends; risk-free interest rate of 5.75%, 6.50%, 5.55% and 4.78% for the year ended June 30, 1996, 1997 and 1998, and the nine months ended March 31, 1999, respectively; and expected life of 4.40, 3.84, 3.23 and 2.49 years for the year ended June 30, 1996, 1997 and 1998, and the nine months ended March 31, 1999, respectively.

   A summary of the status of the Company's options under the Plans, is as follows (in thousands, except per share data):

                                         Year ended June 30,                     Nine months
                          ----------------------------------------------------      ended
                                1996             1997              1998         March 31, 1999
                          ---------------- ----------------- ----------------- -----------------
                                 Weighted-         Weighted-         Weighted-         Weighted-
                                  average           average           average           average
                                 exercise          exercise          exercise          exercise
                          Shares   price   Shares    price   Shares    price   Shares    price
                          ------ --------- ------  --------- ------  --------- ------  ---------
Outstanding at beginning
 of period..............   --      $ --      646     $0.11   2,071     $0.28   2,877     $1.00
Granted.................   684      0.11   1,630      0.34   1,422      1.73     762      4.72
Forfeited...............   (38)     0.17    (112)     0.26    (213)     0.30    (164)     0.28
Exercised...............   --        --      (93)     0.13    (403)     0.22    (154)     1.35
                           ---             -----             -----             -----
Outstanding at end of
 period.................   646     $0.11   2,071     $0.28   2,877     $1.00   3,321     $1.86
                           ===             =====             =====             =====
Options exercisable at
 end of period..........    11     $0.11     235     $0.15     385     $0.28     885     $1.24
                           ===             =====             =====             =====
Weighted-average fair
 value of options
 granted during the
 period with exercise
 prices equal to fair
 value at date of
 grant..................           $0.03             $0.07             $0.06             $0.87
Weighted-average fair
 value of options
 granted during the
 period with exercise
 prices less than fair
 value at date of
 grant..................             --                --              $1.82             $1.55

                        PHONE.COM, INC. AND SUBSIDIARIES

   As of March 31, 1999, the range of exercise prices and weighted-average remaining contractual life of outstanding options were as follows (number of options in thousands):

                                Options outstanding         Options exercisable
                         --------------------------------- ---------------------
                                      Weighted-
                                       average
                                      remaining  Weighted-             Weighted-
                                     contractual  average               average
  Range of exercise        Number       life     exercise    Number    exercise
  prices                 outstanding   (years)     price   exercisable   price
  -----------------      ----------- ----------- --------- ----------- ---------
  $0.05 -- $0.39........    1,666       7.91       $0.32       713       $0.31
  $2.30 -- $3.38........    1,373       9.35        2.51        72        2.07
  $7.25.................      247       9.93        7.25       100        7.25
  $12.00................       35       9.99       12.00       --          --
                            -----                              ---
                            3,321       8.68        1.86       885        1.24
                            =====                              ===

6. Leases

   In fiscal 1998, the Company entered into a new noncancelable operating lease for its facilities expiring in June 2005. As of March 31, 1999, the Company has a letter of credit collateralized by a certificate of deposit in the amount of $800,000, included in deposits and other assets in the accompanying consolidated balance sheet as of March 31, 1999, related to the new facility lease. The Company has an additional noncancelable operating lease for its previous facility, which expires in April 2001. However, the Company has entered into a sublease for this facility, which also expires in April 2001.

   Future minimum lease payments under noncancelable operating leases, net of sublease payments, as of March 31, 1999, are as follows (in thousands):

                                                                          Net
                                                     Minimum  Minimum   minimum
                                                      lease   sublease   lease
  Year ending June 30,                               payments payments  payments
  --------------------                               -------- --------  --------
  1999 (three months)..............................  $   542  $  (261)  $   281
  2000.............................................    2,062     (722)    1,340
  2001.............................................    2,014     (402)    1,612
  2002.............................................    1,678      --      1,678
  2003.............................................    1,727      --      1,727
  Thereafter.......................................    3,445      --      3,445
                                                     -------  -------   -------
                                                     $11,468  $(1,385)  $10,083
                                                     =======  =======   =======

   Rent expense for the years ended June 30, 1996, 1997 and 1998, and for the nine months ended March 31, 1998 and 1999, was approximately $105,000, $451,000, $307,000, $246,000, and $1,328,000, respectively.

                        PHONE.COM, INC. AND SUBSIDIARIES

7. Income Taxes

   The differences between the income tax expense (benefit) computed at the federal statutory rate and the Company's tax provision for all periods presented primarily relate to net operating losses not benefited. Income tax expense for the nine months ended March 31, 1999 relates to foreign taxes.

   The individual components of the Company's deferred tax assets are as follows (in thousands):

                                                       June 30,
                                                    ----------------  March 31,
                                                     1997     1998      1999
                                                    -------  -------  ---------
   Accruals and reserves not deductible for tax
    purposes......................................  $    83  $   146  $    352
   Property and equipment.........................       58       15        91
   Capitalized start-up expenditures..............      583      406       307
   Net operating loss carryovers..................    3,761    7,600    12,565
   Research and development credit carryforwards..      169      666       646
   Foreign tax credit carryforward................      --       --        670
                                                    -------  -------  --------
     Total deferred tax assets....................    4,654    8,833    14,631
   Valuation allowance............................   (4,654)  (8,833)  (14,631)
                                                    -------  -------  --------
     Net deferred tax assets......................  $   --   $   --   $    --
                                                    =======  =======  ========

   In light of the Company's recent history of operating losses, the Company has provided a valuation allowance for all of its deferred tax assets as it is presently unable to conclude that it is more likely than not that the deferred tax assets will be realized.

   As of March 31, 1999, the Company has a net operating loss carryover for federal and California income tax purposes of approximately $31,000,000. In addition, the Company had federal and California research and development credit carryforwards of approximately $367,000 and $279,000, respectively. The Company's federal net operating loss and research and development credit carryforwards will expire in the year 2011 through 2019 if not utilized. The Company's California net operating loss carryforwards will expire in the year 2004. The state research and development credit can be carried forward indefinitely. The Company also has a foreign tax credit carryforward of $670,000 which expires in the year 2004.

   Federal and California tax laws impose substantial restrictions on the utilization of net operating loss and tax credit carryforwards in the event of an "ownership change" as defined in Internal Revenue Code Section 382. If the Company has an ownership change, the Company's ability to utilize the above mentioned carryforwards could be significantly reduced.

8. Geographic, Segment and Significant Customer Information

   During 1999 the Company adopted the provision of SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information. SFAS No. 131 establishes standards for the reporting by public business enterprises of information about operating segments, products and services, geographic areas, and major customers. The method for determining what information to report is based on the way that management organizes the operating segments within the Company for making operational decisions and assessments of financial performance.

   The Company's chief operating decision maker is considered to be the Company's Chief Executive Officer ("CEO"). The CEO reviews financial information presented on a consolidated basis accompanied by disaggregated information about revenues by geographic region and by product for purposes of making

                        PHONE.COM, INC. AND SUBSIDIARIES
operating decisions and assessing financial performance. Therefore, the Company operates in a single operating segment: Software that enables the delivery of Internet-based services to mass-market wireless telephones and related services. The disaggregated information reviewed on a product basis by the CEO is as follows (in thousands):

                                                                     Nine months
                                                    Year ended June     ended
                                                          30,         March 31,
                                                   ----------------- -----------
                                                   1996  1997  1998  1998  1999
                                                   ----- ---- ------ ---- ------
  Revenue:
   UP.Link Server Suite........................... $ --  $187 $1,335 $718 $2,382
   UP.Browser.....................................   --   105    870  206  2,934
   Consulting services............................   --   --     --   --   1,401
                                                   ----- ---- ------ ---- ------
                                                   $ --  $292 $2,205 $924 $6,717
                                                   ===== ==== ====== ==== ======

   The Company markets its products primarily from its operations in the United States. International sales are primarily to customers in Asia Pacific and Europe. Information regarding the Company's revenues in different geographic regions is as follows (in thousands):

                                                                     Nine months
                                                    Year Ended June     Ended
                                                          30,         March 31,
                                                   ----------------- -----------
                                                   1996  1997  1998  1998  1999
                                                   ----- ---- ------ ---- ------
  North America..................................  $ --  $272 $1,220 $811 $2,425
  Europe.........................................    --    20    513   80  2,221
  Asia Pacific...................................    --   --     472   33  2,071
                                                   ----- ---- ------ ---- ------
                                                   $ --  $292 $2,205 $924 $6,717
                                                   ===== ==== ====== ==== ======

   Significant customer information is as follows:


                                        % of Total Revenue
                                      -----------------------------
                                                      Nine months       % of Total
                                      Year ended         ended           Accounts
                                       June 30,        March 31,       Receivable
                                      -------------   -------------   --------------
                                      1997    1998    1998    1999    March 31, 1999
                                      -----   -----   -----   -----   --------------
  Customer A.........................    20%     22%     44%     14%         7%
  Customer B.........................   --       18%      1%      8%        12%
  Customer C.........................    30%    --      --      --         --
  Customer D.........................    19%      1%      3%    --         --
  Customer E.........................    10%      2%    --      --         --
  Customer F.........................   --        2%    --       11%         3%
  Customer G.........................   --      --      --       13%       --

   Revenues aggregating 41%, 37%, 64%, and 32% of total revenues for the years ended June 30, 1997 and 1998, and the nine months ended March 31, 1998 and 1999, respectively, were generated from customers who are also stockholders of the Company, and whose ownership percentages ranged from 0.3% to 3.9% as of March 31, 1999.

[Description of graphics and text on inside back cover page:]

Unwired Planet works with technology providers, wireless telephone manufacturers, Internet content providers, corporate application developers and value added resellers.

[Unwired Planet logo in the center of concentric circles. The concentric circles are labeled "Value Added Resellers," "Technology Providers," "Wireless Telephone Manufacturers," "Internet Content Providers" and "Corporate Application Developers." Each circle contains the logos of companies in the labeled category.]

                        [LOGO OF PHONE.COM APPEARS HERE]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee and the Nasdaq National Market listing fee.

                                                                     Amount to
                                                                      be Paid
                                                                     ----------
     SEC registration fee........................................... $   19,182
     NASD filing fee................................................      6,020
     Nasdaq National Market listing fee.............................     95,000
     Printing and engraving expenses................................    200,000
     Legal fees and expenses........................................    375,000
     Accounting fees and expenses...................................    350,000
     Blue Sky qualification fees and expenses.......................      5,000
     Transfer Agent and Registrar fees..............................     15,000
     Miscellaneous fees and expenses................................     34,798
                                                                     ----------
       Total........................................................ $1,100,000
                                                                     ==========

Item 14. Indemnification of Directors and Officers

   Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended. Our amended and restated certificate of incorporation provides for indemnification of its directors and officers to the maximum extent permitted by the Delaware General Corporation Law, and our bylaws provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. In addition, we have entered into indemnification agreements with our directors and officers containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements may require us, among other things, to indemnify our directors against certain liabilities that may arise by reason of their status or service as directors, other than liabilities arising from willful misconduct of culpable nature, to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' insurance if available on reasonable terms. Reference is also made to Section 7 of the underwriting agreement contained in Exhibit 1.1 hereto, indemnifying our officers and directors against certain liabilities.

Item 15. Recent Sales of Unregistered Securities

  (a) Since January 1, 1996, we have issued and sold, without payment of any selling commission to any person, except as noted below, the following unregistered securities:

  (1) Prior to completion of this offering, we effected a two-for-three reverse stock split of our outstanding convertible preferred and common stock in which each three outstanding shares of convertible preferred stock was split into two shares of convertible preferred stock and each three outstanding shares of common stock was split into two shares of common stock.

  (2) In October 1996, we issued and sold shares of Series C preferred stock convertible into an aggregate of 2,538,766 shares of common stock to six venture capital funds and three strategic partners for an aggregate purchase price of $9,674,983.

  (3) In January and February 1998, we issued and sold shares of Series D preferred stock convertible into an aggregate of 6,444,877 shares of common stock to 19 venture capital funds, five strategic partners and two individuals for an aggregate purchase price of $32,748,354. Deutsche Morgan Grenfell acted as placement agent in connection with this sale, for which it received usual and customary placement agent fees.

  (4) In March 1999, we issued and sold shares of Series E preferred stock convertible into an aggregate of 2,458,543 shares of common stock to a total of one venture capital fund, five strategic partners and one individual investor for an aggregate purchase price of $17,799,114. Credit Suisse First Boston Corporation acted as placement agent in connection with this sale, for which it received usual and customary placement agent fees.

  (5) As of March 15, 1999, 1,589,734 shares of common stock had been issued to our employees and consultants upon exercise of options or pursuant to restricted stock purchase agreements and 3,321,346 shares of common stock were issuable upon exercise of outstanding options under our 1995 and 1996 stock plans.

  (b) There were no underwritten offerings employed in connection with any of the transactions set forth in Item 15(a).

  The issuance described in Item 15(a)(1) was exempt from registration under
Section 2(3) of the Securities Act on the basis that such transaction did not involve a "sale" of securities. The issuances described in Items 15(a)(2) through 15(a)(4) were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) thereof as transactions by an issuer not involving any public offering. The issuances described in Items 15(a)(5) were deemed to be exempt from registration under the Securities Act in reliance upon Rule 701 promulgated thereunder in that they were offered and sold either pursuant to written compensatory benefit plans or pursuant to a written contract relating to compensation, as provided by Rule 701. In addition, such issuances were deemed to be exempt from registration under
Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends where affixed to the securities issued in such transactions. All recipients had adequate access, through their relationships with us, to information about Phone.com.

Item 16. Exhibits and Financial Statement Schedules

   (a) Exhibits

 Number                             Exhibit Title
 ------                             -------------
  1.1+   Form of Underwriting Agreement (Subject to Negotiation).
         Amended and Restated Certificate of Incorporation of the Registrant
  3.1+   prior to June 7, 1999.
  3.2+   Form of Amended and Restated Certificate of Incorporation of the
         Registrant, to be filed and effective upon completion of this offering.
  3.3+   Amended and Restated Bylaws of the Registrant.
         Certificate of Amendment of Certification of Incorporation of
  3.4*** Registrant.
  3.5+   Amended and Restated Certificate of Incorporation of Registrant
         effective as of June 7, 1999.
  4.1+   Form of the Registrant's Common Stock Certificate.
  5.1+   Opinion of Venture Law Group, a Professional Corporation.
 10.1+   Form of Indemnification Agreement.
 10.2+   1995 Stock Plan, as amended, and form of stock option agreement and restricted stock purchase agreement.

  Number                               Exhibit Title
  ------                               -------------
 10.3+     1996 Stock Plan and form of stock option agreement and restricted stock purchase agreement.
 10.4+     1999 Employee Stock Purchase Plan and form of subscription agreement.
 10.5+     1999 Directors' Stock Option Plan and form of stock option agreement.
 10.6+     Fourth Amended and Restated Investor Rights Agreement dated March
           12, 1999.
 10.7+     Voting Agreement dated January 23, 1998 and amendment thereto.
 10.8+     Lease Agreement dated March 10, 1998 for offices at 800 Chesapeake by and between Registrant and Seaport Centre Associates, LLC.
 10.9+     Form of Change of Control Severance Agreement between the Registrant and the Registrant's Named Executive Officers.
 10.10+    Relocation Agreement dated December 23, 1996 between the Registrant and Charles Parrish.
 10.11+    Warrant Agreements to Purchase Series C Preferred Stock dated May
           29, 1997 and July 17, 1997 by and between the Registrant and
           Comdisco, Inc.
 10.12+    Letter Agreement dated August 18, 1997 with Malcolm Bird.
 10.13+    Incentive Compensation Plan for Malcolm Bird dated January 27, 1999.
 10.14**+  OEM Master License Agreement with RSA Data Security dated December
           2, 1996.
 10.15+    Incentive Compensation Plan for Maurice Jeffery dated March 19,
           1999.
 10.16**++ Software License and Support Agreement dated as of May 1, 1996, with
           AT&T Wireless Services, Inc., as amended.
 10.17**++ Client License Agreement dated as of January 1, 1999, with
           Matsushita Communication Industrial Co., Ltd.
 21+       Subsidiaries of the Registrant.
 23.1      Consent of Independent Accountants.
 23.2+     Consent of Counsel (included in Exhibit 5.1).
 24.1+     Power of Attorney.
 27.1+     Financial Data Schedule.
 99.1+     Letter dated April 30, 1999 from Dataquest, a division of Gartner
           Group, Inc.
 99.2+     Letter dated May 3, 1999 from International Data Corporation.

---------------------
  + Previously filed.
 ++ Supersedes previously filed exhibit.
  * To be supplied by amendment.
 ** Confidential treatment has been requested with respect to this exhibit. *** Exhibit 3.4 has been withdrawn.

  (b) Financial Statement Schedules

  Financial statement schedules are omitted because the information called for is not required or is shown either in the consolidated financial statements or the notes thereto.

Item 17. Undertakings

  The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1), or (4), or 497(h) under the Act shall be deemed to be a part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrant has duly caused this Amendment to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood City, State of California, on June 10, 1999.

                                          PHONE.COM, INC.

                                                    /s/ Alan Black
                                          By: _________________________________
                                                         Alan Black
                                                  Chief Financial Officer

   Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated:

              Signature                          Title                Date
              ---------                          -----                ----

                  *                    Chief Executive Officer    June 10, 1999
______________________________________  and Chairman (Principal
           (Alain Rossmann)             Executive Officer)

          /s/ Alan Black               Vice President, Finance    June 10, 1999
______________________________________  and Administration, Chief
             (Alan Black)               Financial Officer and
                                        Treasurer (Principal
                                        Financial and Accounting
                                        Officer)

                  *                    Director                   June 10, 1999
______________________________________
            (Roger Evans)

                  *                    Executive Vice President   June 10, 1999
______________________________________  and Director
          (Charles Parrish)

                  *                    Director                   June 10, 1999
______________________________________
           (David Kronfeld)

                  *                    Director                   June 10, 1999
______________________________________
          (Andrew Verhalen)

                  *                    Director                   June 10, 1999
______________________________________
             (Reed Hundt)

      /s/ Alan Black
*By: ____________________________
          Alan Black
      (Attorney-in-Fact)

                                 EXHIBIT INDEX

  Number                               Exhibit Title
  ------                               -------------
  1.1+     Form of Underwriting Agreement (Subject to Negotiation).
  3.1+     Amended and Restated Certificate of Incorporation of the Registrant
           prior to June 7, 1999.
  3.2+     Form of Amended and Restated Certificate of Incorporation of the
           Registrant, to be filed and effective upon completion of this offering.
  3.3+     Amended and Restated Bylaws of the Registrant.
  3.4***   Certificate of Amendment of Certification of Incorporation of
           Registrant.
  3.5+     Amended and Restated Certificate of Incorporation of Registrant
           effective as of June 7, 1999.
  4.1+     Form of the Registrant's Common Stock Certificate.
  5.1+     Opinion of Venture Law Group, a Professional Corporation.
 10.1+     Form of Indemnification Agreement.
 10.2+     1995 Stock Plan, as amended, and form of stock option agreement and restricted stock purchase agreement.
 10.3+     1996 Stock Plan and form of stock option agreement and restricted stock purchase agreement.
 10.4+     1999 Employee Stock Purchase Plan and form of subscription agreement.
 10.5+     1999 Directors' Stock Option Plan and form of stock option agreement.
 10.6+     Fourth Amended and Restated Investor Rights Agreement dated March
           12, 1999.
 10.7+     Voting Agreement dated January 23, 1998 and amendment thereto.
 10.8+     Lease Agreement dated March 10, 1998 for offices at 800 Chesapeake by and between Registrant and Seaport Centre Associates, LLC.
 10.9+     Form of Change of Control Severance Agreement between the Registrant and the Registrant's Named Executive Officers.
 10.10+    Relocation Agreement dated December 23, 1996 between the Registrant and Charles Parrish.
 10.11+    Warrant Agreements to Purchase Series C Preferred Stock dated May
           29, 1997 and July 17, 1997 by and between the Registrant and
           Comdisco, Inc.
 10.12+    Letter Agreement dated August 18, 1997 with Malcolm Bird.
 10.13+    Incentive Compensation Plan for Malcolm Bird dated January 27, 1999.
 10.14**+  OEM Master License Agreement with RSA Data Security dated December
           2, 1996.
 10.15+    Incentive Compensation Plan for Maurice Jeffery dated March 19,
           1999.
 10.16**++ Software License and Support Agreement dated as of May 1, 1996, with
           AT&T Wireless Services, Inc., as amended.
 10.17**++ Client License Agreement dated as of January 1, 1999, with
           Matsushita Communication Industrial Co., Ltd.
 21+       Subsidiaries of the Registrant.
 23.1      Consent of Independent Accountants.
 23.2+     Consent of Counsel (included in Exhibit 5.1).
 24.1+     Power of Attorney.
 27.1+     Financial Data Schedule.
 99.1+     Letter dated April 30, 1999 from Dataquest, a division of Gartner
           Group, Inc.
 99.2+     Letter dated May 3, 1999 from International Data Corporation.

---------------------
  + Previously filed.
 ++ Supersedes previously filed exhibit.
  * To be supplied by amendment.
 ** Confidential treatment has been requested with respect to this exhibit. *** Exhibit 3.4 has been withdrawn.